As filed with the Securities and Exchange Commission on July 27, 2005.
                                                     Registration No. 333-116048
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         Post-Effective Amendment No. 2
                                       To
                                    Form S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Crimson Exploration Inc.
             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------
         Delaware                        1311                    87-0444770
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(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)      Classification Code     Identification No.)
                                          Number)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      Jim C. Bigham
                                                Vice President and Secretary
      Crimson Exploration Inc.             480 N. Sam Houston Parkway, Suite 300
480 N. Sam Houston Parkway, Suite 300               Houston, Texas 77060
       Houston, Texas 77060                      Telephone: (281) 820-1919
--------------------------------------------------------------------------------
(Address, including zip code, and       (Name, address, including zip code, and
 telephone number, including area        telephone number, including area code,
 code, of registrant's principal                  of agent for service)
        executive offices)
--------------------------------------------------------------------------------
                                   Copies To:
                      ------------------------------------
                                  Julien Smythe
                       Akin Gump Strauss Hauer & Feld LLP
                        1111 Louisiana Street, 44th Floor
                              Houston, Texas 77002
                            Telephone: (713) 220-5800
                      ------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as selling shareholders may decide.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. : |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 is being filed by Crimson Exploration Inc., a Delaware corporation (the "Registrant"), the successor registrant to GulfWest Energy Inc., a Texas corporation (the "Texas Corporation"). This Post-Effective Amendment No. 2 is being filed with the Securities and Exchange Commission (the "Commission") as the result of the reincorporation merger (the "Reincorporation") that became effective on June 29, 2005. The Reincorporation was effected by a merger of the Texas Corporation with and into the Registrant, which, prior to effecting the Reincorporation, was a wholly-owned subsidiary of the Texas Corporation.

     Pursuant to the terms of the Agreement and Plan of Merger between the Registrant and the Texas Corporation, each outstanding share of Class A common stock was automatically converted into one share of the Registrant's common stock, and each share of each series of preferred stock of the Texas Corporation was automatically converted into one share of the corresponding series of the Registrant's preferred stock, in each case at the time the Reincorporation became effective. Each stock certificate representing issued and outstanding shares of capital stock of the Texas Corporation continues to represent the same number and kind of shares of capital stock of the Registrant. The Registrant assumed all unexercised and unexpired options and warrants of the Texas corporation outstanding at the effective time of the Reincorporation, which now represent the right to receive shares of the Registrant's common stock upon exercise. The Texas Corporation's Class A common stock was quoted on the Over-the-Counter Bulletin Board, and the Registrant's common stock continues to be quoted on the Over-the-Counter Bulletin Board under the symbol "CXPI".

     The Reincorporation was approved by the shareholders of the Texas Corporation at the annual meeting of shareholders of the Texas Corporation held on June 1, 2005 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, as the successor registrant to the Texas Corporation, hereby expressly adopts the Registration Statement of the Texas Corporation on Form S-1, Registration Statement No. 333-116048, as its own Registration Statement for all purposes of the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporation.

                   Subject to Completion, Dated July 25, 2005
                               P R O S P E C T U S

                            CRIMSON EXPLORATION INC.


           18,861,799 Shares of Crimson Exploration Inc. Common Stock
                                 (the "Shares")



          This prospectus relates to the resale of up to 18,861,799 Shares issuable to certain selling shareholders assuming the exercise of warrants or conversion of certain preferred stock by those shareholders. This offering is not being underwritten. The selling shareholders have advised us that they will sell the shares from time to time in the open market, in privately negotiated transactions or a combination of these methods at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commission, brokerage fees and related expenses.

          Our common stock is traded over-the-counter under the symbol "CXPI". On July 25, 2005, the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $0.99 per share.

                                ----------------

          Investing in our stock involves a high degree of risk. Please see "Risk Factors" beginning on page 10 for a discussion of certain factors that you should consider before investing.

                                ----------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      The date of this prospectus is , 2005

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1

WHERE YOU CAN FIND ADDITIONAL INFORMATION......................................7

RISK FACTORS...................................................................9

CAPITALIZATION................................................................15

DIVIDEND POLICY...............................................................15

FORWARD-LOOKING STATEMENTS....................................................16

MARKET PRICE OF COMMON STOCK..................................................17

SELLING SHAREHOLDERS..........................................................18

PLAN OF DISTRIBUTION..........................................................22

SELECTED HISTORICAL FINANCIAL DATA............................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................25

BUSINESS AND PROPERTIES.......................................................35

MANAGEMENT....................................................................44

EXECUTIVE COMPENSATION........................................................47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................55

DESCRIPTION OF SECURITIES.....................................................57

GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS..................................64

LEGAL MATTERS.................................................................66

EXPERTS.......................................................................66

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. The following summary does not contain all of the information that may be important. You should read the detailed information appearing elsewhere in this prospectus before making an investment decision. Certain terms that we use in our industry are italicized and defined in the "Glossary of Industry Terms and Abbreviations". Unless otherwise indicated, all references to "Crimson Exploration", the "Company", "we", "us" and "our" refer to Crimson Exploration Inc., its predecessor GulfWest Energy Inc. and our subsidiaries.

Our Business

     We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore producing regions of the United States. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in undeveloped and underdeveloped crude oil and natural gas properties.

     Since we made our first significant acquisition in 1993, we have substantially increased our ownership in producing properties and our crude oil and natural gas reserves through a combination of acquisitions and the further exploitation and development of our properties. At December 31, 2004, our part of the estimated proved reserves these properties contained was approximately
3.0 million barrels (MBbl) of oil and 29.1 billion cubic feet (Bcf) of natural gas with an estimated Net Present Value discounted at 10% (PV-10) of $114.1 million. At present, all of our properties are located on land in Texas, Colorado, Louisiana and Mississippi, except for the property in the shallow inland boundaries of Grand Lake, Louisiana. In the future, we plan to expand by acquiring additional properties in those areas, and in similar properties located in other producing regions of the United States, including the shallow waters of the Gulf of Mexico.

     Our operations are considered to fall within a single industry segment, which is the acquisition, development, production and servicing of crude oil and natural gas properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Company

     We were formed as a corporation under the laws of the State of Utah in 1987 as Gallup Acquisitions, Inc., and subsequently changed our name to First Preference Fund, Inc. in 1992. We became a Texas corporation by a merger effected in July 1992, in which our name became GulfWest Oil Company. On May 21, 2001, we changed our name to GulfWest Energy Inc. On June 29, 2005 we became a Delaware corporation by merger in which our name became Crimson Exploration Inc. Our common stock is traded over-the-counter (OTC) under the symbol "CXPI".

     Our principal office is located at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 and our telephone number is (281) 820-1919.

Recent Transactions

     April 2004 Financing

     On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 to retire existing debt of $27,584,145, resulting in forgiveness of debt of $12,475,612, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000. (This preferred stock, at the request of the Company, was transferred to a financial advisor to the Company and to two companies affiliated with two directors of the Company. See "Certain Relationships and Related Transactions.") This taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note was eighteen months and it bore interest at the prime rate plus 11%. This rate would increase by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our common stock at an exercise price of $.01 per share, expiring in five years. The warrants were subject to anti-dilution provisions. In connection with the February 2005 transactions described below, the anti-dilution provisions were amended such that additional issuances of stock (other than issuances to all holders) would not trigger an adjustment to the number of shares issuable upon exercise of the warrants. We are required by the terms of the warrants to register the resale of the common stock underlying the warrants, and those shares are offered by this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." All of the lenders have exercised their warrants for all 2,035,621 shares of common stock underlying their warrants by "cashless" exercise resulting in the receipt of 2,018,224 shares of common stock.

     Simultaneously, our wholly-owned subsidiary, GulfWest Oil & Gas Company, completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. The Series A Preferred Stock was exchangeable into our common stock based on a liquidation value of $500 per share of Series A Preferred Stock divided by $.35 per share of our common stock, or 11,428,571 shares. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our former directors acquired $1,500,000 of the Series A Preferred Stock. The resale of the shares of common stock received upon exchange of the Series A Preferred Stock for common stock or upon conversion of the Series H Preferred Stock into which certain of the shares of Series A Preferred Stock converted into on or prior to March 15, 2005 is offered by this prospectus.

     Pursuant to an agreement with the financial advisor, who provided access to the lenders and raised $1,900,000 of the Series A Preferred Stock, we paid the following: a cash fee of $400,000, at closing of the transaction; $250,000 in cash, payable $10,000 per month for 25 months; and $500,000 issued in Series A Preferred Stock (as mentioned above). In addition, the financial advisor received 400 shares of our Series F Preferred Stock from a former lender.

     Of the $21,500,000 total cash raised, we used $15,700,000 to pay existing debt and $1,580,000 to pay fees and commissions, leaving $4,220,000 available for capital expenditures and working capital.

     On January 7, 2005 we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005. We issued 29,100 shares of our common stock in connection with this amendment.

     February 2005 Preferred Stock Offering

     On February 28, 2005 we closed two offerings of preferred stock exempt from registration under Section 4(2) of the Securities Act of 1933. OCM GW Holdings, LLC, an affiliate of Oaktree Capital Management, LLC, its ultimate parent (see "Security Ownership of Certain Beneficial Owners and Management"), purchased 81,000 shares of Series G Convertible Preferred Stock, par value $0.01 per share, for a purchase price of $40,500,000. OCM GW Holdings also purchased 2,000 shares of GulfWest Oil & Gas Company's Series A Preferred Stock, par value $0.01 per share, for a purchase price of $1,500,000.

     Net proceeds of the offerings of approximately $38 million after expenses were used for the repayment of debt and other liabilities and for general corporate purposes. Approximately $20.8 million of proceeds went towards paying off the April 2004 credit agreement. Approximately $8.7 million went towards payment in full of two promissory notes, a credit agreement and revolving loan agreement with two banks. In addition, we used the proceeds from the offerings to pay $675,203 in accrued and unpaid dividends on our preferred stock. Approximately $1.5 million of the proceeds went towards investment banking and related fees.

     We and OCM GW Holdings entered into a Shareholders Rights Agreement on February 28, 2005 providing OCM GW Holdings with up to four demand registrations with respect to shares of Series G Preferred Stock and common stock upon the request of holders holding 50% or more of the registrable securities on an as converted basis, and unlimited piggyback registration rights. OCM GW Holdings is entitled to receive monthly financial reports, an annual business plan and operating budget, periodic filings and other information about us and, in addition, the agreement provides OCM GW Holdings with board observation rights. The Shareholders Rights Agreement subjects us to various restrictive covenants affecting the operation of our business. Further, OCM GW Holdings has a right of first refusal to purchase any additional securities proposed to be purchased by a third party from us.

     We also entered into an Omnibus and Release Agreement with OCM GW Holdings and certain other shareholders on February 28, 2005, which prohibits those shareholders from, directly or indirectly, entering into any swap, option, future, forward or other similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our newly authorized Series H Preferred Stock issuable upon exchange of our Series A Preferred Stock or common stock, although such holders may sell our common stock or, after February 28, 2007, the Series H Preferred Stock. After February 28, 2007, OCM GW Holdings and its affiliates have a right of first refusal to acquire any Series H Preferred Stock if a third party offers to acquire that stock, and the signatories to the Omnibus and Release Agreement have piggyback registration rights with respect to certain of the common stock held by them or issuable as a dividend. The restrictions imposed upon the shareholders that have executed the Omnibus and Release Agreement do not apply to shares of common stock owned by these shareholders, whether received upon conversion of the Series H Preferred Stock or otherwise, except as disclosed above.

     As part of the transactions described above, we authorized two new series of preferred stock and amended the terms of certain of our preferred stock. The newly authorized Series G Preferred Stock purchased by Holdings ranks senior to all other classes of capital stock. The Series G Preferred Stock provides for an 8% cumulative cash dividend, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, which will accrue but not be paid until the dividend owing April 1, 2009 is required to be paid, at which time we will commence quarterly dividend payments. Deferred dividends may be paid to the extent the board of directors elects to do so. Accrued dividends on the Series G Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time. The Series G Preferred Stock is convertible at any time into our common stock at a conversion price of $0.90 per share, subject to adjustments for stock splits, combinations and the like, as well as subject to an adjustment for damages of $3 million or less arising from our breaches of covenants, representations or warranties under the Series G Preferred Stock subscription agreement or Shareholders Rights Agreement as if the holders of our common stock had received a special cash dividend of the amount of such damages. The Series G Preferred Stock may be redeemed by us after the fourth anniversary of issuance if a share of the underlying common stock trades at a price greater than the $.90 (as adjusted) conversion price for 30 consecutive trading days, at a price per share of Series G Preferred Stock equal to $500 plus accrued and unpaid dividends. In addition, we may be required to redeem the Series G Preferred Stock upon a change of control or if requested by a majority of holders if we breach the document governing the Series G Preferred Stock or if OCM GW Holdings and its affiliates suffer more than $3 million in damages arising from our breaches of covenants, representations or warranties under the Series G Preferred Stock subscription agreement or Shareholders Rights Agreement, provided that prior to the redemption date the holders may convert their shares to common stock. On a fully converted basis, the 81,000 outstanding shares of Series G Preferred Stock would convert into 45 million shares of common stock, or approximately 46.2 million shares including dividends accrued to the nearest dividend payment date.

     As part of the February 2005 transactions the Statement of Resolution governing GulfWest Oil & Gas Company's Series A Preferred Stock was amended to require the holders of the Series A Preferred Stock to exchange all their shares for either approximately 1,429 shares of common stock per share of Series A Preferred Stock or for one share of our newly authorized Series H Convertible Preferred Stock per share of Series A Preferred Stock. If no election was made by a holder of Series A Preferred Stock by March 15, 2005, such holder's shares of Series A Preferred Stock would automatically be exchanged for common stock. Prior to the February 2005 transactions, 50 shares of the Series A Preferred Stock had been exchanged for 71,428 shares of our common stock. By March 15, 2005, five holders holding 6,700 shares of Series A Preferred Stock had elected to exchange their shares of Series A Preferred Stock for Series H Preferred Stock. One such holder affiliated with a director immediately elected to convert its 200 Series H shares to 285,715 shares of common stock, and as of the date of this prospectus an additional 1,250 shares of Series H Preferred Stock have converted into common stock. As of the date of this prospectus there are no issued and outstanding shares of Series A Preferred Stock.

     The Series H Preferred Stock is convertible into common stock at a conversion price of $0.35 a share and ranks junior to the Series G Preferred Stock as to dividends and liquidation but senior to all other outstanding classes of preferred stock of the Company. Holders of the newly authorized Series H Preferred Stock are entitled to quarterly dividends of 10 shares of common stock per share of Series H Preferred Stock, or 40 shares of common stock annually per shares of Series H Preferred Stock. The Series H Preferred Stock may be redeemed by us if we elect to redeem the Series G Preferred Stock, at a price per share of $500. The resale of shares of common stock issued or issuable upon conversion of the Series H Preferred Stock (held by persons other than OCM GW Holdings) and exchange of the Series A Preferred Stock are offered by this prospectus. On a fully converted basis, the 5,250 outstanding shares of Series H Preferred Stock would convert into 7,500,001 shares of common stock.

     Holders of both the Series G Preferred Stock and Series H Preferred Stock vote on an as-converted basis with the holders of the common stock. The Series G Preferred Stock, voting as a class, has the right to elect a majority of our board.

     The Series D Preferred Stock, which does not pay dividends, will remain of equal priority with the Series E Preferred Stock as to liquidation. On a fully converted basis, the 8,000 outstanding shares of Series D Preferred Stock would convert into 500,000 shares of common stock.

     The terms of the Series E Preferred Stock were amended to provide for a 6%, rather than $30, annual dividend, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, payable quarterly. As amended, dividends on the Series E Preferred Stock will accrue but not be paid until March 31, 2009, at which time we will commence quarterly dividend payments. Deferred dividends on the Series E Preferred Stock may be paid to the extent the board of directors elects to do so or dividends on the Series G Preferred Stock are paid for a quarter. Accrued dividends on the Series E Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time. Further, the Series E Preferred stock was amended so that the February 2005 transactions would not trigger the change in control redemption right, although we may be required to redeem the Series E Preferred Stock upon a future change of control, at a price per share of $500 plus accrued and unpaid dividends. On a fully converted basis, the 9,000 outstanding shares of Series E Preferred Stock would convert into 2,250,000 shares of common stock, or approximately 2.4 million shares including dividends accrued to the nearest dividend payment date.

     As required by the terms of the Series F Preferred Stock, we offered to redeem the outstanding shares of Series F Preferred Stock following the February 2005 offerings. However, the remaining 340 shares of Series F Preferred Stock outstanding elected to convert into 170,000 shares of common stock in March 2005, and are offered by this prospectus in addition to the 830,000 shares of common stock that had previously been issued upon conversion of the Series F Preferred Stock.

     On February 28, 2005 effective at the closing of the February 2005 preferred stock transactions, Scott Manolis, Marshall Smith and Thomas Kaetzer resigned as members of our board of directors. Mr. Waggoner and John Loehr remained as directors and B. James Ford, Skardon F. Baker and Allan D. Keel were elected to fill the vacancies resulting from the resignation of such three directors. In addition, Allan D. Keel was appointed Chief Executive Officer and President and E. Joseph Grady was appointed Senior Vice President and Chief Financial Officer.

     June 2005 Reincorporation

     On June 29, 2005, our predecessor, GulfWest Energy Inc., a Texas corporation, merged with and into Crimson Exploration Inc., a Delaware corporation, for the purpose of changing our state of incorporation from Texas to Delaware (the "Reincorporation"). The Reincorporation was accomplished pursuant to an Agreement and Plan of Merger, dated June 28, 2005, which was approved by GulfWest's shareholders at the 2005 Annual Shareholders' Meeting held June 1, 2005. As a result of the Reincorporation, each share of GulfWest common stock was converted into one corresponding and substantially identical share of our common stock, and each share of each series of GulfWest preferred stock was converted into one corresponding and substantially identical share of such series of our preferred stock. All outstanding options, warrants and other rights outstanding at the time of the Reincorporation entitled to receive upon exercise or conversion shares of GulfWest common stock now represent the right to receive an identical number of shares of our common stock. Each certificate representing shares of capital stock of GulfWest now represents the same number and kind of shares of our capital stock. Our common stock initially traded on the Over-the-Counter Bulletin Board under GulfWest's symbol, "GULF," but began trading under the symbol "CXPI" on July 1, 2005.

     July 2005 Credit Agreement

     On July 15, 2005, we entered into a $100 million senior secured revolving credit facility with Wells Fargo Bank, National Association. Borrowings under the new credit facility will be subject to a borrowing base limitation based on our current proved oil and gas reserves. The initial borrowing base is set at $20 million and will be subject to semi-annual redeterminations, with the first redetermination to be December 1, 2005. The facility will be secured by a lien on all our assets, and the assets of our subsidiaries, as well as a security interest in the stock of all our subsidiaries. The credit facility has a term of three years, and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full on June 30, 2008. Proceeds from extensions of credit under the facility will be for acquisitions of oil and gas properties and for general corporate purposes. The facility also provides for the issuance of letters-of-credit up to a $3 million sub-limit. On July 19, 2005, the outstanding balance under our facility was $1.5 million.

     Advances under the facility will be in the form of either base rate loans or Eurodollar loans. The interest rate on the base rate loans fluctuates based upon the higher of (1) the lender's "prime rate" and (2) the Federal Funds rate, plus a margin of 0.50%, plus a margin of between 0.0% and 0.5% depending on the percent of the borrowing base utilized at the time of the credit extension. The interest rate on the Eurodollar loans fluctuates based upon the rate at which Eurodollar deposits in the London Interbank market ("Libor") are quoted for the maturity selected, plus a margin of 1.25% to 2.00% depending on the percent of the borrowing base utilized at the time of the credit extension. Eurodollar loans of one, three and six months may be selected by us. A commitment fee of 0.375% on the unused portion of the borrowing base will accrue, and be payable quarterly in arrears.

     The credit agreement includes usual and customary affirmative covenants for credit facilities of this type and size, as well as customary negative covenants, including, among others, limitation on liens, hedging, mergers, asset sales or dispositions, payments of dividends, incurrence of additional indebtedness, certain leases and investments outside of the ordinary course of business. The credit agreement also requires us to maintain a ratio of current assets to current liabilities of at least 1.0 to 1.0, an interest coverage ratio of EBITDAX (earnings before interest, taxes, depreciation and amortization and exploration expense) to cash interest expense of 3.0 to 1.0 and a tangible net worth of at least $45 million, subject to adjustment based on future results of operations and any sales of equity securities. EBITDAX and tangible net worth are calculated without consideration of unrealized gains and losses related to stock derivatives accounted for under variable accounting rules or to commodity hedges.

Securities Being Offered

     This prospectus covers the resale of our common stock acquired or to be acquired upon conversion or exchange of our Series D, E, F and H Preferred Stock or the Series A Preferred Stock and upon exercise of certain warrants we have issued:

     o 500,000 shares of common stock issuable upon conversion of the Series D Preferred Stock

     o 2,250,000 shares of common stock issuable upon conversion of the Series E Preferred Stock

     o 1,000,000 shares of common stock previously issued upon conversion of the Series F Preferred Stock

     o 4,642,859 shares of common stock issuable upon conversion of the Series H Preferred Stock

     o 2,071,429 shares of common stock previously issued upon conversion of the Series H Preferred Stock

     o 4,714,287 shares of common stock previously issued upon exchange of the Series A Preferred Stock

     o    1,665,000 shares of common stock issuable upon exercise of warrants

     o 2,018,224 shares of common stock previously issued upon exercise of warrants.

     As of July 25, 2005, there were 103,250 shares of preferred stock issued and outstanding in four series, including 8,000 shares of Series D Preferred Stock, 9,000 shares of Series E Preferred Stock, 81,000 shares of Series G Preferred Stock and 5,250 shares of Series H Preferred Stock (collectively, "Preferred Stock"). All the shares of our predecessor's Series F Preferred Stock have elected to convert into 1,000,000 shares of common stock offered by this prospectus. Shares issuable upon conversion of the Series G Preferred Stock are not covered by this prospectus. The 8,000 shares of Series D Preferred Stock are held by a former director, as are the 9,000 shares of Series E Preferred Stock. See "Certain Relationships and Related Transactions." The 81,000 shares of Series G Preferred Stock are held by OCM GW Holdings and a limited number of transferees, including an officer, and the 5,250 shares of Series H Preferred Stock are held by OCM GW Holdings, a former director and nine other investors. The shares of common stock issuable upon conversion of the Series H Preferred Stock held by OCM GW Holdings are not covered by this prospectus. On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock, or approximately 2.4 million shares of common stock including accrued dividends on the Series E Preferred Stock to the nearest dividend payment date. On a fully converted basis, the 5,250 shares of Series H Preferred Stock outstanding would convert to 7,500,001 shares of common stock. Currently, approximately 7.8 million shares of common stock to be offered by this prospectus have been issued upon conversion or exchange of preferred stock.

     Since 1996 we have occasionally issued warrants to employees, consultants and directors as additional compensation. The warrants currently outstanding and included in this prospectus have an exercise price of $0.75 per share and entitle the warrant holders to purchase up to 840,000 shares of common stock. The warrants exercisable for common stock offered by this prospectus contain certain anti-dilution provisions and have expiration dates from August 16, 2006 to December 1, 2006.

     Additionally, warrants have occasionally been issued to lenders or guarantors on loans to us as additional consideration for entering into the loans or guaranties. These warrants have an exercise price of $.75 per warrant and entitle the warrant holders to purchase up to 825,000 shares of common stock and are in addition to the warrants exercised for 2,018,224 shares of common stock issued to our former lenders. A former director of the Company has 625,000 of these warrants. The warrants contain certain anti-dilution provisions and have expiration dates ranging from October 15, 2005 to August 16, 2006.

     As of July 25, 2005, warrants exercisable for 300,000 shares of common stock initially covered by this prospectus have expired. This prospectus does not cover shares of common stock underlying warrants issued after July 15, 2004.

Summary of the Offering

     This prospectus relates to the resale of an aggregate of up to 18,861,799 shares of our common stock (the "Shares") issuable or issued to certain selling shareholders, assuming the conversion and exchange of the preferred stock described above, to the extent not already converted or exchanged, and the exercise of the warrants described above. The selling shareholders may offer to sell the Shares at fixed prices, at prevailing market prices at the time of sale, or at varying negotiated prices. We will not receive any proceeds from the resale of Shares by the holders thereof.

     As of July 25, 2005 the total number of shares of our common stock outstanding was 28,835,699, inclusive of shares of common stock underlying shares of preferred stock that have converted or whose holders have elected to convert to common stock, or whose shares were automatically exchanged into common stock, prior to the date of this prospectus, but otherwise not including the shares reserved for issuance upon the conversion and exchange of the preferred stock and the exercise of the warrants described above.

     On July 25, 2005 , the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $0.99 per share.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1, as amended, to register the shares of common stock being offered by this prospectus. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Prospective purchasers may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference facilities in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services, and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statement or in exhibits to the registration statement.

                                  RISK FACTORS

     Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information in this prospectus before making an investment in our stock. Any of the following risks could cause the trading price of the Shares to decline.

     Our success depends heavily upon our ability to market our crude oil and natural gas production at favorable prices.

     In recent decades, there have been both periods of worldwide overproduction and underproduction of crude oil and natural gas, and periods of increased and relaxed energy conservation efforts. Such conditions have resulted in excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. At other times, there has been short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. These changes have resulted in dramatic price fluctuations.

     We may borrow funds to finance capital expenditures and for other purposes which could possibly have important consequences to our shareholders, including the following:

          (i) Our indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired;

          (ii) Funds available for our operations and general corporate purposes or for capital expenditures will be reduced as a result of the dedication of a portion of our consolidated cash flow from operations to the payment of the principal and interest on our indebtedness;

          (iii) We may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage;

          (iv) The agreements governing our long-term indebtedness and bank loans may contain restrictive financial and operating covenants;

          (v) An event of default (not cured or waived) under financial and operating covenants contained in our debt instruments could occur and have a material adverse effect;

          (vi) Certain of the borrowings under our debt agreements could have floating rates of interest, which would cause us to be vulnerable to increases in interest rates; and

          (vii) Our degree of leverage could make us more vulnerable to a downturn in general economic conditions.

     Failure to comply with the covenants in our senior secured revolving credit facility could be an event of default and could accelerate our payment obligations.

     We have incurred net losses in the past and there can be no assurance that we will be profitable in the future.

     We have incurred net losses in three of the last five fiscal years. We cannot assure you that our current level of operating results will continue or improve. Our activities could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

     Our future operating results may fluctuate significantly depending upon a number of factors, including industry conditions, prices of crude oil and natural gas, rates of production, timing of capital expenditures and drilling success. These variables could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

     Estimates of crude oil and natural gas reserves depend on many assumptions that may turn out to be inaccurate.

     Estimates of our proved reserves for crude oil and natural gas and the estimated future net revenues from the production of such reserves rely upon various assumptions, including assumptions as to crude oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating crude oil and natural gas reserves is complex and imprecise.

     Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves may vary substantially from the estimates we obtain from reserve engineers. Any significant variance in these assumptions could materially affect the estimated quantities and present value of reserves we have set forth. In addition, our proved reserves may be subject to downward or upward revision due to factors that are beyond our control, such as production history, results of future exploration and development, prevailing crude oil and natural gas prices and other factors.

     Approximately 22% of our total estimated proved reserves at December 31, 2004 were proved undeveloped reserves, which are by their nature less certain.

     Recovery of such reserves requires significant capital expenditures and successful drilling operations. The reserve data set forth in the reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to our crude oil and natural gas reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated.

     You should not interpret the present value referred to in this prospectus as the current market value of our estimated crude oil and natural gas reserves.

     In accordance with Securities and Exchange Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower.

     The estimates of our proved reserves and the future net revenues from which the present value of our properties is derived were calculated based on the actual prices of our various properties on a property-by-property basis at December 31, 2004. The average sales prices of all properties were $40.41 per barrel of oil and $5.89 per thousand cubic feet (Mcf) of natural gas at that date.

     Actual future net cash flows will also be affected by increases or decreases in consumption by crude oil and natural gas purchasers and changes in governmental regulations or taxation. The timing of both the production and the incurring of expenses in connection with the development and production of crude oil and natural gas properties affect the timing of actual future net cash flows from proved reserves. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

     Except to the extent that we acquire properties containing proved reserves or conduct successful development or exploitation activities, our proved reserves will decline as they are produced.

     In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Our future crude oil and natural gas production is highly dependent upon our success in finding or acquiring additional reserves.

     The business of acquiring, enhancing or developing reserves requires considerable capital.

     Our ability to make the necessary capital investment to maintain or expand our asset base of crude oil and natural gas reserves could be impaired to the extent that cash flow from operations is reduced and external sources of capital become limited or unavailable. In addition, we cannot be sure that our future acquisition and development activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

     Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control.

     These risks include (i) the possibility that no commercially productive oil or gas reservoirs will be encountered; and, (ii) that operations may be curtailed, delayed or canceled due to title problems, weather conditions, governmental requirements, mechanical difficulties, or delays in the delivery of drilling rigs and other equipment that may limit our ability to develop, produce and market our reserves. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment in such new wells.

     Drilling for crude oil and natural gas may not be profitable.

     Any wells that we drill may be dry wells or wells that are not sufficiently productive to be profitable after drilling. Such wells will have a negative impact on our profitability. In addition, our properties may be susceptible to drainage from production by other operators on adjacent properties.

     Our industry experiences numerous operating risks that could cause us to suffer substantial losses.

     Such risks include fire, explosions, blowouts, pipe failure and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. We could also suffer losses due to personnel injury or loss of life; severe damage to or destruction of property; or environmental damage that could result in clean-up responsibilities, regulatory investigation, penalties or suspension of our operations. In accordance with customary industry practice, we maintain insurance policies against some, but not all, of the risks described above. Our insurance policies may not adequately protect us against loss or liability. There is no guarantee that insurance policies that protect us against the many risks we face will continue to be available at justifiable premium levels.

     As owners and operators of crude oil and natural gas properties, we may be liable under federal, state and local environmental regulations for activities involving water pollution, hazardous waste transport, storage, disposal or other activities.

     Our past growth has been attributable to acquisitions of producing crude oil and natural gas properties with proved reserves. There are risks involved with such acquisitions.

     The successful acquisition of properties requires an assessment of recoverable reserves, future crude oil and natural gas prices, operating costs, potential environmental and other liabilities, and other factors beyond our control. Such assessments are necessarily inexact and their accuracy uncertain. In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems, nor will it permit us, as the buyer, to become sufficiently familiar with the properties to fully assess their capabilities or deficiencies. We may not inspect every well and, even when an inspection is undertaken, structural and environmental problems may not necessarily be observable.

     When we acquire properties, in most cases, we are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities.

     We generally acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties, and in these situations we cannot assure you that we will identify all areas of existing or potential exposure. In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, we cannot assure you that the seller will be able to fulfill its contractual obligations. In addition, the competition to acquire producing crude oil and natural gas properties is intense and many of our larger competitors have financial and other resources substantially greater than ours. We cannot assure you that we will be able to acquire producing crude oil and natural gas properties that have economically recoverable reserves for acceptable prices.

     We may acquire royalty, overriding royalty or working interests in properties that are less than the controlling interest.

     In such cases, it is likely that we will not operate, nor control the decisions affecting the operations, of such properties. We intend to limit such acquisitions to properties operated by competent parties with whom we have discussed their plans for operation of the properties.

     We will need additional financing in the future to continue to fund our development and exploitation activities.

     We have made and will continue to make substantial capital expenditures in our exploitation and development projects. We intend to finance these capital expenditures with cash flow from operations, existing financing arrangements or new financing. We cannot assure you that such additional financing will be available. If it is not available, our development and exploitation activities may have to be curtailed, which could adversely affect our business, financial condition and results of operations, as was the case in 2004 and 2003.

     The marketing of our natural gas production depends, in part, upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities.

     We could be adversely affected by changes in existing arrangements with transporters of our natural gas since we do not own most of the gathering systems and pipelines through which our natural gas is delivered to purchasers. Our ability to produce and market our natural gas could also be adversely affected by federal, state and local regulation of production and transportation.

     The crude oil and natural gas industry is highly competitive in all of its phases.

     Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of crude oil and natural gas prospects suitable for enhanced production efforts, the obtaining of goods and services from industry providers, and the hiring of experienced personnel. Our competitors in crude oil and natural gas acquisition, development, and production include the major oil companies, in addition to numerous independent crude oil and natural gas companies, individual proprietors and drilling programs.

     Many of these competitors possess and employ financial and personnel resources substantially in excess of those which are available to us and may, therefore, be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than our financial or personnel resources will permit. Our ability to generate reserves in the future will be dependent on our ability to select and acquire suitable producing properties and prospects while competing with these companies.

     The domestic oil industry is extensively regulated at both the federal and state levels. Although we believe we are presently in compliance with all laws, rules and regulations, we cannot assure you that changes in such laws, rules or regulations, or the interpretation thereof, will not have a material adverse effect on our financial condition or the results of our operations.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden on the industry. There are numerous federal and state agencies authorized to issue rules and regulations affecting the oil and gas industry. These rules and regulations are often difficult and costly to comply with and carry substantial penalties for noncompliance.

     State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Most states also have statutes and regulations governing conservation matters, including the unitization or pooling of properties, and the establishment of maximum rates of production from wells. Some states have also enacted statutes prescribing price ceilings for natural gas sold within their states.

     Our industry is also subject to numerous laws and regulations governing plugging and abandonment of wells, discharge of materials into the environment and other matters relating to environmental protection. The heavy regulatory burden on the oil and gas industry increases the costs of our doing business as an oil and gas company, consequently affecting our profitability.

     We have "blank check" preferred stock.

     Our Certificate of Incorporation authorizes the Board of Directors to issue preferred stock without further shareholder action in one or more series and to designate the dividend rate, voting rights and other rights preferences and restrictions. The issuance of preferred stock could have an adverse impact on holders of common stock. Preferred stock is senior to common stock. Additionally, preferred stock could be issued with dividend rights senior to the rights of holders of common stock. Finally, preferred stock could be issued as part of a "poison pill", which could have the effect of deterring offers to acquire us. See "Description of Securities".

     We do not pay dividends on our common stock.

     Our board of directors presently intends to retain all of our earnings for the expansion of our business; therefore we do not anticipate distributing cash dividends on our common stock in the foreseeable future. Any decision of our board of directors to pay cash dividends will depend upon our earnings, financial position, cash requirements and other factors including our senior secured revolving credit facility, which restricts payment of dividends.

     One investor controls us.

     As a result of the February 2005 preferred stock offerings, OCM GW Holdings acquired a controlling interest in us. In addition to the common stock owned by it, OCM GW Holdings has the right to acquire approximately 46.6 million shares of common stock pursuant to conversion of Series G Preferred Stock (and accrued dividends thereon) and Series H Preferred Stock owned by it, which together represent approximately 62% of the outstanding common stock, assuming the conversion of preferred stock (including accrued dividends on the Series G Preferred Stock) held by it. See "Security Ownership of Certain Beneficial Owners and Management." Pursuant to the terms of Series G Preferred Stock, the holders of the Series G Preferred Stock, voting as a class, have the right to elect a majority of our board of directors. Holdings currently owns approximately 95% of the Series G Preferred Stock.

     Mr. J. Virgil Waggoner, a former member of the Board and one of the selling shareholders, owns 9,585,229 shares of our common stock, which represents approximately 33% of the currently outstanding common stock. Additionally, Mr. Waggoner has the right to acquire an additional 7,280,989 shares pursuant to conversion of preferred stock (including accrued dividends on the Series E Preferred Stock) and exercise of currently exercisable warrants and options. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Waggoner has entered into a Share Transfer Restriction Agreement, dated February 28, 2005, with OCM GW Holdings, currently restricting his transfer of shares of Series H Preferred Stock, and an Irrevocable Proxy with respect to his Series H Preferred Stock thereby allowing OCM GW Holdings to vote such shares at any time in class votes of the Series H Preferred Stock.

     Additionally, OCM GW Holdings and all current directors and officers as a group represent approximately 63% of the outstanding voting power (assuming the exercise of all currently exercisable warrants and options held by them), which includes the Series G Preferred Stock and Series H Preferred Stock, which vote on an as converted basis. For as long as Holdings and the directors and officers continue to own over a majority of the outstanding voting power, they will be able to control matters submitted to shareholders and OCM GW Holdings will be able to elect a majority of directors. The percentage ownership of OCM GW Holdings, directors and officers could be reduced by the issuance of common stock on conversion of preferred stock and the exercise of warrants, although it is impossible to say how many shares will be actually issued.

     The holders of our common stock do not have cumulative voting rights, preemptive rights or rights to convert their common stock to other securities.

     We are authorized to issue 200,000,000 shares of common stock, $.001 par value per share. As of July 25, 2005 there were 28,835,699 shares of common stock issued and outstanding. The holders of our common stock do not have cumulative voting rights, and the holders of our common stock and Series H Preferred Stock (on an as converted basis) present, in person or by proxy, will be able to elect all of the remaining members of our board of directors (by plurality vote) that the holders of the Series G Preferred Stock are not entitled to elect as a class. The holders of shares of our common stock do not have preemptive rights or rights to convert their common stock into other securities.

     The number of shares of outstanding common stock could increase significantly as a result of our recent transactions

     On an "as converted" basis, if all of the common stock underlying our various convertible and derivative securities, including warrants and granted employee stock options, outstanding at July 25, 2005, is issued by us, the number of our outstanding shares of common stock will increase to approximately
111.4 million shares. It is impossible to say how many shares, if any, we will issue and how many shares, in turn, will be resold. However, it is possible that our stock price could decline significantly as a result of an increased number of shares being offered into the market.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2005 and as adjusted to give effect to the issuance of the shares offered by this prospectus listed under "Summary - Securities Being Offered", assuming conversion of all the preferred stock described in this prospectus and exercise of all of the outstanding warrants. You should read this table in conjunction with our financial statements, "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                             Capitalization Schedule
                             -----------------------

                                                                      Proforma
                                                        Actual       Adjustments   Post Balance      Proforma
                                                       March 31,       Assuming        Sheet         March 31,
                                                         2005       Conversion(1)  Adjustments(2)      2005


Cash                                                $   2,274,825   $          -   $               $  2,046,417
                                                    ==============  =============  ==============  =============

Working capital, including cash                     $   1,867.656   $              $           -   $  1,867.656
Total long-term debt, net of current portion               92,245              -               -         92,245
                                                    --------------  -------------  --------------  -------------

Total working capital and long-term debt            $   1,959,901   $          -   $               $  1,959,901
                                                    ==============  =============  ==============  =============

Shareholders' equity
  Series D Preferred Stock, $.01 par value, $500    $               $              $               $
  liquidation value, 8,000 shares outstanding                  80            (80)              -              -
  Series E Preferred Stock, $.01 par value, $500
  liquidation value, 9,000 shares outstanding                  90            (90)              -              -
  Series G Preferred Stock, $.01 par value, $500
  liquidation value, 81,000 shares outstanding                810           (810)              -              -
  Series H Preferred Stock, $.01 par value, $500
  liquidation value, 6,500 shares outstanding                  65            (65)              -              -
  Series A Preferred Stock, $.01 par value,
  24,922,893 shares outstanding actual                                                         -
  87,101,669 as adjusted                                   24,923         62,123              56         87,102
  Additional paid-in equity                            72,767,869        (61,078)         48,453     72,755,244
  Accumulated deficit                                 (19,186,474)             -         (48,509)   (19,234,983)
                                                    --------------  -------------  --------------  -------------

  Total shareholders' equity                        $  53,607,363   $          -   $           -   $ 53,607,363
                                                    ==============  =============  ==============  =============

------------------
(1)  Adjustments to March 31, 2005 balance sheet assuming that all convertible securities registered under this S-1 Registration Statement were converted to common stock on March 31, 2005.

(2) Adjustments to the March 31, 2005 balance sheet reflecting the issuance of common stock after the March 31, 2005 balance sheet date.

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. Our senior secured revolving credit facility restricts the payment of dividends. We currently intend to retain all available funds and any future earnings for use in the operation of our business and to fund future growth. We do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results and trends.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THE DATE OF ANY SALE OF OUR COMMON STOCK.

                          MARKET PRICE OF COMMON STOCK

     Our common stock, par value $0.001 per share, is traded over-the-counter
(OTC) under the symbol "CXPI". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222 is the transfer agent for the common stock. The high and low trading prices for the common stock for each quarter in 2005, 2004 and 2003 are set forth below. The trading prices represent prices between dealers, without retail mark-ups, mark-downs, or commissions, and may not necessarily represent actual transactions.

                                                               High        Low
                                                              -------    -------
                2005
                ----
                First Quarter                                  $1.49      $ .79
                Second Quarter                                  1.21        .84
                Third Quarter (to July 25, 2005)                1.04        .85

                2004
                ----
                First Quarter                                  $ .56      $ .32
                Second Quarter                                   .56        .33
                Third Quarter                                    .85        .45
                Fourth Quarter                                   .94        .66

                2003
                ----
                First Quarter                                  $ .45      $ .42
                Second Quarter                                   .47        .35
                Third Quarter                                    .47        .43
                Fourth Quarter                                   .47        .32

     The common stock is held by approximately 700 beneficial owners.

                              SELLING SHAREHOLDERS

     The selling shareholders may offer and sell, from time to time, any or all of the Shares. Because the selling shareholders may offer all or only some portion of the 18,861,799 Shares, no estimate can be given as to the amount or percentage of these Shares that will be held by the selling shareholders upon termination of the offering. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of shares of common stock upon the exercise of any warrants. Any proceeds received upon exercise of warrants will be used for general working capital purposes.

     The following table sets forth the name and relationship with us, if any, of certain of the selling shareholders and (i) the maximum number of shares of common stock which may be offered for the account of the selling shareholders under this prospectus, (ii) the amount and percentage of common stock that would be owned by the selling shareholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder and (iii) the number of shares of common stock beneficially owned by the selling shareholders as of the date of this prospectus. Except as otherwise noted below, the selling shareholders have not, within the past three years, had any position, office or other material relationship with us.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options, warrants and preferred stock held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date of this prospectus. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

------------------------------------------------------------------------------------------
                                                                Amount and
           Name and Address of                  Total Shares      % of       Total Shares
         Selling Security Holder                  Registered     Ownership      Owned(1)
------------------------------------------------------------------------------------------
Drawbridge Special Opportunities Fund, L.P(2)      1,009,112        14,550      1,023,662
1251 Avenue of the Americas
16th Floor
New York, NY 10020
------------------------------------------------------------------------------------------
D.B. Zwirn Special Opportunities Fund, L.P.(2)     1,009,112        14,550      1,023,662
745 5th Avenue
18th Floor                                                               *
New York, NY 10151
------------------------------------------------------------------------------------------
Petro Capital Advisors(3)                          1,558,572        75,000      1,633,572
3838 Oak Lawn Ave., Suite 1775
Dallas, TX  75201                                                        *
------------------------------------------------------------------------------------------
Virgil Waggoner(4)                                 7,160,715     9,705,503     16,866,218
6605 Cypresswood Drive, Suite 250
Spring, TX 77379                                                      25.5%
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Patrick Parker                                       857,143        45,000        902,143
Scarbrough Building, 6th and Congress,
101 W. 6th St. Suite 610                                                 *
Austin, TX  78701
------------------------------------------------------------------------------------------
Douglas Moreland                                   1,428,572        78,333      1,506,905
1655 East Layton Drive
Englewood, CO  80100                                                     *
------------------------------------------------------------------------------------------
Stanley Chason                                        71,428             0         71,428
6711 North Ocean Blvd.
Ocean Ridge, FL 33435                                                    *
------------------------------------------------------------------------------------------
XMen, LLC                                          1,714,286        90,000      1,804,286
520 Lake Cook Road, Suite105
Deerfield, IL  60015                                                     *
------------------------------------------------------------------------------------------
Bruce Goldstein                                       77,143         3,000         80,143
1934 Deercrest Lane
Northbrook, IL  60062                                                    *
------------------------------------------------------------------------------------------
Barry S. Cohn Revocable Trust                        214,286        11,250        225,536
2505 Astor Court
Glenview, IL  60025                                                      *
------------------------------------------------------------------------------------------
Bargus Partnership                                   142,862         7,500        150,362
(Gus Schultes)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097
------------------------------------------------------------------------------------------
Schultes Family Partnership LP                       142,858         7,500        150,358
(Ed Schultes)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097
------------------------------------------------------------------------------------------
Richard Schultes                                     142,858         7,500        150,358
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
4-Sibs, LLC                                          142,858         7,500        150,358
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
William Jefferys                                      28,570         1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
John T. O'Brien and Linda O'Brian                     28,570         1,500         30,070
(JTWROS)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Robert Collison                                       28,570         1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
David Hartman                                         28,570         1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
Jeffrey DeMatte                                       28,570         1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *
------------------------------------------------------------------------------------------
Edwin J. Hagerty                                     371,429        19,500        390,929
13355 Noel Road, Suite 1400
Dallas, TX  75248                                                        *
------------------------------------------------------------------------------------------
Star-Tex Trading Company                             285,715        84,667        370,382
16300 Addison Rd., Suite 300
Addison, TX 75001                                                        *
------------------------------------------------------------------------------------------
ST Advisory Corp./John E. Loehr(5)                   470,000       147,491        617,491
16300 Addison Rd., Suite 300
Addison, TX 75001                                                        *
------------------------------------------------------------------------------------------
Thomas R, Kaetzer(6)                                 200,000       408,852        608,852
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                      1.1%
------------------------------------------------------------------------------------------
Jim C. Bigham(7)                                     100,000       160,985        260,985
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                        *
------------------------------------------------------------------------------------------
Marshall A. Smith III(8)                             270,000       619,005        889,005
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                      1.6%
------------------------------------------------------------------------------------------
Intermarket Management LLC(9)                        500,000             0        500,000
271 Grove Ave., Suite C-3
Verona, NJ 07044                                                         *
------------------------------------------------------------------------------------------
Star Investments , LTD                                50,000        39,500         89,500
3421 Causeway Blvd., Suite 103
Metairie, LA 70002                                                       *
------------------------------------------------------------------------------------------
Ray B. Nesbitt                                       150,000       243,333        393,333
1 Winston Woods
Houston, TX 77024                                                        *
------------------------------------------------------------------------------------------
J. T. Thompson                                        40,000        10,000         50,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                        *
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Ron Zimmerman                                         60,000             0         60,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                        *
------------------------------------------------------------------------------------------
Steven M. Morris                                     500,000             0        500,000
P.O. Box 941828
Houston, TX 77094                                                        *
------------------------------------------------------------------------------------------
John Kruljac                                          20,000             0         20,000
8873 E. Bayou Gulch Road
Parker, CO 80134                                                         *
------------------------------------------------------------------------------------------
USGT Investors                                        30,000             0         30,000
1845 Woodall Rodgers, Suite 1700
Dallas, TX  75201                                                        *
------------------------------------------------------------------------------------------

------------------
*    Less than 1%
1    Includes shares registered hereunder.
2    The selling shareholder is a former lender.
3    The selling shareholder is a former investment advisor.
4    Mr. Waggoner is a former director of the Company.
5 Mr. Loehr is a former director and officer of the Company. Reflects 270,000 shares issuable to Mr. Loehr pursuant to immediately exercisable warrants and 200,000 shares issued upon exchange of preferred stock held by ST Advisory Corp. ST Advisory Corp. is owned by John E. Loehr.
6 Mr. Kaetzer is Senior Vice President of Operations of the Company. See "Management."
7    Mr. Bigham is Vice President and Secretary of the Company. See
     "Management."
8    Mr. Smith was a director of the Company.
9 Mr. M. Scott Manolis was one of our directors. Mr. Manolis is an owner of Intermarket Management LLC.

                              PLAN OF DISTRIBUTION

     The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling shareholders using one or more of the following methods, without limitation:

     (a) Block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of the applicable exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws);

     (g) at the market to or through market makers or into an existing market for the shares;

     (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

     (i)  a combination of any aforementioned methods of sale.

     In the event of the transfer by the selling shareholder of its shares to any pledgee, donee or other transferee, we will, if required, amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his or her shares.

     In effecting sales, brokers and dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     A selling shareholder and any broker-dealers or agents that participate with that selling shareholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

     From time to time, a selling shareholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event a selling shareholder defaults under any customer agreement with brokers.

     To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

     We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholder, the purchasers participating in such transaction, or both.

     Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data of our company for the three month period ended March 31, 2005 and 2004, and as of December 31, 2004, 2003, 2002, 2001 and 2000, and for each of the periods then ended. See "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The income statement data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data at December 31, 2004 and 2003 are derived from our audited financial statements contained elsewhere herein. The income statement data for the years ended December 31, 2001 and 2000 and the balance sheet data at December 31, 2002, 2001 and 2000 are derived from our Annual Report on Form 10-K for those periods. You should read this data in conjunction with our consolidated financial statements and the notes thereto included elsewhere herein.

                                  Three Month Period
                                    Ended March 31,
                                      (unaudited)                                Year Ended December 31,
                               --------------------------  --------------------------------------------------------------------

                                   2005          2004          2004          2003          2002          2001         2000
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income Statement Data
---------------------

Operating Revenues             $ 3,664,333   $ 2,538,729   $11,207,673   $11,010,723   $10,839,797   $12,990,581   $ 8,984,175

Net income (loss) from
 operations                        968,147       363,693     1,557,815       558,774       310,290     3,451,875     2,464,017
Net income (loss)               (2,774,325)     (268,628)    8,072,221    (3,024,426)   (4,502,313)    1,044,291       352,774
Dividends on preferred stock      (773,120)      (34,375)     (455,612)     (127,083)     (112,500)      (56,250)            -
Net income (loss) available to
 common shareholders            (3,547,445)     (303,003)    7,761,863    (3,151,509)   (4,614,813)      988,401       352,774
Net income (loss), per share
 of Common Stock               $      (.17)  $      (.02)  $       .41   $      (.17)  $      (.25)  $       .05   $       .02
Weighted average number
 of shares of common
 stock outstanding              20,706,819    18,492,541    18,535,022    18,492,541    18,492,541    18,464,343    17,293,848

Balance Sheet Data
------------------

Current assets                 $ 5,212,530   $ 2,003,513   $ 2,214,542   $ 1,742,689   $ 2,353,046   $ 2,205,862   $ 2,934,804

Total assets                    61,727,506    52,334,478    57,700,891    52,428,774    53,088,941    51,379,209    32,374,128

Current liabilities              3,344,874    45,069,515    35,568,417    44,619,652    43,998,566    12,492,365     7,594,986

Long-term obligations            1,256,260     1,405,323     1,950,300     1,393,607       137,808    26,541,957    18,077,371

Other liabilities                3,519,009       303,620     1,505,527       591,467     1,128,993             -             -

Stockholders' Equity           $61,727,506   $52,334,478   $18,676,643   $ 5,824,648   $ 7,823,574   $12,344,887   $ 6,701,771

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. Please see "Risk Factors" and "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview.

     We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore producing regions of the United States. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in undeveloped crude oil and natural gas properties. Our gross revenues are derived from the following sources:

     1. Oil and gas sales that are proceeds from the sale of crude oil and natural gas production to midstream purchasers. This represents over 98% of our gross revenues.

     2. Operating overhead and other income that consists of administrative fees received for operating crude oil and natural gas properties for other working interest owners, and for marketing and transporting natural gas for those owners. This also includes earnings from other miscellaneous activities.

     The following is a discussion of our consolidated results of operations, financial condition and capital resources. You should read this discussion in conjunction with our Consolidated Financial Statements and the Notes thereto contained elsewhere herein.

Results of Operations.

     The factors which most significantly affect our results of operations are
(1) the sales price of crude oil and natural gas, (2) the level of total sales volumes of crude oil and natural gas, (3) the cost and efficiency of operating our own properties, (4) depletion and depreciation of oil and gas property costs and related equipment, (5) the level of and interest rates on borrowings, (6) the level and success of acquiring or finding new reserves, and the acquisition, finding and development costs incurred in adding these reserves, and (7) the adoption of changes in accounting rules.

     We consider depletion and depreciation of oil and gas properties and related support equipment to be critical accounting estimates, based upon estimates of total recoverable oil and gas reserves.

     The estimates of oil and gas reserves utilized in the calculation of depletion and depreciation are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end, except by contractual arrangements.

     We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Our policy is to amortize capitalized oil and gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that the estimates of future cash inflows, future gross revenues, the amount of oil and gas reserves, the remaining estimated lives of the oil and gas properties, or any combination of the above may be increased or reduced in the near term. If reduced, the carrying amount of capitalized oil and gas properties may be reduced materially in the near term.

     Comparative results of operations for the periods indicated are discussed below.

     Three-Month Period Ended March 31, 2005 compared to Three Month Period Ended March 31, 2004.

     Revenues

     Oil and Gas Sales. During the first quarter of 2005, our sales volumes were 44,708 barrels of crude oil and 344,015 Mcf of natural gas, or 102,044 barrels of oil equivalent compared to 45,184 barrels of crude oil and 253,756 Mcf of natural gas, or 87,477 barrels of oil equivalent in the first quarter of 2004. On a daily basis we produced an average of 1,134 barrels of oil equivalent in the first quarter of 2005 compared to a daily average of 972 barrels of oil equivalent in the 2004 quarter.

     Oil and gas prices are reported net of the realized effect of our hedging agreements. Prices realized were $35.84 per Bbl and $5.91 per Mcf in the first quarter of 2005 compared to $27.97 per Bbl and $4.87 per Mcf in the first quarter of 2004. Prices before the effects of the hedging agreements were $47.82 per Bbl and $6.26 per Mcf in the first quarter of 2005 compared to $32.60 per Bbl and $5.53 per Mcf in the first quarter of 2004.

     Revenues from the sale of crude oil and natural gas for the first quarter, and net of realized losses from our hedging instruments, increased 45% from $2,500,600 in 2004 to $3,634,200 in 2005. Losses realized on our hedges during the 2005 quarter were $535,300 for oil and $121,200 for gas, compared to $209,100 for oil and 167,100 for gas in the 2004 quarter. This was due to an increase in natural gas sales volumes and an increase in both crude oil and natural gas sales prices. Higher natural gas sales volumes were a result of the completion of two new wells in our Iola Field in east Texas and increased production from our Grand Lake Field in southwest Louisiana following workovers completed in the fourth quarter of 2004. The Grand Lake Field also had an increase in oil production, which offset the loss of production from the sale of properties in 2004.

     Operating Overhead and Other Income. Revenues from these activities decreased from $38,100 in 2004 to 30,200 in 2005, due primarily to lower overhead recoveries on company-operated properties.

     Costs and Expenses

     Lease Operating Expenses. Lease operating expenses increased 7% from $1,314,300 in 2004 to $1,400,900 in 2005 due to higher vendor prices. On a per unit basis, expenses decreased from $15.02 per barrel of oil equivalent in 2004 to $13.73 per barrel of oil equivalent in 2005 due to increased production on existing properties.

     Depreciation, Depletion and Amortization (DD&A). DD&A increased 49% from $439,200 in 2004 to $655,800 in 2005 due to higher production volumes, and from an increase in the DD&A rate per unit from $5.02 per barrel of oil equivalent in 2004 to $6.43 per barrel of oil equivalent in 2005.

     General and Administrative (G&A) Expenses. Our G&A expenses increased 54% from $401,200 in 2004 to $618,200 in 2005 due to the recent additions to our management team and to the accrual of $70,200 in non-cash stock option expense. On a per unit basis, expenses increased from $4.59 per barrel of oil equivalent in 2004 to $6.06 per barrel of oil equivalent in 2005.

     Interest Expense. Interest expense increased 30% from $920,200 in 2004 to $1,198,500 in 2005, primarily due to the amortization of the remaining note discount associated with debt retired.

     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Revenues

     Oil and Gas Sales. Our operating revenues from the sale of crude oil and natural gas increased by 2% from $10,844,000 in 2003 to $11,101,000 in 2004.
Revenue increases due to higher oil and natural gas sales prices were substantially offset by a 17% decrease in sales volumes, 12% of which was due to normal oil and gas production declines and 5% due to property sales.

     Operating Overhead and Other Income. Revenues from these activities decreased 36% from $166,000 in 2003 to $107,000 in 2004, primarily due to (1) a one time $58,000 contract settlement received in 2003, and (2) lower pipeline volumes resulting in less transportation revenue.

     Costs and Expenses

     Lease Operating Expenses. Lease operating expenses decreased 12% from $5,528,000 in 2003 to $4,880,000 in 2004, 5% was due to lower variable costs on lower production volumes and 7% due to property sales. On a per BOE basis, costs increased from $13.16 in 2003 to $14.10 per BOE in 2004 because of lower volume and higher vendor prices.

     Depreciation, Depletion and Amortization (DD & A). DD & A decreased 2% from $2,226,000 in 2003 to $2,185,000 in 2004, due to lower production volumes. On a per BOE basis, the DD & A rate increased from $5.30 in 2003 to $6.31 per BOE in 2004 due to higher than anticipated development costs.

     The cost of Dry Holes, Abandoned Property and Impaired Assets expense in 2004 was $453,000 (abandoned- $391,000; impaired- $62,000), compared to $359,000
(dry holes- $70,000; abandoned- $289,000) in 2003. The abandoned property was due to a lack of capital to complete projects resulting in the loss of leases.

     General and Administrative (G & A) Expenses. G & A expenses decreased 11% from $2,262,000 in 2003 to $2,019,000 in 2004 due to expenses incurred in 2003 associated with financing efforts that were not culminated.

     Interest Income and Expense. Interest expense increased 24% from $3,363,000 in 2003 to $4,154,000 in 2004. In April 2004 we retired debt of approximately $27.6 million carrying an interest rate of prime plus 3.5% and replaced it with debt of approximately $18.0 million that carries an interest rate of prime plus 11.0%. Also, included in 2004 is non cash interest expense of approximately $.4 million resulting from the discounting on a note payable issued in 2004.

     Other Financing Costs. Other financing costs increased 47% from $1,000,000 in 2003 to $1,472,000 in 2004. In 2003, we recorded an expense of $1,000,000 to account for the issuance of 2,000 shares of our preferred stock in conjunction with the financial agreement on the retired debt referred to above. The expense in 2004 represents the amortized portion of loan fees associated with the refinancing of debt referred to above.

     Unrealized Gain (Loss) on Derivative Instruments. The estimated future fair value of derivative instruments at December 31, 2004 resulted in an estimated unrealized loss of $1,506,000 in 2004 compared to an unrealized gain of $537,000 in 2003. Estimated unrealized gain/loss on oil and gas price hedges in place on a particular balance sheet date is based on a "mark to market" calculation based on a market price forecast on the balance sheet date compared to the prices provided for in the derivative instruments.

     Loss on Sale of Property and Equipment. We recorded a loss on sale of property and equipment of $2,034,000 in 2004 as compared to $20,000 in 2003. See
Note 3 to the Financial Statements.

     Accretion Expense. Accretion expense decreased 6% from $77,000 in 2003 to $72,000 in 2004 due to sales of oil and gas properties.

     Forgiveness of Debt. In 2004 we had $12,476,000 in debt forgiven as the result of debt refinancing in April, 2004.

     Dividends on Preferred Stock. In 2004, a dividend on preferred stock due was $456,000. In 2003 dividends on preferred stock due was $127,000. The board of directors did not declare any dividends be paid.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Revenues

     Oil and Gas Sales. Our operating revenues from the sale of crude oil and natural gas increased by 4% from $10,447,000 in 2002 to $10,844,000 in 2003.
This increase was due to higher sales prices, offset by normal oil and gas production declines and resulting in lower production volumes. We were unable to offset those declines and maintain or increase production through development efforts because of limited development capital.

     Well Servicing Revenues. There were no revenues from our well servicing operations in 2003 compared to $39,000 in 2002 since we ceased performing work for other operators and concentrated on our own properties.

     Operating Overhead and Other Income. Revenues from these activities decreased 53% from $354,000 in 2002 to $166,000 in 2003, primarily due to (1) the loss of an oil and gas marketing contract and (2) lower pipeline volumes resulting in less transportation revenue.

     Costs and Expenses

     Lease Operating Expenses. Lease operating expenses increased 2% from $5,430,000 in 2002 to $5,528,000 in 2003 due to increased vendor prices.

     Cost of Well Servicing Operations. There were no well servicing expenses in 2003 compared to $56,000 in 2002 since we did not work for other operators.

     Depreciation, Depletion and Amortization (DD & A). DD & A decreased 17% from $2,698,000 in 2002 to $2,226,000 in 2003, due to lower production volumes. We also recorded in other income $262,000 related to the cumulative effect of adopting SFAS 143 "Asset Retirement Obligations".

     Dry Holes, Abandoned Property and Impaired Assets. The cost of abandoned property in 2003 was $359,000 because the lack of capital to complete projects resulted in the loss of leases. This compared to combined costs of dry holes, abandoned property and impaired assets of $617,000 in 2002.

     General and Administrative (G and A) Expenses. G and A expenses increased 31% from $1,728,000 in 2002 to $2,262,000 in 2003 due to expenses associated with financing efforts that were not culminated.

     Interest Income and Expense. Interest expense increased 6% from $3,159,000 in 2002 to $3,363,000 in 2003 due to penalty interest paid to our largest lender under a provision in the loan agreement.

     Other Financing Costs. In 2003, we recorded an expense of $1,000,000 to account for the failed issuance of 2,000 shares of our preferred stock to our largest lender under a financial agreement.

     Unrealized Gain (Loss) on Derivative Instruments. The estimated future fair value of derivative instruments at December 31, 2003 resulted in an unrealized gain of $537,000 in 2003 compared to an unrealized loss of $1,597,000 in 2002.

     Loss on Sale of Property and Equipment. We recorded a loss on sale of property and equipment of $20,000 in 2003 as compared to $57,000 in 2002. See
Note 3 to the Financial Statements.

     Accretion Expense. We recorded accretion expenses of $77,000 as a result of adapting SPAS 143 "Asset Retirement Obligations", effective January 1, 2003.

     Dividends on Preferred Stock. In 2003, dividends due on preferred stock due was $127,000, however the board of directors did not declare any dividends to be paid. In 2002, dividends on preferred stock due was $112,000, and paid was $112,000.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Revenues

     Oil and Gas Sales. Our operating revenues from the sale of crude oil and natural gas decreased by 16% from $12,426,000 in 2001 to $10,447,000 in 2002.
This decrease resulted from normal oil and gas production declines and the inability to offset those declines through development efforts because of limited development capital.

     Well Servicing Revenues. Revenues from our well servicing operations decreased by 77% from $169,000 in 2001 to $39,000 in 2002. This decrease was due to performing less work for third parties and the sale of one of our workover rigs.

     Operating Overhead and Other Income. Revenues from these activities decreased 10% from $395,000 in 2001 to $354,000 in 2002, primarily as a result of the termination of a gas transportation sales contract with a local utility.

Costs and Expenses

     Lease Operating Expenses. Lease operating expenses increased 5% from $5,155,000 in 2001 to $5,430,000 in 2002 due to increased vendor prices.

     Cost of Well Servicing Operations. Well servicing expenses decreased 69% from $182,000 in 2001 to $56,000 in 2002 due to less work under contract to third parties and the sale of one workover rig.

     Depreciation, Depletion and Amortization (DD & A). DD & A increased 8% from $2,491,000 in 2001 to $2,698,000 in 2002, due to our proved reserves being calculated slightly lower at the end of 2001.

     Dry Holes, Abandoned Property, Impaired Assets. The costs of a dry hole in Louisiana of $339,000, abandoned property in Oklahoma of $222,000 and impaired assets in Mississippi of $55,000 totaled $617,000 in 2002 compared to none in 2001.

     General and Administrative (G & A) Expenses. G & A expenses increased only slightly from $1,710,000 in 2001 to $1,728,000 in 2002.

     Interest Income and Expense. Interest expense increased 15% from $2,757,000 in 2001 to $3,159,000 in 2002 due to increased debt associated with the funding of acquisitions in August, 2001, capital used in our development program and issuance of warrants associated with working capital loans.

     Unrealized Gain (Loss) on Derivative Instruments. The estimated future fair value of derivative instruments at December 31, 2002 resulted in an unrealized loss of $1,597,000 in 2002 compared to an unrealized gain of $4,215,000 in 2001. Also in 2001, an unrealized loss of $3,747,000, resulting from the cumulative effect of adopting SFAS No. 133 "Accounting for Derivative Instruments and Other Hedging Activities," was recorded.

     Loss on Sale of Property and Equipment. We recorded a loss on sale of property and equipment of $57,000 in 2002 as compared to $118,000 in 2001. See
Note 3 to the Audited Financial Statements.

     Dividends on preferred stock due was $112,000 and paid was $112,000 in 2002. Dividends on preferred stock due was $56,000 and paid was $28,000 in 2001.

Contractual Obligations

     Our obligations as of December 31, 2004, under contractual obligations with maturities exceeding one year, were as follows:

                                 Total          2005          2006        2007       2008       2009      5 years
                             -------------  -------------  ----------  ----------  ---------  --------  ------------
Long-term debt obligations   $ 23,603,897   $ 22,798,447   $ 506,565   $ 286,673   $ 12,212   $     -   $         -

Operating lease obligations       302,279        132,979     135,323      33,977          -         -             -


Asset retirement obligations    1,144,854              -           -      49,034     20,989         -     1,074,831
                             -------------  -------------  ----------  ----------  ---------  --------  ------------
                             $ 25,051,030   $ 22,931,426   $ 641,888   $ 369,684   $ 33,201   $     -   $ 1,074,831
                             =============  =============  ==========  ==========  =========  ========  ============

Financial Condition and Capital Resources.

     At March 31, 2005, our current assets exceeded our current liabilities by $1,867,656, while at December 31, 2004 our current liabilities exceeded our current assets by $33,353,875. The improvement was attributable to repayment of debt with proceeds from the sale of the Series G Preferred Stock. For the first quarter of 2005 we had a loss of $3,547,445 compared to a loss of $303,003 for the same period in 2004. The loss for 2005 included, however, a non-cash loss of approximately $2.1 million ($1.3 million after tax) associated with the change in our estimate of the fair value of our hedges, compared to a gain of approximately $.3 in the 2004 quarter, and approximately $2.4 million ($1.2 million after tax) in charges related to the non cash writeoff of unamortized issuance cost associated with the debt retired on February 28, 2005.

     At December 31, 2004, our current liabilities exceeded our current assets by $33,353,875, primarily because of the classification of approximately $29.6 million of Company debt as current. Substantially all of that debt was paid off in conjunction with the February 28, 2005 investment by Oaktree Capital Management (see below). We had income available to common shareholders of $7,616,609 compared to a loss available to common shareholders of $3,151,509 at December 31, 2003.

     On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 in net proceeds from the financing to retire existing debt of $27,584,145, resulting in forgiveness of debt of $12,475,612, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000 (this preferred stock, at the request of the Company, was transferred by the previous lender to a financial advisor to the Company and to two companies affiliated with two directors of the Company in satisfaction of Company obligations to them). (See "Certain Relationships and Related Transactions.") This taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note was eighteen months and it bore interest at the prime rate plus 11%. This rate would increase by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years. The warrants are subject to anti-dilution provisions. In connection with the February 2005 transactions described below, the anti-dilution provisions were amended such that additional issuances of stock (other than issuances to all holders) would not trigger an adjustment to the number of shares issuable upon exercise of the warrants.

     On January 7, 2005, we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005. We issued 29,100 shares of our common stock in connection with this amendment.

     In a subsequent event, on February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock to OCM GW Holdings for an aggregate offering price of $40.5 million. GOGC issued, in a private placement, 2,000 shares of our Series A Preferred Stock, having a liquidation preference of $1.0 million, to OCM GW Holdings for $1.5 million. Net proceeds of the offerings of approximately $38 million after expenses are being used for the repayment of substantially all of our outstanding debt and other past due liabilities and for general corporate purposes.

     The Series G Preferred Stock bears a coupon of 8% per year, has an aggregate liquidation preference of $40.5 million (excluding accrued dividends), is convertible in the Common Stock at $0.90 per share and is senior to all of our outstanding capital stock. For the first four years after issuance, we may defer the payment of dividends on the Series G Preferred Stock and these deferred dividends will also be convertible into our Common Stock at $0.90 per share. In addition, the Series G Preferred Stock is entitled to nominate and elect a majority of the members of the Board of Directors.

     In connection with these transactions, the terms of the Series A Preferred Stock have been amended such that by March 15, 2005, all such stock would either convert into a newly created Series H Preferred Stock on a one for one basis or into Common Stock at a conversion price of $0.35 per share. The Series H Preferred Stock is required to be paid a dividend of 40 shares of Common Stock per share of Series H Preferred Stock per year. In addition, the Series H Preferred Stock is convertible into Common Stock at a conversion price of $0.35 per share. At March 15, 2005, holders of 6,700 shares of Series A Preferred Stock converted to Series H Preferred Stock and holders of 3,250 shares of Series A Preferred Stock converted to an aggregate 4,642,859 shares of Common Stock. One Series H Preferred Stock holder immediately converted its shares of Series H Preferred Stock to 285,715 shares of Common Stock and 1,250 shares have subsequently converted. The outstanding Series H Preferred Stock has an aggregate liquidation preference of $2.625 million. The Series H Preferred Stock is senior to all of our outstanding capital stock other than Series G Preferred Stock.

     In addition, we amended the terms of our 9,000 shares of Series E Preferred Stock such that the coupon of 6% per year they bear may be deferred for the next four years and these deferred dividends will be convertible into Common Stock at conversion price of $0.90 per share. The initial liquidation preference of the Series E Preferred Stock of $500 per share remains convertible into Common Stock at $2.00 per share. The Series E Preferred Stock has an aggregate liquidation preference of $4.5 million (excluding accrued dividends), and is senior to all of our Common Stock, of equal preference with our Series D Preferred Stock as to liquidation and junior to our Series G Preferred Stock and H.

Inflation and Changes in Prices.

     While the general level of inflation affects certain costs associated with the petroleum industry, factors unique to the industry result in independent price fluctuations. Such price changes have had, and will continue to have a material effect on our operations; however, we cannot predict these fluctuations.

     The following table indicates the average crude oil and natural gas prices received over the last three years by quarter. Average prices per barrel of oil equivalent, computed by converting natural gas production to crude oil equivalents at the rate of 6 Mcf per barrel, indicate the composite impact of changes in crude oil and natural gas prices.

                                                         Average Prices(1)
                                                  ------------------------------

                                                  Crude Oil               Per
                                                    And      Natural  Equivalent
                                                  Liquids      Gas      Barrel
                                                  --------   -------  ----------
                                                 (per Bbl)  (per Mcf)
2004
----
First                                             $ 27.97    $ 4.87    $ 28.59
Second                                              30.41      5.34      31.18
Third                                               32.72      5.44      33.36
Fourth                                              35.32      5.97      35.58

2003
----
First                                             $ 24.53    $ 5.36    $ 28.08
Second                                              23.53      4.47      25.04
Third                                               23.85      4.32      24.86
Fourth                                              24.99      4.56      25.02

2002
----
First                                             $ 19.40    $ 2.81    $ 18.31
Second                                              20.75      3.16      19.83
Third                                               22.04      2.87      19.67
Fourth                                              22.38      3.56      22.11

----------------------
(1) Average sales price are shown net of the settled amounts of our oil and gas hedge contracts.

Qualitative and Quantitative Disclosures About Market Risk.

     The following market rate disclosures should be read in conjunction with our financial statements and notes thereto beginning on Page F-1 of this prospectus. All of our financial instruments are for purposes other than trading. We only enter into derivative financial instruments in conjunction with our oil and gas sales price hedging activities. Hypothetical changes in interest rates and prices chosen for the following stimulated sensitivity effects are considered to be reasonably possible near-term changes generally based on consideration of past fluctuations for each risk category. It is not possible to accurately predict future changes in interest rates and product prices. Accordingly, these hypothetical changes may not be an indicator of probable future fluctuations.

Interest Rate Risk

     At December 31, 2004, we were exposed to interest rate risk on debt with variable interest rates. At December 31, 2004, we carried variable rate debt of $30,189,455. Assuming a one percentage point change at December 31, 2004 on our variable rate debt, the annual pretax net income or loss would change by $301,895. At March 31, 2005, we had no variable rate debt.

Commodity Price Risk

     We hedge a portion of price risk associated with our oil and natural gas sales through contractual arrangements which are classified as derivative instruments. During 2004, 2003 and 2002 we entered into derivative arrangements with financial institutions. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit to us of increases in the prices of crude oil and natural gas sales. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial price protection against declines in price. Such arrangements may expose us to risk of financial loss in certain circumstances. We expect that the monthly volume of derivative arrangements will vary from time to time. We continuously reevaluate our price hedging program in light of market conditions, commodity price forecasts, capital spending and debt service requirements.

     As of March 31, 2005, these derivative instruments had an estimated fair value liability of $3,519,009. A hypothetical change in oil and gas prices could have an effect on oil and gas futures prices, which are used to estimate the fair value of our derivative instruments. However, it is not practicable to estimate the resultant change, if any, in the fair value of our derivative instruments. The following hedges were in place at March 31, 2005 or were added subsequent to that date and are effective for the periods shown.

        Crude Oil                            Volume/ Month       Average Price/ Unit
        ---------                            -------------       -------------------
May 2004 thru October 2005          Swap      10,000 Bbls               $32.00
April  2005 thru June 2005          Swap       2,000 Bbls               $56.50
July 2005 thru October 2005         Swap       1,000 Bbls               $56.50
November & December 2005            Swap      11,000 Bbls               $56.50
January 2006 thru March 2006       Collar     10,000 Bbls    Floor $50.00-$59.00 Ceiling
April 2006 thru December 2006      Collar      9,000 Bbls    Floor $50.00-$59.00 Ceiling
January 2007 thru December 2007    Collar      3,000 Bbls    Floor $45.00-$59.45 Ceiling

       Natural Gas                           Volume/ Month       Average Price/ Unit
       -----------                           -------------       -------------------
June 2004 thru October 2005         Swap     60,000 MMBTU                $5.15
April  2005 thru June 2005          Swap     20,000 MMBTU                $7.45
July 2005 thru October 2005         Swap     10,000 MMBTU                $7.45
November & December 2005            Swap     70,000 MMBTU                $7.45
January 2006 thru December 2006    Collar    70,000 MMBTU    Floor $6.00-$8.25 Ceiling
January 2007 thru December 2007    Collar    20,000 MMBTU    Floor $6.00-$6.95 Ceiling

     These volumes represent approximately 75% of the estimated production (for both oil and natural gas) on currently producing properties for the remainder of 2005 and for 2006 and approximately 30% of estimated production for 2007.

     We also had the following put options in place during the first quarter of 2005, for the months reflected. These contracts were terminated in conjunction with the new swap and costless collars added in March 2005.

        Crude Oil                           Monthly Volume       Price per Bbl
        ---------                           --------------       -------------
November 1, 2005 to April 30, 2006             7,000 Bbls          $25.75 put
May 1, 2006 to October 31, 2006                6,000 Bbls          $25.75 put
November 1, 2006 to April 30, 2007             5,000 Bbls          $25.75 put


       Natural Gas                          Monthly Volume      Price per MMBTU
       -----------                          --------------      ---------------
November 1, 2005 to April 30, 2006           50,000 MMBTU           $4.50 put
May 1, 2006 to October 31, 2006              40,000 MMBTU           $4.50 put
November 1, 2006 to April 30, 2007           30,000 MMBTU           $4.50 put

     At the end of each reporting period we are required by SFAS 133 to record on our balance sheet the marked to market valuation of our derivative instruments. These valuations are based on the NYMEX strip prices for those future periods, as of the balance sheet date. As a result of these agreements, we recorded a non-cash charge to earnings of $2,013,481 for the three month period ended March 31, 2005 and a benefit of $287,847 for the three month period ended March 31, 2004. The estimated change in fair value of the derivatives is reported in Other Income and Expense as unrealized (gain) loss on derivative instruments. The estimated fair value of the derivatives is reported in Other Liabilities as derivative instruments.

     Oil and gas sales are adjusted for gains or losses related to the effective portion of hedging transactions as the underlying hedged production is sold. Changes in fair value of the ineffective portion of designated hedges or for derivative arrangements that do not qualify as hedges are recognized in the consolidated statement of income as derivative gain or loss. Adjustments to oil and gas sales realized from our hedging activities resulted in a reduction in revenues of $1,841,209, $1,496,303 and $368,776 in 2004, 2003 and 2002,
respectively. In addition, we accrued an unrealized gain/(loss) on derivatives of ($1,505,527), $537,526 and ($1,596,575) in 2004, 2003 and 2002, respectively, for the fair value of the hedges at each balance sheet date. See Note 1 to our audited Consolidated Financial Statements included in this prospectus for additional discussion on derivative instruments.

     All hedges which were in existence at March 31, 2004 were canceled as part of our debt restructuring on April 27, 2004. As of December 31, 2004, new derivative instruments in place had an estimated liability fair value of $1,505.527.

     More generally, dramatic price volatility in the natural gas and oil markets has existed the past several years. In fact, the average quoted prices for natural gas hovered around the low levels of $2.10 per Mcf in January 2002, with the expectation of further decreases. However, the market prices dramatically reversed in the summer months of 2002 and have continued to increase.

Financial Statements and Supplementary Data

     Information with respect to this our financial statements and supplementary data is contained in our financial statements beginning on Page F-1 of the financial section of this prospectus.

                             BUSINESS AND PROPERTIES

     This summary highlights selected information contained elsewhere in this prospectus. The following summary does not contain all of the information that may be important. You should read the detailed information appearing elsewhere in this prospectus before making an investment decision. Certain terms that we use in our industry are italicized and defined in the "Glossary of Industry Terms and Abbreviations". Unless otherwise indicated, all references to "Crimson Exploration", the "Company", "we", "us" and "our" refer to Crimson Exploration Inc. or our predecessor, GulfWest Energy Inc., and our subsidiaries.

Our Business.

     We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore producing regions of the United States. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in undeveloped crude oil and natural gas properties. Our gross revenues are derived from the following sources:

     1. Oil and gas sales that are proceeds from the sale of crude oil and natural gas production to midstream purchasers. This represents over 98% of our gross revenues.

     2. Operating overhead and other income that consists of administrative fees received for operating crude oil and natural gas properties for other working interest owners, and for marketing and transporting natural gas for those owners. This also includes earnings from other miscellaneous activities. Our operations are considered to fall within a single industry segment, which is the acquisition, development, production and servicing of crude oil and natural gas properties. See " Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our Common Stock is traded over-the-counter (OTC) under the symbol "CXPI".

Our Company.

     We were formed as a corporation under the laws of the State of Utah in 1987 as Gallup Acquisitions, Inc., and subsequently changed our name to First Preference Fund, Inc. in 1992. We became a Texas corporation by a merger effected in July 1992, through which our name became GulfWest Oil Company. On May 21, 2001, we changed our name to GulfWest Energy Inc. We became a Delaware corporation by merger effected on June 29, 2005 in which our name became Crimson Exploration Inc.

     Our principal office is located at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 and our telephone number is (281) 820-1919.

     Crimson Exploration Inc. has six active and four inactive, direct or indirect, wholly owned subsidiaries. The active subsidiaries are:

     1. GulfWest Oil & Gas Company, a Texas corporation, was organized February 18, 1999 and is the owner of record of interests in certain crude oil and natural gas properties located in Colorado and Texas. It has one wholly owned subsidiary, GulfWest Oil & Gas Company (Louisiana) LLC.

     2. GulfWest Oil & Gas Company (Louisiana) LLC, a Louisiana company, was formed July 31, 2001 and is the owner of record of interests in certain crude oil and natural gas properties in Louisiana.

     3. SETEX Oil and Gas Company, a Texas corporation, was organized August 11, 1998 and is the operator of crude oil and natural gas properties in which we own a majority working interest.

     4. RigWest Well Service, Inc., a Texas corporation, was organized September 5, 1996 and operates well servicing equipment for our own account and for others when not being utilized for our own account.

     5. DutchWest Oil Company, a Texas corporation, was organized July 28, 1997 and is the owner of record of interests in certain crude oil and natural gas properties located along the Gulf Coast of Texas.

     6. GulfWest Development Company, a Texas corporation, was organized November 9, 2000 and is the owner of record of interests in certain crude oil and natural gas properties located in Texas and Mississippi.

     Balance. At December 31, 2004, our proved reserves were comprised of 38% crude oil and 62% natural gas. We will continue to expand our role in the domestic natural energy industry by (i) acquiring additional interests in crude oil and natural gas properties, (ii) increasing the production and reserve base of our existing producing properties, and (iii) acquiring ownership of more natural gas gathering systems and pipelines. Our goal is to have greater control of our natural gas transportation and marketing, and an expanded role in the transportation of natural gas produced by other parties in our area of operations. We are presently focusing our workover and development efforts on both crude oil and natural gas reserves to take advantage of the higher prices of both commodities.

     Financial Recapitalization

     On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 in net proceeds from the financing to retire existing debt of $27,584,145, resulting in forgiveness of debt of $12,475,612, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock, par value $.01 per share and liquidation value $500 per share (the "Series F Preferred Stock"), with an aggregate liquidation preference of $1,000,000. This preferred stock, at our request was transferred by the previous lender to a financial advisor of ours and to two companies affiliated with two of our directors in satisfaction of our obligation to them. (See "Certain Relationships and Related Transactions.") The taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note was eighteen months and it bore interest at the prime rate plus 11%. This rate increased by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years. The warrants are subject to anti-dilution provisions. In connection with the February 2005 transactions described below, the anti-dilution provisions were amended such that additional issuances of stock (other than issuances to all holders) would not trigger an adjustment to the number of shares issuable upon exercise of the warrants.

     Simultaneously, our wholly-owned subsidiary, GulfWest Oil & Gas Company ("GOGC"), completed the initial phase of a private offering of its Series A Preferred Stock, par value $.01 and liquidation value $500 per share (the "Series A Preferred Stock") for $4,000,000. The Series A Preferred Stock is exchangeable into our Common Stock based on a liquidation value of $500 per share of Series A Preferred Stock divided by $.35 per share of our Common Stock, or 11,428,571 shares. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our former directors purchased $1,500,000 of the Series A Preferred Stock.

     On January 7, 2005, we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005. We issued 29,100 shares of our common stock in connection with this amendment.

     In a subsequent event, on February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock, par value $0.01 per share and liquidation value $500 per share (the "Series G Preferred Stock"), to OCM GW Holdings, LLC, an affiliate of Oaktree Capital Management, LLC for an aggregate offering price of $40.5 million. In addition, GOGC issued, in a private placement, 2,000 shares of its Series A Preferred Stock, having an aggregate liquidation preference of $1.0 million, to OCM GW for $1.5 million. Net proceeds of the offerings of approximately $38 million after expenses are being used for the repayment of substantially all of our debt, other past due liabilities and for general corporate purposes.

     The Series G Preferred Stock bears a coupon of 8% per year, has an aggregate liquidation preference of $40.5 million (excluding accrued dividends), is convertible to the Common Stock at $0.90 per share of Common Stock and is senior to all of our outstanding capital stock. For the first four years after issuance, we may defer the payment of dividends on the Series G Preferred Stock and these deferred dividends will also be convertible into our Common Stock at $0.90 per share. In addition, the Series G Preferred Stock is entitled to nominate and elect a majority of the members of our Board of Directors.

     In connection with these transactions, the terms of the Series A Preferred Stock have been amended such that by March 15, 2005, all such stock would either convert into a newly created Series H Preferred Stock, par value $.01 and liquidation value $500 per share (the "Series H Preferred Stock") on a one for one basis or into Common Stock at a conversion price of $0.35 per share of Common Stock. The Series H Preferred Stock is required to be paid a dividend of 40 shares of Common Stock per share of Series H Preferred Stock per year. In addition, the Series H Preferred Stock is convertible into Common Stock at a conversion price of $0.35 per share. At March 15, 2005, holders of 6,700 shares of Series A Preferred Stock converted to Series H Preferred Stock and holders of 3,250 shares of Series A Preferred Stock converted to an aggregate 4,642,859 shares of Common Stock. One holder of the Series H Preferred Stock also immediately converted its shares to 285,715 shares of Common Stock and 1,250 shares subsequently converted. The outstanding Series H Preferred Stock has an aggregate liquidation preference of $2.625 million. The Series H Preferred Stock is senior to all of our outstanding capital stock except Series G Preferred Stock.

     In addition, we amended the terms of our 9,000 shares of Series E Preferred Stock, par value $.01 and liquidation value $500 per share (the "Series E Preferred Stock"), such that the coupon of 6% per year they bear may be deferred for the next four years and these deferred dividends will be convertible into Common Stock at conversion price of $0.90 per share. The initial liquidation preference of the Series E Preferred Stock of $500 per share remains convertible into Common Stock at $2.00 per share. The Series E Preferred Stock has an aggregate liquidation preference of $4.5 million (excluding accrued dividends), is senior to our Common Stock, of equal preference with respect to liquidation with our Series D Preferred Stock, par value $.01 and liquidation value $500 per share (the "Series D Preferred Stock") and junior to our Series G Preferred Stock and Series H Preferred Stock.

     Our Business Strategy

     We have pursued a business strategy of acquiring interests in crude oil and natural gas producing properties where production and reserves can be increased through exploitation activities. Such activities include workovers, development drilling, recompletions, replacement or addition of equipment and waterflood or other secondary recovery techniques. Key elements of our business strategy include:

     Development and Exploitation of Existing Properties. Our strategy is to increase crude oil and natural gas production and reserves of our existing assets through relatively low-risk development activities, such as performing workovers, recompletions and horizontal drilling from existing wellbores, infield drilling and more efficiently using production facilities.

     Continued Acquisition Program. We acquired properties in four crude oil and natural gas fields in Texas and Louisiana in the year 2001. Though capital constrained since 2001, to the extent financial resources are available, we intend to continue to pursue the acquisition of interests in crude oil and natural gas properties (i) held by small, under-capitalized operators and (ii) being divested by larger independent and major oil and gas companies.

     Significant Operating Control. Currently, we are the operator of all but two of the wells in which we own working interests. This operating control enables us to better manage the nature, timing and costs of developing and servicing such wells, and the timing and marketing of the resulting production.

     Ownership of Workover Rigs. We currently own two workover service rigs and one swabbing unit that we operate for our own account. By owning and operating this equipment, we are better able to control costs, quality of operations and availability of equipment and services.

     Expanded Exploration and Exploitation Role. Historically, we have not drilled exploratory wells due to the cost and risk associated with drilling prospective locations. However, since the end of 1998, we have acquired producing properties that have included significant acreage for prospective oil and gas exploration. These include producing wells and acreage in Grimes, Hardin, Jim Wells, Madison, Palo Pinto, Refugio, Wharton and Zavala, Counties, Texas; Adams, Arapaho, Elbert and Weld Counties, Colorado; Cameron Parish, Louisiana; and Jones County, Mississippi. These acquisitions have added existing natural gas and crude oil production to our asset base and, as importantly, have provided us with immediate geological databases for development drilling opportunities as well as the potential for generating exploratory opportunities on the acquired acreage. We have expanded our evaluation efforts in these fields and intend to increase our development of reserves through workovers of existing wells and by drilling additional wells. As we develop exploration opportunities on these properties or see high-quality prospects generated by others, as capital resources are available, we will complement our development activities with capital for exploratory or exploitation projects.

Our Employees.

     At March 31, 2005, we had 30 full time employees, of whom 14 were field personnel. None of our employees are covered by collective bargaining agreements.

Our Properties.

     At December 31, 2004, we owned a total of 250 gross wells, of which 137 were producing, 95 were shut-in or temporarily abandoned and 18 were injection or saltwater wells. We owned an average 89% working interest in the 137 gross (120 net) producing wells. Gross wells are the total wells in which we own a working interest. Net wells are the sum of the fractional working interests we own in gross wells. Our part of the estimated proved reserves these properties contain was approximately 3 million barrels (MMBL) of oil and 29.1 billion cubic feet (Bcf) of natural gas at December 31, 2004. Substantially all of our properties are located onshore or shallow inland waters in Texas, Colorado and Louisiana.

Proved Reserves.

     The following table reflects our estimated proved reserves at December 31 for each of the preceding three years.

                                   2004             2003             2002
                                 --------         --------         --------
       Crude Oil (MBbl)
              Developed            2,575            3,773            4,026
            Undeveloped              388            1,265            1,496
                                 --------         --------         --------
                  Total            2,963            5,038            5,552
                                 ========         ========         ========

     Natural Gas (MMcf)
              Developed           20,966           24,642           25,374
            Undeveloped            8,125            8,018            8,785
                                 --------         --------         --------
                  Total           29,091           32,660           34,159
                                 ========         ========         ========
           Total (MBOE)            7,812           10,481           11,215
                                 ========         ========         ========

     (a) Approximately 78% of our total proved reserves were classified as proved developed at December 31, 2004.

     (b) Barrel of Oil Equivalent (BOE) is based on a ratio of 6,000 cubic feet of natural gas for each barrel of oil.

Standardized Measure of Discounted Future Net Cash Flows.

     The following table sets forth as of December 31 for each of the preceding three years, the estimated future net cash flow from and standardized measure of discounted future net cash flows of our proved reserves, which were prepared in accordance with the rules and regulations of the SEC and the Financial Accounting Standard Board. Future net cash flow represents future gross cash flow from the production and sale of proved reserves, net of crude oil and natural gas production costs (including production taxes, ad valorem taxes and operating expenses) and future development costs. The calculations used to produce the figures in this table are based on current cost and price factors at December 31 for each year. We cannot assure you that the proved reserves will all be developed within the periods used in the calculations or that prices and costs will remain constant.

                                                2004            2003            2002
                                           --------------  --------------  --------------

Future cash inflows                        $ 290,998,312   $ 336,795,385   $ 308,381,837

Future production and development costs-
  Production                                  80,880,330     109,468,727     105,629,872
  Development                                 24,141,982      21,460,459      23,350,811

Future net cash flows before income taxes    185,976,000     205,866,199     179,401,154
Future income taxes                          (49,871,272)    (46,885,360)    (38,611,577)

Future net cash flows after income taxes     136,104,728     158,980,839     140,789,577
10% annual discount for estimated timing
 of cash flows                               (52,602,351)    (70,653,419)    (63,165,742)

Standardized measure of discounted
 future net cash flows(1)                  $  83,502,377   $  88,327,420   $  77,623,835
                                           ==============  ==============  ==============

-------------------
(1) The average sales prices utilized in the estimation of our proved reserves were $40.41 per Bbl and $5.89 per Mcf, $29.51 per Bbl and $5.82 per Mcf, and $28.72 per Bbl and $4.43 per Mcf at December 31, 2004, 2003 and 2002, respectively.

Significant Properties.

     Summary information on our properties with proved reserves is set forth below as of December 31, 2004.

                                                                   Present
                Productive Wells            Proved Reserves        Value(1)
             ----------------------  ---------------------------  ----------
               Gross        Net
             Productive  Productive   Crude    Natural
               Wells       Wells       Oil       Gas     Total      Amount
             ----------  ----------  -------- --------- --------  ----------
                                      (MBbl)    (MMcf)   (MBOE)      ($M)

Texas               80       75.91     1,295    15,663    3,906   $  57,706
Colorado            37       24.81       278     5,550    1,203      13,676
Louisiana           19       18.88     1,383     7,878    2,696      42,549
Mississippi          1        0.37         7         -        7         126

    Total          137      119.97     2,963    29,091    7,812   $ 114,057

-------------------
(1) The average sales prices used in the estimation of our proved reserves were $40.41per Bbl and $5.89 per Mcf at December 31, 2004.

     All information set forth herein relating to our proved reserves, estimated future net cash flows and present values is taken from reports prepared by Pressler Petroleum Consultants, independent petroleum engineers. The estimates of these engineers were based upon their review of production histories and other geological, economic, ownership and engineering data provided by and relating to us. No reports on our reserves have been filed with any federal agency. In accordance with the SEC's guidelines, our estimates of proved reserves and the future net revenues from which present values are derived are made using year end crude oil and natural gas sales prices held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). Operating costs, development costs and certain production-related taxes were deducted in arriving at estimated future net revenues, but such costs do not include debt service, general and administrative expenses and income taxes.

     There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their values, including many factors beyond our control. The reserve data set forth in this prospectus are based upon estimates. Reservoir engineering is a subjective process, which involves estimating the sizes of underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation of that data, and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development, exploitation and exploration activities, prevailing crude oil and natural gas prices, operating costs and other factors. Such revisions may be material. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. We cannot assure you that the estimates contained in this prospectus are accurate predictions of our crude oil and natural gas reserves or their values. Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in potentially substantial variations in the estimated reserves.

Production, Revenue and Price History.

     The following table sets forth information (associated with our proved reserves) regarding production volumes of crude oil and natural gas, revenues and expenses attributable to such production (all net to our interests) and certain price and cost information for the years ended December 31, 2004, 2003 and 2002.

                                         2004           2003            2002
                                     -------------  -------------  -------------

Production
  Oil (Bbl)                               173,865        221,433        278,374
  Natural gas (Mcf)                     1,033,433      1,191,350      1,487,048
                                     -------------  -------------  -------------
    Total (BOE)                           346,104        419,991        526,215

Revenue
  Oil production                     $  5,498,598   $  5,362,657   $  5,859,568
  Natural gas production                5,602,516      5,481,803      4,587,601
                                     -------------  -------------  -------------
    Total                            $ 11,101,114   $ 10,844,460   $ 10,447,169

Operating Expenses                   $  4,879,754   $  5,527,841   $  5,430,205

Production Data
  Average sales price (1)
    Per barrel of oil                $      31.63   $      24.22   $      21.05
  Per Mcf of natural gas             $       5.42   $       4.60           3.09
    Per BOE                          $      32.07   $      25.82          19.85

  Average expenses per BOE
    Lease operating                  $      14.10   $      13.16   $      10.32
    Depreciation, depletion and
     Amortization                    $       6.31   $       5.30   $       5.13
    General and administrative       $       5.83   $       5.39   $       3.28

------------------
(1) Average sales prices are shown net of the settled amounts of our oil and gas hedge contracts. Average sales prices per BOE, before adjustments for the hedge contracts, were $37.39, $29.38 and $20.55 in 2004, 2003 and 2002, respectively.

Productive Wells at December 31, 2004:

     The following table shows the number of productive wells we own by location:

                                        Gross       Net       Gross       Net
                                      Oil Wells  Oil Wells  Gas Wells  Gas Wells
                                      ---------  ---------  ---------  ---------

         Texas                              31      29.99         49      45.92
         Colorado                           21      13.45         16      11.36
         Louisiana                          14      13.88          5       5.00
         Mississippi                         1       0.37          -          -
                                      ---------  ---------  ---------  ---------
             Total                          67      57.69         70      62.28
                                      =========  =========  =========  =========

Developed Acreage at December 31, 2004.

     The following table shows the developed acreage that we own, by location, which is acreage spaced or assigned to productive wells. Gross acres are the total acres in which we own a working interest. Net acres are the sum of the fractional working interests we own in gross acres.

                                                     Gross Acres      Net Acres
                                                    -------------     ---------
                 Texas                                     9,055         8,439
                 Colorado                                  6,000         4,020
                 Louisiana                                 1,320         1,315
                                                    -------------     ---------
                       Total                              16,375        13,774
                                                    =============     =========

Undeveloped Acreage at December 31, 2004.

     The following table shows the undeveloped acreage that we own, by location. Undeveloped acreage is acreage on which wells have not been drilled or completed to a point that would form the basis to determine whether the property is capable of production of commercial quantities of crude oil and natural gas.

                                                     Gross Acres      Net Acres
                                                    -------------     ---------
                 Texas                                    20,420        17,920
                 Colorado                                 11,000         8,250
                 Louisiana                                   375           375
                                                    -------------     ---------
                       Total                              31,795        26,545
                                                    =============     =========

Drilling Results.

     In 2004, we drilled one well that was completed as a successful gas well. The well was located in Grimes County, Texas and was drilled during the fourth quarter of 2004. The well was completed, brought on-line in mid-January 2005 and has produced at any average rate of 600 Mcf per day (net to our interest) for the first 60 days. We did not drill any wells in 2003. In 2002, we drilled one exploratory well, in which we own an 18% working interest, that resulted in a dry hole and one development well, in which we own 100% working interest, that is currently productive.

Costs Incurred

     The following table shows the costs incurred in our oil and gas producing activities for the past three years:

                                           2004           2003          2002
                                        ------------  ------------  ------------
    Property Acquisitions
      Proved                            $     6,742             -   $   562,760
      Unproved                               17,347       110,119        14,401
    Development Costs                     6,117,899     2,024,663     5,141,075
                                        ------------  ------------  ------------
                                        $ 6,141,988   $ 2,134,782   $ 5,718,236
                                        ============  ============  ============

Property Dispositions

     The following table shows oil and gas property dispositions:

                                            2004          2003          2002
                                        ------------  ------------  ------------
Oil and gas properties                  $ 5,425,040   $    31,979   $   464,806
Accumulated DD&A                         (1,659,001)      (11,569)      (21,375)
                                        ------------  ------------  ------------
Net oil and gas properties              $ 3,766,039        20,410   $   443,431
                                        ============  ============  ============

     As a result of these sales we recorded a loss of $2,029,932 in 2004 and $20,409 in 2003 and a gain of $21,569 in 2002.

Marketing

     We sell substantially all of our crude oil and natural gas production to purchasers pursuant to sales contracts that typically have a thirty-day primary term, although occasionally we enter into longer term contracts when it is advantageous to do so. The sales prices for crude oil and condensate are tied to industry standard posted prices plus negotiated premiums. The sales prices for natural gas are based upon published index prices, subject to negotiated price deductions.

Legal Proceedings

     From time to time, we are involved in litigation relating to claims arising out of our operations or from disputes with vendors in the normal course of business. As of July 25, 2005, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

                                   MANAGEMENT

     The following table sets forth information on our directors and executive officers at July 25, 2005:

                                                             Year First Elected
   Name             Age      Position                        Director or Officer

Allan D. Keel        45      President, Chief Executive              2005
                             Officer and Director

E. Joseph Grady      52      Senior Vice President and Chief         2005
                             Financial Officer

B. James Ford        36      Director                                2005

Skardon F. Baker     35      Director                                2005

Lee B. Backsen       64      Director                                2005

Lon McCain           57      Director                                2005

Thomas R. Kaetzer    45      Senior Vice President of                1998
                             Operations

Tracy Price          46      Senior Vice President -                 2005
                             Land/Business Development

Tommy Atkins         46      Senior Vice President -                 2005
                             Exploration

Jay S. Mengle        51      Senior Vice President -                 2005
                             Engineering

Richard L. Creel     55      Vice President of Finance and           1998
                             Controller

Jim C. Bigham        68      Vice President and Secretary            1991


     Allan D. Keel was appointed Chief Executive Officer and President and joined the Company's board of directors on February 28, 2005. Prior to joining us, Mr. Keel was Vice President/General Manager of Westport Resources, Houston office during 2004 . In this role he was responsible for WRC's Gulf of Mexico operations including acquisitions, development and exploration. In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico. From mid 2000 until mid 2001, Mr. Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments. From 2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company, a majority owned affiliate of Enron. Subsequent to Enron's bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree Capital Management, LLC in an effort to acquire the company. From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport Resources, where he built the Gulf of Mexico division from a grassroots effort. From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company's exploration, joint venture and acquisition activities. He received BS and MS degrees in geology from the University of Alabama and an MBA from the Owen School of Management at Vanderbilt University. Mr. Keel was appointed pursuant to the terms of the Series G Preferred Stock.

     E. Joseph Grady was appointed Vice President and Chief Financial Officer on February 28, 2005. E. Joseph Grady is managing director of Vision Fund Advisors, Inc., a financial advisory firm he co-founded in 2001. Mr. Grady has over twenty-five years of financial, operational and administrative experience. He was formerly Senior Vice President - Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004 and Vice President - Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001.

     B. James Ford became a member of the Company's board of directors on February 28, 2005. Mr. Ford is a Managing Director of Oaktree Capital Management, LLC. Prior to joining Oaktree in June 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated. Mr. Ford earned a Bachelor of Arts in Economics from the University of California at Los Angeles and an M.B.A. from the Stanford University Graduate School of Business. He currently serves as a director of Cebridge Connections, LLC and National Mobile Television. Mr. Ford was appointed pursuant to the terms of the Series G Preferred Stock.

     Skardon F. Baker became a member of the Company's board of Directors on February 28, 2005. Mr. Baker is a Vice President of Oaktree Capital Management, LLC. Prior to joining Oaktree in 2004, Mr. Baker spent four years at J.P. Morgan Chase & Co. and its predecessor organizations, serving most recently as a Vice President in the Mergers and Acquisitions group responsible for identifying and executing leveraged transactions for the firm's financial sponsor client base. Mr. Baker also served as Executive Aide to Geoff Boisi and Don Layton, co-CEOs of JP Morgan's investment bank. Prior thereto, Mr. Baker was a Director and Associate at The Beacon Group, LLC, a merger advisory and private investment firm. Prior to Beacon, Mr. Baker received an M.B.A. from Harvard Business School and a J.D. from the University of Texas School of Law, where he was Associate Editor of The Texas Law Review. During his time in graduate school, Mr. Baker worked at McKinsey & Co. and Vinson & Elkins, LLP. Prior to graduate school, Mr. Baker served as Chief Speechwriter and Special Assistant for the Office of Governor George W. Bush. Before that, he was a Lieutenant in the United States Army. Mr. Baker received a B.A. degree in Government magna cum laude from Harvard University. Mr. Baker was appointed pursuant to the terms of the Series G Preferred Stock.

     Lee B. Backsen was elected as a new director at our June 1, 2005 annual shareholders' meeting. He is Vice President - Exploration for Andex Resources, LLC, a private oil and gas producing company, with responsibility for sourcing exploration joint ventures. From 2000 until joining Andex in 2004, Mr. Backsen was a consulting geologist for Continental Land & Fur Co., Inc. and Grant Geophysical, Inc., for whom he screened exploratory prospects in the Texas and Louisiana Gulf Coast Basins. Prior to establishing his consulting practice in 2000, Mr. Backsen spent over 35 years in the industry in senior exploration management positions with Burlington Resources Inc., UMC Petroleum Corporation, General Atlantic Gulf Coast Inc., Kerr McGee Corporation, Pelto Oil Company, Spectrum Oil and Gas Company and Shell Oil Company. Mr. Backsen earned Bachelor of Science degree and Masters of Science degree in Geology from Iowa State University.

     Lon McCain was elected as a new director at our June 1, 2005 annual shareholders' meeting. He was Vice President, Treasurer and Chief Financial Officer of Westport Resources Corporation, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr McGee Corporation in 2004. From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company and Petro-Lewis Corporation and Ceres Capital. Mr. McCain received a B.S. of Business Administration and a Masters of Business Administration/Finance from the University of Denver. Mr. McCain has also been an Adjunct Professor of Finance at the University of Denver since 1982.

     Thomas R. Kaetzer was appointed senior vice president and chief operating officer of the Company on September 15, 1998. From December 21, 1998 to February 28, 2005 he served as president and a director. Effective April 1, 2005, he was appointed as Senior Vice President of Operations. He was Chief Executive Officer from March 20, 2001 until May 12, 2004. Prior to joining us, Mr. Kaetzer had 17 years experience in the oil and gas industry, including 14 years with Texaco Inc., which involved the evaluation, exploitation and management of oil and gas assets. He has both onshore and offshore experience in operations and production management, asset acquisition, development, drilling and workovers in the continental U.S., Gulf of Mexico, North Sea, Colombia, Saudi Arabia, China and West Africa. Mr. Kaetzer has a Masters Degree in Petroleum Engineering from Tulane University and a Bachelor of Science Degree in Civil Engineering from the University of Illinois.

     Tracy Price was appointed Senior Vice President - Land/Business Development on April 1, 2005. Mr. Price joined the Company after serving as the Senior Vice President - Land/Business Development for The Houston Exploration Company from 2001 until joining the Company. Prior to his tenure at The Houston Exploration Company, Mr. Price served as Manager of Land and Business Development for Newfield Exploration Company between 1990 and 2001. From 1986 to 1990 Mr. Price was Land Manager for Apache Corporation. Prior to Apache, Mr. Price has also served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company. Mr. Price received his BBA in Petroleum Land Management from the University of Texas.

     Tommy Atkins was appointed Senior Vice President - Exploration on April 1, 2005. Mr. Atkins joined the Company after serving as the General Manager - Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining the Company. Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager. Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984. Mr. Atkins received a BS in Geology from the University of Oklahoma.

     Jay S. Mengle was appointed Senior Vice President - Engineering on April 1, 2005 after serving as the Shelf Asset Manager - Gulf of Mexico for Kerr McGee Corporation subsequent to the 2004 merger with Westport Resources. Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport's Gulf Coast/Gulf of Mexico drilling and production operations. Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp. Mr. Mengle received his BS in Petroleum Engineering from the University of Texas.

     Richard L. Creel has served as controller of the Company since May 1, 1997 and was elected vice president of finance on May 28, 1998. Prior to joining the Company, Mr. Creel served as Branch Manager of the Nashville, Tennessee office of Management Reports and Services, Inc. He has also served as controller of TLO Energy Corp. He has extensive experience in general accounting, petroleum accounting and financial consulting and income tax preparation.

     Jim Bigham has served as secretary since 1991 and as executive vice president of the Company since 1996 until February 2005, and thereafter as vice president. Prior to joining the Company, he held management and sales positions in the real estate and printing industries. Mr. Bigham is also a retired United States Air Force Major. During his military career, he served in both command and staff officer positions in the operational, intelligence and planning areas.

     Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.

Board Meetings and Committees

     Our board of directors has established an audit committee and a compensation committee.

     The audit committee was established to review and appraise the audit efforts of our independent auditors, and monitor our accounts, procedures and internal controls. On June 1, 2005, Skardon F. Baker and Lon McCain were appointed to the audit committee.

     The function of the compensation committee is to fix the annual salaries and other compensation for our officers and key employees. On June 1, 2005, B. James Ford and Lee B. Backsen were appointed to the compensation committee.

Compensation of Directors

     The shareholders approved an amended and restated Employee Stock Option Plan on May 28, 1998, which included a provision for the payment of reasonable fees in cash or stock to directors. Effective July 15, 2004 the board of directors established a 2004 Stock Option and Compensation Plan in which directors were eligible to participate. The board of directors approved a 2005 Stock Incentive Plan effective February 28, 2005, which includes directors as eligible participants under the plan. Due to limited capital resources, no fees were paid to directors in 2004. On June 1, 2005, our board approved a compensation plan for non-employee directors providing for a $10,000 annual retainer, with a $2,000 ($1,000 if by telephone) meeting attendance fee, for a maximum of $8,000 per director per year, with an additional fee payable for attendance of committee meetings held on days other than those on which the board meets. The chairman of the audit and compensation committee is entitled to receive an annual retainer of $5,000 and $2,500, respectively. Under the plan, effective June 1, 2005, each non-employee director was entitled to receive $15,000 of restricted stock, with a two year vesting schedule, and upon re-election is entitled to receive $10,000 in restricted stock, with a one year vesting schedule. The number of shares are determined based on the fair market value of our common stock on the date of grant. In addition, the plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation paid to our chief executive officers and another executive officer (and an individual for whom disclosure would be provided but for the fact that he was not serving as an executive officer) whose total annual compensation is $100,000 or more during the last fiscal year ended December 31, 2004.

                                        Annual Compensation               Long Term Compensation Awards
                         --------------------------------------------  -----------------------------------
                                                            Other
                                                            Annual     Restricted               All Other
 Name and Principal                                        Compen-        Stock                  Compen-
      Position           Year End   Salary($)  Bonus($)  sation($)(5)    Awards($)  Options(#)   sation($)
-----------------------  --------  ----------  --------  ------------  ----------- ----------- -----------

John E. Loehr(1)
Chief Executive Officer    2004            -        -             -           -           -            -
                           2003            -        -             -           -           -            -
                           2002            -        -             -           -           -            -

Thomas R. Kaetzer(2)
President                  2004    $ 150,000        -      $ 25,000           -     210,000(2)         -
                           2003    $ 150,000        -      $ 25,000           -           -            -
                           2002    $ 144,167        -      $ 25,000           -     100,000(2)        (3)

Marshall A. Smith(4)       2004    $ 150,000        -      $ 25,000           -           -            -
                           2003    $ 150,000        -      $ 25,000           -           -            -
                           2002    $ 150,000        -      $ 25,000           -           -            -

------------------
(1) During 2004 Mr. Loehr, a director, served as Chief Executive Officer from May 12, 2004. He received no compensation for his services as Chief Executive Officer.
(2) Mr. Kaetzer joined us as chief operating officer in September, 1998, was elected president in December, 1998 and was elected chief executive officer on March 20, 2001. He served as chief executive officer until May 12, 2004. He received a base annual salary of $150,000, plus a $25,000 annual contribution to a life insurance savings account paid monthly. In his employment agreement, Mr. Kaetzer was entitled to receive 5-year warrants to purchase 300,000 shares of common stock to be issued 100,000 each year over a three year period, beginning in 2002. After receiving warrants to purchase 100,000 shares of common stock in 2002, Mr. Kaetzer elected to receive options rather than warrants. In 2003, Mr. Kaetzer elected to defer receipt of options to purchase 100,000 shares of common stock until 2004.
(3) During 2002, pursuant to his employment agreement, Mr. Kaetzer received warrants to purchase 100,000 shares of common stock exercisable at $0.75 a share. At March 31, 2005, the closing price for a share of our common stock was $1.16 and on April 30, 2002, the date on which the warrants were received, the closing price was $.56 a share.
(4) Mr. Smith served as chief executive officer until March 20, 2001 and as chairman of the board until his resignation on May 11, 2002. As chairman of the board, Mr. Smith devoted full time to the business. Effective June 1, 2002, he resigned as an executive officer and became a paid consultant at an annual fee of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly. His consulting agreement expired September 30, 2004.
(5) Perquisites that are less than 10% of the individual's bonus and salary in the aggregate for any named executive officer are not disclosed in the table in accordance with SEC rules.

Option Grants During 2004

     The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2004.


                               Percent of
                                 Total
                   Number of    Options
                  Securities   Granted to                            Grant Date
                  Underlying    Employees  Exercise or                 Present
                    Options     in Fiscal   Base Price   Expiration    Value($)
     Name          Granted(#)     Year      ($/share)       Date         (1)
----------------- -----------  ---------- ------------- ------------ -----------
John E. Loehr           -           -             -              -            -
Thomas R. Kaetzer    100,000        7%       $ 0.75      7/15/2009     $ 22,000
                     110,000        7%         0.45       9/1/2008       29,700
Marshall A. Smith       -           -             -              -            -

------------------
(1) Present value for this option was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: (1) risk free interest rate 2004- 3.0%, 2003 - 3.0%; 2002 - 3.0%; (2) weighted average expected life 2004- 3.0, 2003 - 3.4; 2002 - 3.6; (3) expected volatility of 2004- 94.32%, 2003 - 147.43%; 2002 - 101.73%; and (4) no
     expected dividends. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because the company's employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of the company's stock. Such an increase in stock price would benefit all shareholders commensurately.


Option Exercises During 2004 and
Year End Option Values

                                  Number of Securities      Value of Unexercised
                                 Underlying Unexercised         In-the-Money
                                  Options at FY End(1)      Options at FY End(2)
                                      Exercisable/            ($) Exercisable/
     Name                             Unexercisable            Unexercisable
-----------------------          -----------------------   ---------------------

John E. Loehr(3)                         20,000/0                $  2,600
Thomas R. Kaetzer(3)(4)                 210,000/0                  60,300
Marshall A. Smith                        20,000/0                   2,600

------------------
(1) No shares were acquired or value realized upon the exercise of options since no options were exercised by the named executive officers in 2004.
(2) A market price of $0.88 a share was used based on the closing price of our common stock at December 30, 2004, the last day of the fiscal year on which a closing price for our common stock was reported.
(3) Does not include 100,000 and 125,000 warrants exercisable by Mr. Kaetzer at December 31, 2004 for $.75 and $.875 a share, respectively, or 270,000 warrants held by Mr. Loehr at December 31, 2004 exercisable for $.75 a share. Mr. Kaetzer's warrants for 100,000 shares of common stock exercisable at $.875 a share expired in January 2005.
(4) Includes options for 100,000 and 110,000 shares exercisable for $.75 and $.45 a share, respectively.

Employment Agreements

     Effective October 1, 2001, we entered into an Employment Agreement with Mr. Thomas R. Kaetzer, former president and chief executive officer for a period of three years. Under the Employment Agreement, Mr. Kaetzer received a base annual salary of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly. Under his Employment Agreement, Mr. Kaetzer was entitled to receive 5-year warrants to purchase 300,000 shares of common stock to be issued 100,000 each year over a three year period, beginning in 2002. Except for the warrants for 100,000 shares of common stock issued in April 2002, Mr. Kaetzer elected to receive options to purchase common stock. In the event of a change of control, Mr. Kaetzer would have had the option to continue as an employee under the terms of the Employment Agreement or receive a lump-sum cash severance payment equal to 200% of his annual base salary for the year following the change of control. The Employment Agreement terminated by its terms on September 30, 2004.

     Effective June 1, 2002, we entered into a Consulting Agreement with Mr. Marshall A. Smith III, which expires September 30, 2004. Under the Consulting Agreement, Mr. Smith received an annual consulting fee of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly. In the event of a change of control, Mr. Smith would have had the option to continue as a consultant under the terms of the Consulting Agreement or receive a lump-sum cash severance payment equal to 200% of his annual consulting fee for the year following the change of control. The Consulting Agreement terminated by its terms on September 30, 2004.

     Effective February 28, 2005, we entered into employment agreements with two officers, Allan D. Keel (President and Chief Executive Officer) and E. Joseph Grady (Senior Vice President and Chief Financial Officer). Each agreement has a term of three years with automatic yearly extensions unless we or the officer elects not to extend the agreement. Each agreement provides for a base salary and, starting in calendar year 2006 and thereafter, an annual discretionary bonus of 0% to 100% of each officer's base salary to be established by our Board of Directors or a duly authorized committee. Mr. Keel will receive a base salary of $240,000 per year and a first year bonus of $120,000 for the year ending December 31, 2005, payable on or before February 26, 2006. Mr. Grady will receive a base salary of $220,000 per year and a first year bonus of $110,000 for the year ending December 31, 2005, payable on or before February 25, 2006.

     Effective April 1, 2005, we entered into employment agreements with three newly appointed officers: Tracy Price (Senior Vice President - Land/Business Development); Tommy Atkins (Senior Vice President - Exploration); and Steven Mengle (Senior Vice President - Engineering). In addition, on April 1, 2005 the Company entered into a new Employment Agreement with Thomas R. Kaetzer as Senior Vice President of Operations; previously Mr. Kaetzer had served as our President and Chief Operating Officer. Each agreement has a term of two years with automatic yearly extensions unless we or the officer elects not to extend the agreement. Each agreement provides for a base salary and, starting in calendar year 2006 and thereafter, an annual discretionary bonus of 0% to 70% of each officer's base salary to be established by our Board of Directors or a duly authorized committee. Mr. Price will receive a base salary of $185,000 per year, Mr. Kaetzer, Mr. Atkins and Mr. Mengle will each receive a base salary of $180,000 per year.

     Each of these agreements provides for severance and change-in-control payments in the event we terminate an officer's employment "without Cause" or if the officer terminates for "Good Reason." "Cause" and "Good Reason" are narrowly defined. "Change of Control" is deemed to occur when less than 10% of our common stock is beneficially owned by Oaktree Capital Management, LLC and its affiliates. If an officer is terminated by us "without Cause" or the officer resigns for "Good Reason" then that officer will receive (A) a cash amount equal to the greater of (i) two times the sum of the calendar year's base salary and the prior year's discretionary bonus and (ii) $600,000 (or $500,000, in the case of Mr. Price, Mr. Mengle, Mr. Atkins and Mr. Kaetzer) and (B) health insurance benefits for two years from the termination date. If an officer is terminated by us "without Cause" or the officer resigns for "Good Reason" within 90 days before or 12 months after a Change of Control, payment of the entire cash severance amount will be made in a lump sum on the earlier of the date on which the Change of Control occurs and the officer's effective date of termination. Upon termination by us "without Cause" or by the officer for "Good Reason", the officer will receive half of the cash severance amount in a lump sum within 15 days of termination. The remainder of the cash severance payment will be made when the officer gives 30 days' notice to us prior to the conclusion of the 12 month period following the termination date agreeing to comply with non-compete and non-solicitation provisions for an additional 12 months.

     On February 28, 2005, the Company entered into Stock Option Agreements with Mr. Keel and Mr. Grady. Mr. Grady received 900,000 options to purchase the Company's Common Stock at an exercise price of $0.97 per share, 1,350,000 options to purchase the Company's Common Stock at an exercise price of $1.25 per share, and 1,800,000 options to purchase the Company's Common Stock at an exercise price of $1.70 per share. Mr. Keel received 2,700,000 options to purchase the Company's Common Stock at an exercise price of $0.97 per share, 4,050,000 options to purchase the Company's Common Stock at an exercise price of $1.25 per share, and 5,400,000 options to purchase the Company's Common Stock at an exercise price of $1.70 per share.

     On April 1, 2005, the Company entered into Stock Option Agreements with Mr. Price, Mr. Mengle, Mr. Atkins and Mr. Kaetzer. Mr. Price received 900,000 options to purchase the Company's Common Stock at an exercise price of $1.16 per share and 1,800,000 options to purchase the Company's Common Stock at an exercise price of $1.70 per share. Mr. Mengle received 450,000 options to purchase the Company's Common Stock at an exercise price of $1.16 per share and 900,000 options to purchase the Company's Common Stock at an exercise price of $1.70 per share. Mr. Atkins received 383,000 options to purchase the Company's Common Stock at an exercise price of $1.16 per share and 767,000 options to purchase the Company's Common Stock at an exercise price of $1.70 per share. Mr. Kaetzer received 333,333 options to purchase the Company's Common Stock at an exercise price of $1.16 per share and 666,667 options to purchase the Company's Common Stock at an exercise price of $1.70 per share.

     Each set of options granted will become vested and exercisable with respect to 15% of the shares on the first anniversary of the date granted and thereafter at the end of each full succeeding year from the date granted according to the following: 25% on the second anniversary, an additional 25% on the third anniversary and 35% on the fourth anniversary at which time each set of granted options will be vested and exercisable.

Stock Incentive Plans

     Effective July 15, 2004, The Board of Directors approved the 2004 Stock Option and Compensation Plan in which employees, directors and advisors could receive nonqualified stock options. There are options to purchase 1,500,000 shares of Common Stock outstanding under the 2004 Plan. The Board of Directors has approved a 2005 Stock Incentive Plan effective February 28, 2005. The Plan allows us to grant (a) Incentive Stock Options, (b) Nonstatutory Stock Options,
(c) Restricted Awards, (d) Unrestricted Awards, (e) Performance Awards, (f) Stock Appreciation Rights and (g) Dividend Equivalent Rights ("Awards"). Employees, Consultants and Directors of the Company and its Affiliates are eligible to receive Awards. The maximum number of shares of common stock issuable under the Plan may not exceed 27 million, unless and to the extent awards under the 2004 Stock Option and Compensation Plan are forfeited, expire or terminate. Options were issued to Mr. Keel, Mr. Grady, Mr. Price, Mr. Mengle, Mr. Atkins and Mr. Kaetzer, and restricted stock awards granted to our non-employee directors, pursuant to this Plan, as described above.

     See "Description of Our Securities--Outstanding Options and Warrants" for the terms of our outstanding options and warrants.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2004, Messrs. Waggoner, Loehr (until May 12 of that year) and Manolis served on the Compensation Committee. During fiscal year 2004, no interlocking relationship existed between any member of the Board or Compensation Committee and any member of the Board or Compensation Committee of any other company.

     During April 2004, entities controlled by Mr. Loehr and Mr. Manolis received 400 and 1,000 shares, respectively, of a series of our preferred stock, in consideration for services performed for the Company. Another entity which Mr. Loehr managed purchased 200 shares of another series of our preferred stock in April 2004 for $500 per share. In addition, an entity co-owned by Mr. Loehr and another former director received approximately $1.3 million at the closing of our February 2005 preferred stock offering in consideration for that entity's interest in certain properties which it had acquired from a third party in 2004, in consideration for satisfaction of monetary obligations owed by us to that party under an agreement. See "Certain Relationships and Related Transactions" below.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of July 25, 2005 regarding the beneficial ownership by each person known to us to own beneficially 5% or more of the outstanding common stock or 5% of any other class of our voting securities, and ownership of each class of our equity securities by each director, certain named executive officers, and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the purpose of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options and similar rights that are currently exercisable or convertible or exercisable or convertible within 60 days of the date of this prospectus by that shareholder are deemed outstanding. Unless otherwise specified, the title of the class of securities reported in the table below is of our common stock.

 Name and Address of                  Title of    Amount and Nature of
   Beneficial Owner                    Class      Beneficial Ownership    Percent %
----------------------------------   ----------  ----------------------  -----------

Allan D. Keel(1,2)                    Common            363,333               1.24
                                      Series G              600               0.74
E. Joseph Grady(2)
Tracy Price(2)
Tommy Atkins(2)
Jay S. Mengle(2)
Thomas R. Kaetzer(2,3)                                  608,852               2.09
Jim C. Bigham(2,4)                                      260,985               0.90
Richard L. Creel(2,5)                                   200,000               0.69
B. James Ford(6,7)
Skardon F. Baker(6,7)
Lee B. Backsen(2)
Lon McCain(2)
All current directors and officers    Common          1,433,170               4.79
as a group (12 persons)(8)            Series G              600               0.74

Oaktree Capital Management,           Common         46,634,332              61.81
 LLC(7,9)                             Series G           76,700              94.69
                                      Series H            2,000              38.09
J. Virgil Waggoner(10, (11))          Common         16,866,218              46.70
                                      Series H            3,000              57.14

------------------

1. Includes 333,333 shares underlying convertible preferred stock and 30,000 shares underlying warrants to purchase common stock.
2.   Shareholder's address is 480 N. Sam Houston Parkway East, Suite 300,
     Houston, Texas 77060. 3. Includes 296,226 shares owned directly, 2,626 shares owned by his wife and 310,000 shares subject to currently exercisable warrants.
4. Includes 210,000 shares subject to currently exercisable warrants and options. 5. Includes 180,000 subject to currently exercisable options. 6.
     Excludes shares held by OCM GW Holdings, LLC, of which they disclaim beneficial ownership. 7. c/o Oaktree Capital Management, LLC, 333 South
     Grand Avenue, Los Angeles, California 90071.
8. Includes 730,000 shares subject to currently exercisable warrants and options and 333,333 shares underlying convertible preferred stock.
9. Reported common stock includes 46,607,665 shares underlying Series G and Series H convertible preferred stock (including accrued dividends on the Series G Preferred Stock) held directly by OCM GW Holdings, LLC. The reported shares are owned directly by OCM GW Holdings, LLC. OCM Principal
     Opportunities Fund III, L.P. ("Fund") and OCM Principal Opportunities Fund
     IIIA, L.P. ("Fund IIIA") are the direct beneficial owners of Holdings. Fund is the managing member of Holdings and Oaktree Capital Management LLC
     ("Oaktree") is the managing member of OCM Principal Opportunities Fund III
     GP, LLC ("Fund GP"), the general partner of the Fund and Fund IIIA.
     Although each of Fund, Fund IIIA, Fund GP and Oaktree may be deemed an indirect beneficial owner of the securities, each of them disclaims beneficial ownership of those shares except to the extent of its pecuniary interest in them.

10. Reported common stock includes 4,285,715 shares underlying Series H convertible preferred stock, 2,350,274 shares underlying Series E convertible preferred stock (including accrued dividends thereon), 625,000 shares subject to currently exercisable warrants, and 20,000 shares subject to currently exercisable options. Shareholder granted OCM GW Holdings, LLC an irrevocable proxy and entered into Share Restriction Agreement on February 28, 2005, which currently applies only to class votes of the Series H Preferred Stock. See "Description of Securities."
11. Shareholder's address is 6605 Cypresswood Drive, Suite 250 Spring, Texas 77379.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

Transactions With Management and Others

     As described in "Business and Properties - Financial Recapitalization" OCM GW Holdings purchased 81,000 shares of Series G Preferred Stock and 2,000 shares of Series A Preferred Stock for $42 million. In addition, on May 17, 2005, we executed a promissory note for the benefit of OCM GW Holdings, in the principal amount of $1 million, payable on the earlier of July 17, 2005 and the day on which we are able to make draws under a credit facility under which greater than $1 million may be borrowed. Interest on the unpaid principal accrued at 4.59% per annum. We repaid the note in full on July 19, 2005 from borrowings under our new $100 million senior secured revolving credit facility. Skardon F. Baker, a director, is a vice president of and B. James Ford, also a director, is a managing director of Oaktree Capital Management, LLC, the ultimate parent of OCM GW Holdings. See "Security Ownership of Certain Beneficial Owners and Management."

     In connection with our April 2004 financing, J. Virgil Waggoner, a former director, and Star-Tex Trading Co., an entity managed by John E. Loehr, an officer and a director at the time, purchased 3,000 shares and 200 shares, respectively, of Series A Preferred Stock at a price of $500 per share. The shares of common stock underlying such Series A and Series H Preferred Stock (which the Series A Preferred Stock was exchanged for) are included in this prospectus. On November 6, 2002, Mr. J. Virgil Waggoner, a director, provided us a loan in the initial amount of $1,200,000, which was subsequently increased to a total of $1,500,000, which was outstanding at February 28, 2005. We issued Mr. Waggoner a promissory note with interest at the prime rate (prime rate 4.0% at May 26, 2004), secured by common stock of our of wholly-owned subsidiary, DutchWest Oil Company. Mr. Waggoner also received warrants to purchase 625,000 shares of our common stock at an exercise price of $.75 per share. Those underlying shares are included in this prospectus. The note with accrued interest was paid off in connection with the February 2005 offering, for a total payment amount of $1,727,655. In addition, in December 2002, Mr. Waggoner purchased 9,000 shares of our Series E Preferred Stock for $800,000. The shares of common stock issuable upon conversion of the Series E Preferred Stock are included in this prospectus.

     In December 2001, the Company and Summit Investment Group Texas L.L.C., entered into an agreement (the "Summit Agreement") relating to the development of oil and gas properties in several counties in Texas. On March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our former directors ("Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds under the agreement amounting to $1,200,000, thereby retiring the Summit Agreement except for certain surviving obligations with respect to areas of mutual interest and lease bank agreements expiring in 2008 and Summit retained the right to participate up to a 25% working interest in the drilling of any wells on the leases acquired by Addison. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which was extended by mutual consent on July 15, 2004) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. In substitution for an account payable to Summit, we granted Addison a promissory note for $600,000, with interest at the prime rate plus 2%. The Addison promissory note would be considered paid in full if we exercised the redemption option by paying the $1,200,000, plus interest. We exercised the redemption option and Addison received $1,275,353 at the closing of the February 2005 offering and waived its rights under the agreement to retain up to a 25% working interest under the leases.

     As part of the April 2004 refinancing, a former lender agreed to return all 2,000 shares of our Series F Preferred Stock held by it. Rather than receive the shares as treasury shares (which would have meant cancellation of the series) at our request the former lender transferred 400 of the shares to ST Advisory Corp., an entity owned by John E. Loehr, our former Chief Executive Officer and also a former director, 400 of the shares to a financial advisor to the Company, and 200 of the shares to Thomas R. Kaetzer, our President and a director at that time and 1,000 shares to Intermarket Management LLC, an entity partially owned by M. Scott Manolis, one of our directors at that time. These transfers were to compensate Mr. Kaetzer, the financial advisor and the entities controlled by Mr. Loehr and Mr. Manolis for service to the Company. The shares of common stock underlying such shares of Series F Preferred Stock are included in this prospectus.

     As part of the closing of the February 2005 offering, the investor and the Company agreed to pay certain legal, accounting and other due diligence costs and, also certain closing fees which totaled approximately $3.75 million. Of this certain related parties received the following fees: OCM GW Holdings, LLC $1,000,000; Intermarket Management LLC $500,000 (Mr. Manolis, one of our directors at the time, is an owner of Intermarket Management); Mr. Allan D. Keel $300,000 (which was used to invest in the subject offering).

                            DESCRIPTION OF SECURITIES

General

     The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation, bylaws and the designations of our preferred stock, which have been previously filed as exhibits to our public filings with the Securities and Exchange Commission, and by the provisions of applicable law.

     We are authorized to issue 200 million shares of common stock, par value $.001 per share. As of July 25, 2005, there were 28,835,699 shares of our sole class of common stock issued and outstanding, and held by approximately 700 beneficial owners. On an "as converted" basis, if all of the common stock underlying our various convertible and derivative securities, including warrants and granted employee stock options, outstanding at July 25, 2005 is issued by us, the number of our outstanding shares of common stock will increase to approximately 111.4 million shares.

     Our common stock is traded over-the-counter (OTC) under the symbol "CXPI". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222 is the transfer agent for the common stock.

Our Common Stock

     The holders of our common stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities (including preferential distribution and dividend rights of holders of preferred stock). The common stock does not have cumulative voting rights. The holders of the outstanding shares of the common stock, voting with the holders of the Series H Preferred Stock on an as converted basis, elect, by plurality vote, all of the directors not entitled to be elected by holders of the Series G Preferred Stock voting as a class, who are entitled to elect a majority of our Board of Directors.

     Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor. We have never paid cash dividends on the common stock and do not anticipate paying any cash dividends in the foreseeable future. As described below, the terms of our preferred stock may limit our ability to declare and pay dividends on the common stock.

Our Preferred Stock

     Our board of directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series.

     As of July 25, 2005, there were 103,250 shares of preferred stock, par value $0.01 per share, issued and outstanding in four series, including 8,000 shares of Series D Preferred Stock (the "Series D Preferred Stock"), 9,000 shares of Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), 81,000 shares of Series G Convertible Preferred Stock (the "Series G Preferred Stock") and 5,250 shares of Series H Preferred Stock (the "Series H Preferred Stock"; collectively, "Preferred Stock"). The 8,000 shares of Series D Preferred Stock are held by a former director, as are the 9,000 shares of Series E Preferred Stock. The 81,000 shares of Series G Preferred Stock are held by OCM GW Holdings, an officer, and 10 other investors. The 5,250 shares of Series H Preferred Stock are held by 11 parties including 3,000 shares by a former director and 2,000 shares by OCM GW Holdings. Our preferred stock is senior to our common stock regarding liquidation. All of our Series F Preferred Stock and GulfWest Oil & Gas Company's Series A Preferred Stock has either converted to or been exchanged for common stock or, in the case of the Series A Preferred Stock, Series H Preferred Stock.

     The Series D Preferred Stock does not have voting rights except as required by law, is not entitled to dividends, nor is it redeemable. However it is convertible to common stock at any time. None of the 8,000 outstanding shares of Series D Preferred Stock has been converted. On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock. The Series D Preferred Stock is of equal priority with the Series E Preferred Stock as to liquidation, and has a $500 per share liquidation value.

     The Series E Preferred Stock is entitled to receive cumulative dividends at the rate of 6% per year, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, payable quarterly. Except as permitted in the certificate of designation for the Series E Preferred Stock, dividends may not be paid on the common stock or other junior stock unless dividends on the Series E Preferred Stock have been paid. Dividends on the Series E Preferred Stock will accrue but not be paid until March 31, 2009, at which time we will commence quarterly dividend payments. Deferred dividends on the Series E Preferred Stock may be paid to the extent the board of directors elects to do so or dividends on the Series G Preferred Stock are paid for a quarter. Accrued dividends on the Series E Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time. The Series E Preferred Stock is redeemable in whole or in part at any time, at our option, at a price of $500 per share, plus all accrued and undeclared or unpaid dividends; except that, prior to our redemption, the holders of record shall be given a 60-day written notice of our intent to redeem and the opportunity to convert the Series E Preferred Stock to common stock. The conversion price for the Series E Preferred Stock is based on $2.00 per share of common stock. Upon a change of control, the Series E Preferred Stock is redeemable at the holder's election at the same redemption price, provided that holders may convert their shares to common stock prior to the redemption date. The Series E Preferred Stock automatically converts to common stock to the extent OCM GW Holdings and its affiliates convert their shares of Series G Preferred Stock. The consent of a majority of the Series E Preferred Stock is required to amend, alter, waive or repeal our charter or bylaws, if the result would adversely affect the Series E Preferred Stock, or to increase the number of directors above nine. None of the 9,000 outstanding shares of Series E Preferred Stock has been redeemed or converted. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock, or approximately 2.4 million shares, including dividends accrued to the last dividend payment date.

     The Series G Preferred Stock ranks senior to all outstanding classes of capital stock. The Series G Preferred Stock provides for an 8% cumulative cash dividend, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, which will accrue but not be paid until the dividend owing April 1, 2009 is required to be paid, at which time we will commence quarterly dividend payments. Deferred dividends may be paid to the extent the board of directors elects to do so. Accrued dividends on the Series G Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time. The Series G Preferred Stock may be redeemed by us after February 28, 2009 if a share of the underlying common stock trades at a price greater than the $.90 (as adjusted) conversion price for 30 consecutive trading days, at a price per share of Series G Preferred Stock equal to $500 plus accrued and unpaid dividends. In addition, we may be required to redeem the Series G Preferred Stock upon a change of control or if requested by a majority of holders if we breach the document governing the Series G Preferred Stock or if OCM GW Holdings and it affiliates suffer more than $3 million in damages arising from our breaches of covenants, representations or warranties under the Series G Preferred Stock subscription agreement or Shareholders Rights Agreement between us and OCM GW Holdings, provided that holders may convert their shares to common stock prior to the redemption date. If a dividend, other than a common stock dividend, is declared on our common stock we will be required to declare a similar distribution with respect to shares of Series G Preferred Stock on an as-converted basis. The consent of a majority of the Series G Preferred Stock is required to pay a dividend or make a distribution on or make any other payment with respect to the capital stock of the company, except as permitted in the certificate of designation for the Series G Preferred Stock, or to effect a change in control. In addition, the consent of the majority of the Series G preferred Stock is required to issue senior stock or parity stock or to amend, modify or repeal the Series G certificate of designation or any other preferred stock certificate of designation, or the charter or bylaws if the result could reasonably be expected to adversely affect the Series G Preferred Stock. On a fully converted basis, the 81,000 shares of Series G Preferred Stock would convert to approximately 45 million shares of common stock, or approximately 46.2 million shares, including dividends accrued up to the last dividend payment date.

     The Series H Preferred Stock is convertible into common stock at a conversion price of $0.35 a share and ranks junior to the Series G Preferred Stock as to dividends and liquidation but senior to all other outstanding classes of preferred stock of the Company. Holders of the Series H Preferred Stock are entitled to cumulative quarterly dividends of 10 shares of common stock per share of Series H Preferred Stock, or 40 shares of common stock annually per share of Series H Preferred Stock. The Series H Preferred Stock may be redeemed by us if we elect to redeem the Series G Preferred Stock, at a price per share of $500, the amount each share is entitled to upon liquidation, provided that holders may convert their shares to common stock prior to the redemption date. The Series H Preferred Stock automatically converts to common stock to the extent OCM GW Holdings and its affiliates convert their Series G Preferred Stock. The consent of a majority of the Series H Preferred Stock is required to amend, modify or repeal the certificate of designation for the Series H Preferred Stock, or the charter if the result could reasonably be expected to adversely affect the Series H Preferred Stock. In addition, the consent of a majority of the Series H Preferred Stock is required to pay a dividend or make a distribution on or make any other payment with respect to our capital stock, except as permitted in the certificate of designation for the Series H Preferred Stock. On a fully converted basis, the 5,250 shares of Series H Preferred Stock would convert into approximately 7.5 million shares of common stock.

     Holders of both the Series G Preferred Stock and Series H Preferred Stock vote on an as-converted basis with the holders of the common stock. The Series G Preferred Stock, voting as a class, has the right to elect a majority of our board. The Series E Preferred Stock has the right to appoint one director in the event of two or more dividend defaults or our insolvency or similar events. The conversion rights of each series of preferred stock are subject to anti-dilution adjustments set forth in the certificate of designation for each series.

Outstanding Options and Warrants

     At July 25, 2005, we had outstanding warrants and options for the purchase of 26,019,000 shares of common stock at prices ranging from $.01 to $1.81 per share, including employee stock options to purchase 24,324,000 shares at prices ranging from $.45 to $1.81 per share. If we issue additional shares, the existing shareholders' percentage ownership of the Company may be further diluted.

Agreements with Shareholders

     We and OCM GW Holdings entered into a Shareholders Rights Agreement on February 28, 2005 providing OCM GW Holdings with up to four demand registrations with respect to shares of Series G Preferred Stock and common stock upon the request of holders holding 50% or more of the registrable securities on an as converted basis, and unlimited piggyback registration rights. OCM GW Holdings is entitled to receive monthly financial reports, an annual business plan and operating budget, periodic filings and other information about us and, in addition, the agreement provides OCM GW Holdings with board observation rights. The Shareholders Rights Agreement subjects us to various restrictive covenants affecting the operation of our business. Further, OCM GW Holdings has a right of first refusal to purchase any additional securities proposed to be purchased by a third party from us.

     We also entered into an Omnibus and Release Agreement with OCM GW Holdings and certain other shareholders on February 28, 2005, which prohibits those shareholders from, directly or indirectly, entering into any swap, option, future, forward or other similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our newly authorized Series H Preferred Stock issuable upon exchange of our Series A Preferred Stock or common stock, although such holders may sell our common stock or, after February 28, 2007, the Series H Preferred Stock. After February 28, 2007, OCM GW Holdings and its affiliates have a right of first refusal to acquire any Series H Preferred Stock if a third party offers to acquire that stock, and the signatories to the Omnibus and Release Agreement have piggyback registration rights with respect to certain of the common stock held by them or issuable as a dividend. The restrictions imposed upon the shareholders that have executed the Omnibus and Release Agreement do not apply to shares of common stock owned by these shareholders, whether received upon conversion of the Series H Preferred Stock or otherwise, except as disclosed above.

     Pursuant to a Subscription Agreement dated February 28, 2005, Allan D. Keel, Chief Executive Officer and President, is subject to restrictions on transfers of his shares of Series G Preferred Stock for a period of 2 years. Allan D. Keel and the other purchasers of Series G Preferred Stock are subject to a right of first offer in favor of OCM GW Holdings, but not with respect to shares of common stock received upon conversion, and are required to convert their shares to common stock when Holdings and its affiliates convert their shares into common stock in the same proportion as OCM GW Holdings and its affiliates.

     J. Virgil Waggoner, a former director, entered into a Share Transfer Restriction Agreement, dated February 28, 2005, with OCM GW Holdings, and delivered an Irrevocable Proxy which currently grants OCM GW Holdings a proxy to vote his Series H Preferred Stock in matters on which the Series H Preferred Stock may vote as a class until such time as all of Mr. Waggoner's Series H Preferred Stock has converted into common stock. Mr. Waggoner is subject to restrictions on the disposition or transfer of the economic or voting rights of the Series H Preferred Stock owned by him, including prohibitions on transfers of shares of Series H Preferred Stock or entering into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any such capital stock, without the consent of OCM GW Holdings.

     In addition, Mr. Waggoner is required to convert any shares of Series H Preferred Stock he owns into common stock in the same proportion as that converted by OCM GW Holdings or its affiliates.

     Pursuant to the terms of a letter agreement between us and certain equity investors dated April 22, 2004, on June 1, 2004, we filed a Shelf Registration Statement on Form S-1 of which this prospectus is a part, which was declared effective on July 14, 2004, in connection with our April 2004 financing, in which we initially registered for resale 19,179,192 shares of common stock, which included shares of common stock exchangeable for the preferred stock issued in that financing, as well as shares of common stock issuable upon conversion of preferred stock and exercise of warrants with piggyback registration rights that we had issued to employees, consultants and lenders. In connection with our April 2004 financing, we also issued warrants to purchase 2,035,621 shares of common stock and entered into a related warrant agreement dated April 27, 2004, which provides the holders of common stock issuable upon exercise of the warrants the right to two demand registrations for two years from the date of exercise and unlimited piggyback registration rights. The warrant holders have since exercised their warrants for common stock, and those shares are included on the S-1 Shelf Registration Statement and are being offered by this prospectus. We have committed to keep this Registration Statement effective and current until December 8, 2006.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaws Provisions

     Certificate of Incorporation and Bylaws. Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

     Our Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

     o permit us to issue, without any further vote or action by the shareholders, additional shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions, of the shares of such series;

     o require special meetings of the shareholders to be called by the Chairman of the Board, the Chief Executive Officer, the President or by resolution of a majority of the Board;

     o require business at special meetings to be limited to the stated purpose or purposes of that meeting;

     o require that shareholder action to be taken at a meeting rather than by written consent, unless approved by our board of directors;

     o require that shareholders follow certain procedures, including advance notice procedures, to bring certain matters before an annual meeting or to nominate a director for election; and

     o    permit directors to fill vacancies in our Board of Directors.

     The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result form actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

     Delaware Takeover Statute. Section 203 (the "Delaware Business Combinations Statute") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate market value of 10% or more of either the consolidated assets of a company or its outstanding stock, and certain transactions that would increase the interested stockholder's proportionate share of ownership in a company or grant the interested stockholder disproportionate financial benefits) between an interested stockholder and a company for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination or the transaction in which the stockholder became an interested stockholder is approved by such company's board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of such company in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

Limitation on Liability of Directors

     Section 145 of the Delaware General Corporation Law permits us to indemnify directors, officers, employees or agents, or persons serving in such capacity at our request at another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, other than an action by or in the right of the company, to which such director, officer, employee or agent may be a party, provided such person shall have acted in good faith and shall have reasonably believed that his conduct was in or not opposed to our best interests and, in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the company against a director, officer, employee or agent, we have the power to indemnify such director, officer, employee or agent for actual and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such suit (a) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and (b) if found liable to us only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by us to directors, officers, employees or agents. The Delaware General Corporation Law provides for mandatory indemnification of directors and officers where such director or officer is successful on the merits in the types of proceedings discussed above.

     Our Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent authorized or permitted by applicable law. The right to indemnification is a contract right and includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition. Our Bylaws provide that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or officer may be made only upon delivery to us of an undertaking to repay all advanced amounts if it is ultimately determined by final nonappealable judicial decision that such person is not entitled to be indemnified for those expenses. Such provisions may have the effect of preventing changes in our management.

     Our Certificate of Incorporation also contains a provision eliminating the liability of a director to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing lawsuits against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders.

     Additionally, we have entered into director indemnification agreements with all of our directors and our executive officers named in this prospectus providing for indemnification and advancement of expenses in connection with legal proceedings. We also maintain directors and officers liability insurance for our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                  GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS

     The following are definitions of certain industry terms and abbreviations used in this prospectus:

Bbl. Barrel.

BOE. Barrel of oil equivalent, based on a ratio of 6,000 cubic feet of natural gas for each barrel of oil.

Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interests is owned.

Horizontal Drilling. High angle directional drilling with lateral penetration of one or more productive reservoirs.

Mcf. One thousand cubic feet.

Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

Overriding Royalty Interest. The right to receive a share of the proceeds of production from a well, free of all costs and expenses, except transportation.

Present Value. The pre-tax present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

Proceeds of Production. Money received (usually monthly) from the sale of oil and gas produced from producing properties.

Producing Properties. Properties that contain one or more wells that produce oil and/or gas in paying quantities (i.e., a well for which proceeds from production exceed operating expenses).

Productive Well. A well that is producing oil or gas or that is capable of production.

Prospect. A lease or group of leases containing possible reserves, capable of producing crude oil, natural gas, or natural gas liquids in commercial quantities, either at the time of acquisition, or after vertical or horizontal drilling, completion of workovers, recompletions, or operational modifications.

Proved Reserves. Estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions; i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if either actual production or a conclusive formation test supports economic production.

     The area of a reservoir considered proved includes:

          a. That portion delineated by drilling and defining by gas-oil or oil-water contacts, if any; and

          b. The immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     Proved Reserves do not include:

          a. Oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          c. Crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and

          d. Crude oil, natural gas, and natural gas liquids that may be recovered from oil sales and other sources.

Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed only after testing by a pilot project or after operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other units that have not been drilled can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proven effective by actual tests in the area and in the same reservoir.

Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Royalty. The right to a share of production from a well, free of all costs and expenses, except transportation.

Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.

Standardized Measure. The present value, discounted at 10%, of future net cash flows from estimated proved reserves, after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

Waterflood. An engineered, planned effort to inject water into an existing oil reservoir with the intent of increasing oil reserve recovery and production rates.

Working Interest. The operating interest under a lease, the owner of which has the right to explore for and produce oil and gas covered by such lease. The full working interest bears 100 percent of the costs of exploration, development, production, and operation, and is entitled to the portion of gross revenue from the proceeds of production which remains after proceeds allocable to royalty and overriding royalty interests or other lease burdens have been deducted.

Workover. Rig work performed to restore an existing well to production or improve its production from the current existing reservoir.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas.

                                     EXPERTS

     The consolidated financial statements of Crimson Exploration, Inc. (formerly GulfWest Energy Inc.) and subsidiaries have been included herein and in the registration statement filed in connection with this offering in reliance upon the report of Weaver and Tidwell, L.L.P., independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     Our oil and gas reserves have been reviewed by our independent reserve engineers, Pressler Petroleum Consultants. Our disclosures of our oil and gas reserves included in this prospectus have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                                FINANCIAL REPORT

                                 MARCH 31, 2005

                                DECEMBER 31, 2004

                                 C O N T E N T S

                                                                            Page
                                                                            ----
UNAUDITED INTERIM FINANCIAL STATEMENTS


Consolidated Balance Sheets March 31, 2005 and December 31, 2004.............F-3

Consolidated Balance Sheets March 31, 2005 and December 31, 2004.............F-4

Consolidated Statements of Operations for the three months ended
 March 31, 2005 And 2004.....................................................F-5

Consolidated Statements of Cash Flows for the three months ended
 March 31, 2005 And 2004.....................................................F-6

Notes to the Consolidated Financial Statements...............................F-7

                              GULFWEST ENERGY INC.
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2005 AND DECEMBER 31, 2004

                                     ASSETS


                                                      March 31,     December 31,
                                                         2005          2004
                                                     (Unaudited)     (Audited)
                                                    -------------  -------------

CURRENT ASSETS
  Cash and cash equivalents                         $  2,274,825   $    411,377
  Accounts receivable - trade, net of allowance
   for doubtful accounts of $-0- in 2005 and 2004      2,634,920      1,674,448
  Prepaid expenses                                       302,785        128,717
                                                    -------------  -------------
      Total current assets                             5,212,530      2,214,542
                                                    -------------  -------------


PROPERTY AND EQUIPMENT
  Oil and gas properties, using the successful
   efforts method of accounting                       60,541,372     58,557,072
  Other property and equipment                         1,482,930      1,437,206
  Less: accumulated depreciation, depletion and
   amortization                                      (10,526,740)    (9,870,962)
                                                    -------------  -------------

  Net property and equipment                          51,497,562     50,123,316
                                                    -------------  -------------

OTHER ASSETS
  Deposits                                                 9,804          9,804
  Investments                                            297,368        274,362
  Debt issue cost, net                                         -      1,756,316
  Deferred tax asset                                   4,710,242      3,322,551
                                                    -------------  -------------
      Total other assets                               5,017,414      5,363,033
                                                    -------------  -------------

TOTAL ASSETS                                        $ 61,727,506   $ 57,700,891
                                                    =============  =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                              GULFWEST ENERGY INC.
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2005 AND DECEMBER 31, 2004

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      March 31,     December 31,
                                                        2005           2004
                                                     (Unaudited)     (Audited)
                                                    -------------  -------------
CURRENT LIABILITIES
 Notes payable                                      $     40,300   $  4,916,568
 Notes payable - related parties                               -      2,140,000
 Current portion of long-term debt                        92,544     22,686,254
 Current portion of long-term debt - related parties           -        112,192
 Accounts payable - trade                              2,800,703      4,654,561
 Accrued expenses                                        293,072        940,587
 Income taxes payable                                    118,255        118,255
                                                    -------------  -------------
      Total current liabilities                        3,344,874     35,568,417
                                                    -------------  -------------

NONCURRENT LIABILITIES
 Long-term debt, net of current portion                   92,245        805,450
 Asset retirement obligations                          1,164,015      1,144,854
                                                    -------------  -------------
      Total noncurrent liabilities                     1,256,260      1,950,304
                                                    -------------  -------------

OTHER LIABILITIES
 Derivative instruments                                3,519,009      1,505,527
                                                    -------------  -------------

      Total Liabilities                                8,120,143     39,024,248
                                                    -------------  -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
 Preferred stock                                           1,045            253
 Common stock                                             24,923         19,394
 Additional paid-in capital                           72,767,869     34,062,502
 Retained deficit                                    (19,186,474)   (15,405,506)
                                                    -------------  -------------
      Total stockholders' equity                      53,607,363     18,676,643
                                                    -------------  -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 61,727,506   $ 57,700,891
                                                    =============  =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                              GULFWEST ENERGY INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (UNAUDITED)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        2005           2004
                                                    -------------  -------------

OPERATING REVENUES
 Oil and gas sales                                  $  3,634,160   $  2,500,640
 Operating overhead and other income                      30,173         38,089
                                                    -------------  -------------
      Total Operating Revenues                         3,664,333      2,538,729
                                                    -------------  -------------

OPERATING EXPENSES
 Lease operating expenses                              1,400,864      1,314,284
 Depreciation, depletion and amortization                655,778        439,202
 Dry holes, abandoned property and impaired assets         2,156              -
 Accretion expense                                        19,161         20,358
 General administrative                                  618,227        401,192
                                                    -------------  -------------
      Total Operating Expenses                         2,696,186      2,175,036
                                                    -------------  -------------


INCOME FROM OPERATIONS                                   968,147        363,693
                                                    -------------  -------------

OTHER INCOME AND EXPENSE
 Interest expense                                     (1,198,501)      (920,168)
 Other financing costs                                (1,905,159)             -
 Loss on sale of property and equipment                  (13,022)             -
 Unrealized gain (loss) on derivative instruments     (2,013,481)       287,847
                                                    -------------  -------------
      Total Other Income and (Expense)                (5,130,163)      (632,321)
                                                    -------------  -------------

INCOME (LOSS) BEFORE INCOME TAXES                     (4,162,016)      (268,628)

INCOME TAX BENEFIT                                     1,387,691              -
                                                    -------------  -------------

NET INCOME (LOSS)                                     (2,774,325)      (268,628)
DIVIDENDS ON PREFERRED STOCK (Paid 2005 -
 $1,006,643; Paid 2004 - 0)                             (773,120)       (34,375)
                                                    -------------  -------------

                                                    =============  =============
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS  $ (3,547,445)  $   (303,003)
                                                    =============  =============

NET INCOME (LOSS) PER SHARE, BASIC AND DILUTED      $       (.17)  $       (.02)
                                                    =============  =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                              GULFWEST ENERGY INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (UNAUDITED)

                                                                     Three Months Ended March 31,
                                                             -------------------------------------------
                                                                         2005             2004
                                                             -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                              $ (2,774,325)  $   (268,628)
     Adjustments to reconcile net income (loss) to net cash
       Provided by operating activities:
           Depreciation, depletion and amortization                      655,778        439,202
           Accretion expense                                              19,161         20,358
           Stock option expense                                           70,250           --
           Debt issue cost expense                                     1,779,596           --
           Discount on note payable                                      502,120           --
           Deferred tax asset                                         (1,387,691)          --
           Note payable issued and charged to interest                       --           61,046
           Loss on sale of property and equipment                         13,022           --
           Unrealized (gain) loss on derivative instruments            2,013,482       (287,847)
           (Increase) in accounts receivable - trade, net               (949,222)      (269,388)
           (Increase) in prepaid expenses                               (174,068)      (236,952)
           Increase (decrease) in accounts payable and
              accrued expenses                                         (2,571,623)       373,384
                                                                     ------------   ------------
               Net cash provided by (used in) operating activities    (2,803,520)      (168,825)
                                                                     ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of property and equipment                        41,175           --
      Capital expenditures                                            (2,061,503)       (84,082)
                                                                    ------------   ------------
            Net cash used in investing activities                     (2,020,328)       (84,082)
                                                                    ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of preferred stock, net                       38,345,646           --
     Proceeds from common stock warrants exercised                           200           --
     Payments on debt                                                (31,803,219)      (122,867)
     Proceeds from debt issuance                                         820,000        130,258
     Dividends paid
                                                                        (675,331)          --
                                                                    ------------   ------------
            Net cash provided by financing activities                  6,687,296          7,391
                                                                    ------------   ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      1,863,448       (245,516)

CASH AND CASH EQUIVALENTS,
     Beginning of period                                                 411,377        483,618
                                                                    ------------   ------------

CASH AND CASH EQUIVALENTS,
     End of period                                                  $  2,274,825   $    238,102
                                                                    ============   ============

CASH PAID FOR INTEREST                                              $  1,906,616   $    778,889
                                                                    ============   ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         During interim periods, we follow the accounting policies set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Users of financial information produced for interim periods are encouraged to refer to the footnotes contained in the Annual Report when reviewing interim financial results.

         The accompanying financial statements include the Company and its wholly-owned subsidiaries: RigWest Well Service, Inc. formed September 5, 1996; GulfWest Texas Company formed September 23, 1996; DutchWest Oil Company formed July 28, 1997; Southeast Texas Oil and Gas Company, L.L.C. acquired September 1, 1998; SETEX Oil and Gas Company formed August 11, 1998; GulfWest Oil & Gas Company formed February 8, 1999; LTW Pipeline Co. formed April 19, 1999; GulfWest Development Company formed November 9, 2000; and, GulfWest Oil & Gas Company (Louisiana) LLC formed July 31, 2001. All material intercompany transactions and balances are eliminated upon consolidation.

         In management's opinion, the accompanying interim financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, the results of operations, and the cash flows of GulfWest Energy Inc. for the interim periods.

2.       NON-CASH INVESTING AND FINANCING ACTIVITIES

         During the three month period ended March 31, 2005 we paid $331,313 in dividends by issuing 356,250 shares of common stock and we issued 29,100 shares of common stock to satisfy and record a $23,280 fee for a loan extension. Also, on March 30, 2005 one of our employees exercised 25,000 common stock options for $11,250 which is recorded as an account receivable. Under our cashless exercise procedures, the stock has been posted for sale by a broker and the receivable will be settled when the stock is sold. During the period we invested $23,006 in an oil and gas partnership by contributing our cost basis in undrilled oil and gas leases. In addition, we financed new field trucks for the $45,724 cost.

         During the three month period ended March 31, 2004, we issued a note payable for $600,000 in exchange for an account payable for $538,954 and $61,046 in interest expense was recorded.

3.       DERIVATIVE INSTRUMENTS

         In the past we have entered into, and may in the future enter into, certain derivative arrangements with respect to portions of our oil and natural gas production to reduce our sensitivity to volatile commodity prices. During 2005 and 2004, we entered into price swaps and put agreements with financial institutions. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit to us of increases in the prices of crude oil and natural gas sales. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial price protection against declines in price. Such arrangements may expose us to risk of financial loss in certain circumstances. We expect that the monthly volume of derivative arrangements will vary from time to time. We continuously reevaluate our price hedging program in light of market conditions, commodity price forecasts, capital spending and debt service requirements. The following hedges were in place at March 31, 2005 or were added subsequent to that date and are effective for the periods shown.


       Crude Oil                          Volume/ Month      Average Price/ Unit
       ---------                          -------------      -------------------
May 2004 thru October 2005         Swap    10,000 Bbls            $32.00
April  2005 thru June 2005         Swap     2,000 Bbls            $56.50
July 2005 thru October 2005        Swap     1,000 Bbls            $56.50
November & December 2005           Swap    11,000 Bbls            $56.50
January 2006 thru March 2006      Collar   10,000 Bbls    Floor $50.00-$59.00 Ceiling
April 2006 thru December 2006     Collar    9,000 Bbls    Floor $50.00-$59.00 Ceiling
January 2007 thru December 2007   Collar    3,000 Bbls    Floor $45.00-$59.45 Ceiling

       Natural Gas                         Volume/ Month     Average Price/ Unit
       -----------                         -------------     -------------------
June 2004 thru October 2005        Swap    60,000 MMBTU           $5.15
April  2005 thru June 2005         Swap    20,000 MMBTU           $7.45
July 2005 thru October 2005        Swap    10,000 MMBTU           $7.45
November & December 2005           Swap    70,000 MMBTU           $7.45
January 2006 thru December 2006   Collar   70,000 MMBTU   Floor $6.00-$8.25 Ceiling
January 2007 thru December 2007   Collar   20,000 MMBTU   Floor $6.00-$6.95 Ceiling


         These volumes represent approximately 75% of the estimated production (for both oil and natural gas) on currently producing properties for the remainder of 2005 and for 2006 and approximately 30% of estimated production for 2007.

         We also had the following put options in place during the first quarter of 2005, for the months reflected. These contracts were terminated in conjunction with the new swap and cost-less collars added effective April 1, 2005.

       Crude Oil                        Monthly Volume        Price per Bbl
       ---------                        --------------        -------------
November 1, 2005 to April 30, 2006        7,000 Bbls             $25.75 put
May 1, 2006 to October 31, 2006           6,000 Bbls             $25.75 put
November 1, 2006 to April 30, 2007        5,000 Bbls             $25.75 put


       Natural Gas                      Monthly Volume         Price per MMBTU
       -----------                      --------------         ---------------
November 1, 2005 to April 30, 2006       50,000 MMBTU             $4.50 put
May 1, 2006 to October 31, 2006          40,000 MMBTU             $4.50 put
November 1, 2006 to April 30, 2007       30,000 MMBTU             $4.50 put

         At the end of each reporting period we are required by SFAS 133 to record on our balance sheet the marked to market valuation of our derivative instruments. These valuations are based on the NYMEX strip prices for those future periods, as of the balance sheet date. As a result of these agreements, we recorded a non-cash charge to earnings of $2,013,481 for the three month period ended March 31, 2005 and a benefit of $287,847 for the three month period ended March 31, 2004.

         The estimated change in fair value of the derivatives is reported in Other Income and Expense as unrealized (gain) loss on derivative instruments. The estimated fair value of the derivatives is reported in Other Liabilities as derivative instruments.

4.       STOCK BASED COMPENSATION

         In October 1995, SFAS No. 123, "Stock Based Compensation," (SFAS 123) was issued. This statement requires that we choose between two different methods of accounting for stock options and warrants. The statement defines a fair-value-based method of accounting for stock options and warrants but allows an entity to continue to measure compensation cost for stock options and warrants using the accounting prescribed by APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Use of the APB 25 accounting method results in no compensation cost being recognized if options are granted at an exercise price at the current market value of the stock on the date of grant or higher. We will continue to use the intrinsic value method under APB 25 but are required by SFAS 123 to make pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied in our 2005 and 2004 financial statements.

         We use the Black Sholes option pricing model to estimate the fair value of the options. If we had used the fair value method required by SFAS 123, our net loss and per share information would approximate the following amounts:

                                           2005                           2004
         ---------------------------------------------------------------------------------
                                As Reported     Proforma       As Reported     Proforma
         SFAS 123
           compensation cost   $              $(11,322,000)   $             $
         APB 25
           compensation cost   $              $               $             $
         Net income (loss)     $(3,547,445)   $(14,869,445)   $(303,003)    $(303,000)
         Income (loss) per
           common share,
          Basic and diluted    $              $               $             $
                                      (.21)           (.72)        (.02)         (.02)
         ---------------------------------------------------------------------------------


         On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payments which is a revision of FASB No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supercedes APB opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123
         (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share- based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure will no longer be an alternative. The effective date of this statement will be our first quarter of 2006. Management has not yet determined the impact that this statement will have on our consolidated financial statements.

5.       FINANCING ACTIVITY


         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 in net proceeds from the financing to retire existing debt of $27,584,145, resulting in forgiveness of debt of $12,475,612, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000 (this preferred stock, at the request of the Company, was transferred by the previous lender to a financial advisor to the Company and to two companies affiliated with two transactions. The taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note was eighteen months and it bore interest at the prime rate plus 11%. The rate increased by .75% per month beginning in month ten.

         We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years. The warrants were subject to anti-dilution provisions. In connection with the February 2005 transactions described below, the anti-dilution provisions were amended such that additional issuances of stock (other than issuances to all holders) would not trigger an adjustment to the number of shares issuable upon exercise of the warrants.

         On January 7, 2005, we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005 and issued 29,100 shares of our common stock in connection with this amendment.

         On February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock to OCM GW Holdings, LLC ("OCMGW") for an aggregate offering price of $40.5 million. GulfWest Oil and Gas Company, ("GWOG") a subsidiary of the Company, issued, in a private placement, 2,000 shares of our Series A Preferred Stock, having a liquidation preference of $1.0 million, to OCMGW for $1.5 million. Net proceeds of the offerings of approximately $38 million after expenses are being used for the repayment of substantially all of our outstanding debt and other past due liabilities and for general corporate purposes.

         The Series G Preferred Stock bears a coupon of 8% per year, has an aggregate liquidation preference of $40.5 million, is convertible in to Common Stock at $0.90 per share and is senior to all of our capital stock. For the first four years after issuance, we may defer the payment of dividends on the Series G Preferred Stock and these deferred dividends will also be convertible into our Common Stock at $0.90 per share. In addition, the Series G Preferred Stock is entitled to nominate and elect a majority of the members of the Board of Directors of GulfWest.

         In connection with these transactions, the terms of the Series A Preferred Stock were amended such that by March 15, 2005, all such stock would either convert into a newly created Series H Preferred Stock on a one for one basis or into Common Stock at a conversion price of $0.35 per share. The Series H Preferred Stock is required to be paid a dividend of 40 shares of Common Stock per share of Series H Preferred Stock per year. In addition, the Series H Preferred Stock is convertible into Common Stock at a conversion price of $0.35 per share. At March 15, 2005, holders of 6,700 shares of Series A Preferred Stock converted to Series H Preferred Stock and holders of 3,250 shares of Series A Preferred Stock converted to an aggregate 4,642,859 shares of Common Stock. One Series H Preferred Stock holder converted its shares of Series H Preferred Stock in to 285,715 shares of Common Stock. The outstanding Series H Preferred Stock has an aggregate liquidation preference of $3.25 million. The Series H Preferred Stock is senior to all of our capital stock other than Series G Preferred Stock.

         In addition, we amended the terms of our 9,000 shares of Series E Preferred Stock such that the coupon of 6% per year may be deferred for the next four years and these deferred dividends will be convertible into Common Stock at conversion price of $0.90 per share. The original liquidation preference of the Series E Preferred Stock of $500 per share remains convertible into Common Stock at $2.00 per share. The Series E Preferred Stock has an aggregate liquidation preference of $4.5 million, and is senior to all of our Common Stock, of equal preference with our Series D Preferred Stock as to liquidation and junior to our Series G and Series H Preferred Stock.

         6.   NOTES PAYABLE

                                                                                March 31, 2005       December 31, 2004
                                                                               -----------------     -------------------
      Non-interest bearing note payable to an unrelated party;
           payable out of50% of the net transportation revenues
           from a certain natural gas pipeline that is not yet in
           service; no due date.                                               $    40,300           $     40,300

      Promissory note payable to a former director at 8%; due
           May, 2001; unsecured. Retired March, 2005                                                       40,000

      Promissory note payable to an unrelated party at 10%; payable
           on demand; unsecured. Retired March, 2005                                                        5,000

      Promissory note payable to an unrelated party; payable on demand; interestat 8%; interest increased to 12% on January 1, 2003; secured by certain oil and gas properties. Retired March, 2005. 180,000

      Note payable to a bank; due July, 2004; secured by guaranty of a director; interest at prime rate (prime rate 5.25% at
          December 31, 2004 with a floor of 4.75% and a
          ceiling of 8.0%. Retired February, 2005                                                         948,291

      Promissory note payable to unrelated party; interest at 6%;
           due June, 2003. Retired January, 2005.                                                          55,300

      Promissory note payable to one of our directors; interest at
           8%; due on demand; unsecured. Retired March, 2005                                               50,000

      Promissory note payable to one of our directors; interest at prime rate
           (prime rate 5.25% at December 31, 2004); due
           May, 2003; secured by Common Stock of DutchWest Oil
           Company, our wholly owned subsidiary.  Retired March                                         1,450,000
           2005

      Promissory note payable to an unrelated party at 8%; due
           June 2003; secured by 4% in the last draft of the
           Common Stock of DutchWest Oil Company, our wholly
           owned subsidiary. Retired March, 2005                                                          100,000

      Promissory note payable to an unrelated party at 8%; due
           May 2003; secured by 8% of the Common Stock of
           DutchWest Oil Company, our wholly
           owned subsidiary. Retired March, 2005.                                                         140,000

      Note payable to an entity owned by two directors of the
           company, due September 2004; interest at prime plus
           2% (prime rate 5.25% at December 31, 2004).  Secured
           by oil and gas leases. Retired March, 2005.                                                    600,000

                                                                                March 31, 2005       December 31, 2004
                                                                               -----------------     -------------------
      Line of credit (up to $3,500,000) to a bank; due June 2004;
           secured by the guaranty of a director; interest at prime
           rate (prime rate 5.25% at December 31, 2004) with a
           floor of 4.75% and a ceiling of 8.0%.  Retired February,
           2005.                                                                                        3,447,677
                                                                               -----------------     -------------------
                                                                               $    40,300           $  7,056,568
                                                                               =================     ===================

               Long-term debt is as follows:

                                                                                 March 31, 2005          December 31
                                                                                                            2004
                                                                                ----------------     ------------------
    Line of credit (up to $3,000,000) to a bank; due July,
         2005; secured by the guaranty of a director; interest greater prime rates less .25% or 5.25% (prime note 5.25%
         at December 31, 2004); retired February 2005.                         $                     $   2,995,488

    Subordinated promissory notes to various individuals at 9.5%
         interest per annum; amounts include $50,000 due to related
         parties. Retired $100,000 March, 2005.                                     50,000                 150,000

    Notes payable to finance vehicles, payable in aggregate monthly installments of approximately $4,000, including interest of.9%
         to 13% per annum; secured by the related equipment; due
         various dates through 2010.                                               134,789                  99,900

    Promissory note to a director; interest at 8.5%; due December 31,
         2003. Retired March, 2005.                                                                         62,192

    Note payable to lender; interest at prime plus 11% (prime
         rate 5.25% at December 31, 2004) interest only;
          due October,2006; secured by related oil and gas properties.
           Retired February, 2005.                                                                      19,021,880

    Note payable to a bank with monthly principal payments of
         $36,000; interest at prime plus 1% (prime rate 5.25%
         at December 31, 2004 with a minimum prime rate of
         5.5%; final payment due November, 2003; secured by
         related oil and gas properties; extended to July, 2007.
          Retired February, 2005                                                                         1,224,000

    Note payable to unrelated party to finance saltwater
         disposal well with monthly installments of $4,540,
          including interest at 10% per annum; final payment
          due January, 2005; secured by related well.
          Retired March, 2005.                                                                              50,436
                                                                                ----------------     ------------------
                                                                                                        23,603,896
    Less current portion                                                            92,544             (22,798,446)
                                                                                ----------------     ------------------
    Total long-term debt                                                        $   92,245           $     805,450
                                                                                ================     ==================

7.       TAXES

         We incurred a taxable loss of approximately $1.5 million and temporary tax differences of approximately $2.1 million in the first quarter of 2005 which resulted in an increase of approximately $1.4 in our deferred tax asset. We expect to fully utilize theses changes in the future.

8.       STOCKHOLDERS EQUITY

         The following table sets forth the changes in the stockholder's equity during the period ended March 31, 2005.


                                           NUMBER OF SHARES
                                      ---------------------------
                                                                                                    ADDITIONAL
                                        PREFERRED        COMMON        COMMON       PREFERRED         PAID-IN        RETAINED
                                          STOCK           STOCK         STOCK         STOCK           CAPITAL         DEFICIT
                                      --------------   ------------  ------------ --------------- ---------------- ---------------
BALANCE DECEMBER 31, 2004                    25,290      19,393,969   $   19,394   $        253    $ 34,062,502    $(15,405,506)
Common stock issued                                          29,100           29                         23,251

Preferred stock issued
  Series A                                    2,000                                          20       1,499,980
  Series G                                   81,000                                         810      36,844,836
Preferred stock conversions
  Series A to common stock                   (3,250)      4,642,859        4,643           (33)        (4,610)
  Series F to common stock                     (340)        170,000          170            (3)          (167)
  Series H to common stock                     (200)        285,715          286            (2)          (284)
Common stock dividends paid
  Series A Preferred                                        356,250          356                      330,956
Options and warrants exercised                               45,000           45                       11,405
Current year loss
                                                                                                                    (2,774,325)
Dividends paid on preferred stock                                                                                   (1,006,643)
                                        ------------   ------------  ------------  ------------   ------------     ------------
BALANCE MARCH 31, 2005                       104,500     24,922,893  $     24,923  $      1,045   $ 72,767,869     $(19,186,474)
                                        ============   ============  ============  ============   ============     ============


     Also during the period the holders of the remaining 6,700 shares of the Series A Preferred Stock, of our wholly owned subsidiary GulfWest Oil and Gas Company, converted to our Series H Preferred Stock.

     Dividends on all classes of our preferred stock are cumulative until declared as payable by our Board of Directors. Our Series E Preferred Stock accumulates at 6% per annum payable in cash, Series G Preferred Stock accumulates at 8% per annum payable in cash and Series H Preferred Stock accumulates at 40 shares of our common stock per share of the Series H Preferred Stock per annum.

     The following table sets forth the accumulated value of undeclared dividends of our preferred stock at March 31, 2005.

     ------------------------------ -- ------- ------------ ---- ---------------
     Series E Preferred Stock                                   $23,671
     ------------------------------ -- ------- ------------ ---- ---------------
     Series G Preferred Stock                                    284,055
     ------------------------------ -- ------- ------------ ---- ---------------
     Series H Preferred Stock                                    25,784
     ------------------------------ -- ------- ------------ ---- ---------------
                                                                $333,510
     ------------------------------ -- ------- ------------ ---- ---------------

     Subsequent to the end of the quarter holders of 1,250 shares of our Series H Preferred Stock converted to 1,785,714 shares of our common stock and 2,018,224 common stock warrants were exercised.

                                 C O N T E N T S

AUDITED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.....................F-16

         Consolidated Balance Sheets........................................F-17

         Consolidated Statements of Operations..............................F-19

         Consolidated Statements of Stockholders' Equity....................F-20

         Consolidated Statements of Cash Flows..............................F-22

         Notes To Consolidated Financial Statements.........................F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.....................F-48

         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS....................F-49


All other Financial Statement Schedules have been omitted because they are either inapplicable or the information required is included in the financial statements or the notes thereto.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Stockholders and
     Board of Directors
GULFWEST ENERGY INC.

We have audited the accompanying consolidated balance sheets of GulfWest Energy Inc. (a Texas Corporation) and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of The Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GulfWest Energy Inc. and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

\s\WEAVER AND TIDWELL, L.L.P
WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
March 29, 2005

                      GULFWEST ENERGY INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003


                                     ASSETS


                                                                      2004            2003
                                                                  ------------   ------------
CURRENT ASSETS
     Cash and cash equivalents                                    $    411,377   $    483,618
     Accounts receivable - trade, net of allowance
          for doubtful accounts of $-0- in 2004 and 2003             1,674,448      1,099,802
     Prepaid expenses                                                  128,717        159,269
                                                                  ------------   ------------
               Total current assets                                  2,214,542      1,742,689
                                                                  ------------   ------------

OIL AND GAS PROPERTIES,
     using the successful efforts method of accounting              58,557,072     58,472,886


OTHER PROPERTY AND EQUIPMENT                                         1,437,206      2,132,220
     Less accumulated depreciation, depletion and amortization      (9,870,962)   (10,017,931)
                                                                  ------------   ------------

     Net oil and gas properties and other property and equipment    50,123,316     50,587,175
                                                                  ------------   ------------

OTHER ASSETS
     Deposits                                                            9,804         20,142
     Investments                                                       274,362              -
     Debt issuance cost, net                                         1,756,316         78,768
     Deferred tax asset                                              3,322,551
                                                                  ------------   ------------
            Total other assets                                       5,363,033         98,910
                                                                  ------------   ------------

TOTAL ASSETS                                                      $ 57,700,891   $ 52,428,774
                                                                  ============   ============

                      GULFWEST ENERGY INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                               2004           2003
                                                          ------------   ------------
 CURRENT LIABILITIES
    Notes payable                                        $  4,916,568   $  8,182,165
     Notes payable - related parties                         2,140,000      1,465,000
     Current portion of long-term debt                      22,686,254     29,396,092
     Current portion of long-term debt - related parties       112,192        130,152
     Accounts payable - trade                                4,654,561      5,002,675
     Accrued expenses                                          940,587        443,568
                                                          ------------   ------------
     Income taxes payable                                      118,255
                                                          ------------   ------------
          Total current liabilities                         35,568,417     44,619,652
                                                          ------------   ------------

NONCURRENT LIABILITIES
     Long-term debt, net of current portion                    805,450         35,801
     Asset retirement obligations                            1,144,854      1,357,206
                                                          ------------   ------------
               Total noncurrent liabilities                  1,950,304      1,393,007
                                                          ------------   ------------

OTHER LIABILITIES
        Derivative instruments                               1,505,527        591,467
                                                          ------------   ------------

               Total Liabilities                            39,024,248     46,604,126
                                                          ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock                                               253            190
     Common Stock                                               19,394         18,493
     Additional paid-in capital                             34,062,502     29,283,692
     Retained deficit                                      (15,405,506)   (23,477,727)
                                                          ------------   ------------
               Total stockholders' equity                   18,676,643      5,824,648
                                                          ------------   ------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 57,700,891   $ 52,428,774
                                                          ============   ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                             2004          2003          2002
                                                        ------------   ------------   ------------
OPERATING REVENUES
     Oil and gas sales                                  $ 11,101,114   $ 10,844,460   $ 10,447,169
     Well servicing revenues                                                                39,116
     Operating overhead and other income                     106,559        166,263        353,512
                                                        ------------   ------------   ------------
          Total Operating Revenues                        11,207,673     11,010,723     10,839,797
                                                        ------------   ------------   ------------
OPERATING EXPENSES
     Lease operating expenses                              4,879,754      5,527,841      5,430,205
     Cost of well servicing operations                                                      56,295
     Depreciation, depletion and amortization              2,184,815      2,226,123      2,697,784
     Dry holes, abandoned property and impaired assets       452,516        358,737        617,365
     Accretion on asset retirement obligations                72,247         76,823
    Settlement of asset retirement obligations                41,780
     General administrative                                2,018,746      2,262,425      1,727,858
                                                        ------------   ------------   ------------
          Total Operating Expenses                         9,649,858     10,451,949     10,529,507
                                                        ------------   ------------   ------------
INCOME FROM OPERATIONS                                     1,557,815        558,774        310,290
                                                        ------------   ------------   ------------
OTHER INCOME AND EXPENSE
     Interest expense                                     (4,153,578)    (3,363,330)    (3,159,381)
     Other financing costs                                (1,472,318)    (1,000,000)
     Loss on sale of property and equipment               (2,034,079)       (19,848)       (56,647)
     Unrealized gain (loss) on derivative instruments     (1,505,527)       537,526     (1,596,575)
     Forgiveness of debt                                  12,475,612
                                                        ------------   ------------   ------------
          Total Other Income and (Expense)                 3,310,110     (3,845,652)    (4,812,603)
                                                        ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                                 4,867,925     (3,286,878)    (4,502,313)
INCOME TAX BENEFIT                                         3,204,296
                                                        ------------   ------------   ------------
INCOME (LOSS) BEFORE CUMULATIVE
     EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLES                                            8,072,221     (3,286,878)    (4,502,313)
CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES, NET OF INCOME
     TAXES                                                                  262,452
                                                        ------------   ------------   ------------
NET INCOME (LOSS)                                          8,072,221     (3,024,426)    (4,502,313)
DIVIDENDS ON PREFERRED STOCK
     (PAID 2004-$-0-; 2003-$112,500; 2002-$28,125)          (455,612)      (127,083)      (112,500)
                                                        ------------   ------------   ------------
NET INCOME (LOSS) AVAILABLE TO COMMON
     SHAREHOLDERS                                       $  7,616,609   $ (3,151,509)  $ (4,614,813)
                                                        ============   ============   ============
NET INCOME (LOSS) PER SHARE, BASIC
     BEFORE CUMULATIVE EFFECT OF CHANGE
      IN ACCOUNTING PRINCIPLES                          $        .41   $       (.18)  $       (.25)
CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                                                      .01
                                                        ------------   ------------   ------------
NET INCOME (LOSS) PER SHARE BASIC                       $        .41   $       (.17)  $       (.25)
                                                        ============   ============   ============
NET INCOME (LOSS) PER SHARE, DILUTED BEFORE CUMULATIVE
EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                              $        .26   $       (.18)  $       (.25)
CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                                                      .01
                                                        ------------   ------------   ------------
NET INCOME (LOSS) PER SHARE, DILUTED                    $        .26   $       (.17)  $       (.25)
                                                        ============   ============   ============

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                          Number of Shares
                                                                      Preferred          Common
                                                                       Stock             Stock
                                                                   --------------    -------------
BALANCE, December 31, 2001                                               17,000       18,492,541
     Issuance of warrants for additional financing
     Net loss
     Dividends paid on preferred stock
                                                                   --------------    -------------
BALANCE, December 31, 2002                                               17,000       18,492,541
                                                                   ==============    =============
     Issuance of warrants for additional financing
     Issuance of preferred stock related to current financing             2,000
     Net loss
                                                                   --------------    -------------
BALANCE, December 31, 2003                                               19,000       18,492,541
                                                                   ==============    =============
     Issuance of warrants for additional financing
     Issuance of preferred stock related to current refinancing           8,000
     Conversion of preferred stock to Common Stock.                      (1,710)         901,428
     Net income
                                                                   --------------    -------------
BALANCE, December 31, 2004                                               25,290       19,393,969
                                                                   ==============    =============


The Notes to Consolidated Financials are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

        Preferred                     Common                Additional Paid-In              Retained
          Stock                       Stock                      Capital                    Deficit
--------------------------   ------------------------   ------------------------  ---------------------------
 $                   170      $              18,493      $          28,164,712     $            (15,838,488)
                                                                        93,500
                                                                                                 (4,502,313)
                                                                                                   (112,500)
--------------------------   ------------------------   ------------------------  ---------------------------
 $                   170      $              18,493      $          28,258,212     $            (20,453,301)
==========================   ========================   ========================  ===========================
                                                                        25,500
                      20                                               999,980
                                                                                                 (3,024,426)
--------------------------   ------------------------   ------------------------  ---------------------------
                     190      $              18,493      $          29,283,692     $            (23,477,727)
==========================   ========================   ========================  ===========================
                                                                       916,029
                      80                                             3,863,665

                    (17)                        901                      (884)
                                                                                                  8,072,221
--------------------------   ------------------------   ------------------------  ---------------------------
 $                   253      $              19,394      $          34,062,502     $           (15,405,506)
==========================   ========================   ========================  ===========================


The Notes to Consolidated Financials are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                                             2004               2003                2002
                                                                        ---------------    ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                  $    8,072,221     $    (3,024,426)    $   (4,502,313)
     Adjustments to reconcile net income (loss) to net cash
        Provided by operating activities:
               Depreciation, depletion and amortization                      2,184,815           2,226,123          2,697,784
               Accretion expense                                                72,247              76,823
               Settlement of asset retirement obligations                      (25,769)
               Amortization of debt issuance cost                            1,379,818
               Discount expense on note payable                                413,910
               Forgiveness of debt                                         (12,475,612)
               Common Stock and warrants issued and
                charged to operations                                                               25,500             93,500
               Other financing costs                                                             1,000,000
               Deferred tax asset                                           (3,322,551)
               Income tax payable                                              118,255
               Notes payable issued for interest expense                        61,046
               Loss on sale of property and equipment                        2,034,079              19,848             56,647
               Dry holes, abandoned property, impaired assets                  452,516             358,737            617,365
               Unrealized (gain) loss on derivative instruments              1,505,527            (537,526)         1,596,575
               Cumulative effect of accounting change                                             (262,452)
               Provision for bad debts                                                              29,201
               (Increase) decrease in accounts receivable -
                trade, net                                                    (267,271)            232,443           (109,437)
               (Increase) decrease in prepaid expenses                          30,552             144,637           (179,825)
               Increase (decrease) in accounts payable and
                accrued expenses                                               279,859           1,235,503          1,043,994
                                                                        ---------------    ----------------    ---------------
                        Net cash provided by operating activities              513,642           1,524,411          1,314,290
                                                                        ---------------    ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Deposits returned                                                          10,338
     Proceeds from sale of property and equipment                            1,250,675              38,561            675,440
     Capital expenditures                                                   (6,141,988)         (1,067,924)        (5,861,969)
                                                                        ---------------    ----------------    ---------------
                        Net cash used in investing activities               (4,880,975)         (1,029,363)        (5,186,529)
                                                                        ---------------    ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of preferred stock, net                              3,363,745
     Payments on debt                                                      (18,144,776)         (1,672,288)        (3,410,778)
     Proceeds from debt issuance                                            21,304,258             973,164          7,394,181
     Debt issuance cost                                                     (2,228,135)
     Dividends paid                                                                                                  (112,500)
                                                                        ---------------    ----------------    ---------------
                        Net cash provided by (used in) financing
                        activities                                           4,295,092            (699,124)         3,870,903
                                                                        ---------------    ----------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (72,241)           (204,076)            (1,336)

CASH AND CASH EQUIVALENTS,
     Beginning of year                                                         483,618             687,694            689,030
                                                                        ---------------    ----------------    ---------------

CASH AND CASH EQUIVALENTS,
     End of year                                                        $      411,377     $       483,618     $      687,694
                                                                        ===============    ================    ===============

CASH PAID FOR INTEREST                                                  $    3,718,940     $     3,216,034     $    3,004,015
                                                                        ===============    ================    ===============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

         The following is a summary of the significant accounting policies consistently applied by management in the preparation of the accompanying consolidated financial statements.

         Organization

                           GulfWest Energy Inc. and our subsidiaries intend to
                  pursue the acquisition of quality oil and gas prospects, which have proved developed and undeveloped reserves, and the development of prospects with third party industry partners.

                           The accompanying consolidated financial statements
                  include our company and its wholly-owned subsidiaries: RigWest Well Service, Inc. ("RigWest"), GulfWest Texas Company ("GWT"), both formed in 1996; DutchWest Oil Company formed in 1997; SETEX Oil and Gas Company ("SETEX") formed August 11, 1998; Southeast Texas Oil and Gas Company, L.L.C. ("Setex LLC") acquired September 1, 1998; GulfWest Oil and Gas Company formed February 18, 1999; LTW Pipeline Co. formed April 19, 1999; GulfWest Development Company ("GWD") formed November 9, 2000 and GulfWest Oil and Gas Company (Louisiana) LLC, formed July 31, 2001. All material intercompany transactions and balances have been eliminated in consolidation.

         Statement of Cash Flows

                           We consider all highly liquid investment instruments
                  purchased with remaining maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows.

                  Non-Cash Investing and Financing Activities:

                           During the twelve month period ended December 31,
                  2004, in settlement of a contract we issued a note payable for $600,000 in replacement of an account payable for $538,954 and the recognition of an additional $61,046 of interest expense. Also, as a result of refinancing debt in which we recorded a $12,475,612 forgiveness of debt, we issued Common Stock warrants valued at $916,029 which were recorded as a discount to the face value of the new note issued, we issued $500,000 of preferred stock of a wholly owned subsidiary as a commission to our financial advisor, and recorded a $360,000 payable for a loan termination fee. The termination fee was subsequently increased by $48,000 as a result of increasing the principal amount of the new note. We also financed field trucks for $78,036. In addition, we invested $274,362 in a partnership by contributing our cost basis of $76,732 in a natural gas pipeline and $197,630 in undeveloped oil and gas leases to the partnership.

                           During the twelve month period ended December 31,
                  2003, we adopted Statement of Financial Accounting Standard No. 143 "Asset Retirement Obligations" (SFAS 143). As a result of adopting SFAS 143, effective January 1, 2003, we recorded an asset retirement obligation liability of $1,280,383, an increase in the carrying value of our oil and gas properties of $1,058,445, a reduction in accumulated depletion of $484,390 a change of $262,452 to income as a cumulative effect of a change in accounting principal. This retirement liability was increased during 2004 and 2003 by recognizing$72,247 and $76,823 respectfully, in accretion expense. Also, we decreased the current portion of long term debt-related parties by applying $17,300 in deposits and reclassified $176,320 from accrued expenses to current portion of long term debt.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  in Summary of Significant Accounting Policies (continued)


         Use of Estimates in the Preparation of Financial Statements

                           The preparation of consolidated financial statements
                  in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Oil and Gas Properties

                           We use the successful efforts method of accounting
                  for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, and geological and geophysical costs are expensed.

                           As we acquire significant oil and gas properties, any
                  unproved property that is considered individually significant is periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties and support equipment, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method.

                           On the sale of an entire interest in an unproved
                  property, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. On the sale of an entire or partial interest in a proved property, gain or loss is recognized, based upon the fair values of the interests sold and retained.

         Other Property and Equipment

                           The following tables set forth certain information
                  with respect to our other property and equipment. We provide for depreciation and amortization using the straight-line method over the following estimated useful lives of the respective assets:

                       Assets                                      Years
                       ---------------------------------        -------------
                            Automobiles                             3-5
                            Office equipment                         7
                            Gathering system                         10
                            Well servicing equipment                 10

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies - continued

         Other Property and Equipment - continued

                  Capitalized costs relating to other properties and equipment:

                                                                  2004                     2003
                                                           --------------------    ---------------------
                      Automobiles                          $         285,384       $          420,776
                      Office equipment                               148,173                  148,172
                      Gathering system                               271,651                  529,486
                      Well servicing equipment                       731,998                1,033,786
                                                           --------------------    ---------------------
                                                                   1,437,206                2,132,220

                      Less accumulated depreciation                 (872,364)              (1,268,330)
                                                           --------------------    ---------------------

                      Net capitalized cost                 $         564,842       $          863,890
                                                           ====================    =====================

         Impairments

                           We have adopted SFAS 144 "Accounting for the
                  Impairment or Disposal of Long- Lived Assets". Accordingly, impairments, measured using fair market value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets (other than unproved oil and gas properties discussed above) may not be recoverable and the future undiscounted cash flows attributable to the asset are less than its carrying value.

         Revenue Recognition

                           We recognize oil and gas revenues on the sales method
                  as oil and gas production is sold. Differences between sales and production volumes during the years ended December 31, 2004, 2003, and 2002 were not significant. Well servicing revenues are recognized as the related services are performed. Operating overhead income is recognized based upon monthly contractual amounts for lease operations and other income is recognized as earned.

         Trade Accounts Receivable

                           We grant credit to creditworthy independent and major
                  oil and gas companies for the sale of crude oil and natural gas. In addition, we grant credit to joint owners of oil and gas properties, which we, through our subsidiary, SETEX, operate. Such amounts are secured by the underlying ownership interests in the properties. We also grant credit to various third parties through RigWest for well servicing operations.

                           Trade accounts receivable are reported in the
                  consolidated balance sheet at the outstanding principal adjusted for any chargeoffs. An allocation for doubtful accounts is recognized by management based upon a review of specific customer balances, historical losses and general economic conditions.

                           We maintain cash on deposit in non-interest bearing
                  accounts, which, at times, exceed federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

         Fair Value of Financial Instruments

                           At December 31, 2004 and 2003, our financial
                  instruments consist of notes payable and long-term debt. Interest rates currently available to us for notes payable and long-term debt with similar terms and remaining maturities are used to estimate fair value of such financial instruments.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  Accordingly, since interest rates on substantially all of our debt are variable, market based rates, the carrying amounts are a reasonable estimate of fair value.

         Debt Issuance Costs

                           Debt issue costs incurred are capitalized and
                  subsequently amortized over the term of the related debt on a straight-line basis.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies - continued

         Earnings (Loss) Per Share

                           We have adopted Statement of Financial Accounting
                  Standards (SFAS) No. 128 "Earnings Per Share", which requires that both basic earnings (loss) per share and diluted earnings
                  (loss) per share be presented on the face of the statement of operations. Basic earnings (loss) per share are based on the weighted-average number of outstanding common shares. Diluted earnings (loss) per-share are based on the weighted-average number of outstanding common shares and the effect of all potentially diluted common shares.

         Stock Based Compensation

                           In October 1995, SFAS No. 123, "Stock Based
                  Compensation," (SFAS 123) was issued. This statement requires that we choose between two different methods of accounting for stock options and warrants. The statement defines a fair-value-based method of accounting for stock options and warrants but allows an entity to continue to measure compensation cost for stock options and warrants using the accounting prescribed by APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Use of the APB 25 accounting method results in no compensation cost being recognized if options are granted at an exercise price at the current market value of the stock or higher. We are required by SFAS 123 to make pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied in its 2004, 2003 and 2002 financial statements. All options were issued with an exercise price at or above fair market value on the date of grant with the exception of one grant of 281,000 options, for which we have accrued $129,260 in compensation expense in 2004. Also see Recent Accounting Pronouncements.

                           During 2004, 2003 and 2002, we issued options and
                  warrants totaling: 1,610,000 shares in 2004 (exercisable 1,085,000); 35,000 in 2003 (all exercisable); 405,000 shares in 2002 (all exercisable), respectively, to employees and directors as compensation. If we had used the fair value method required by SFAS 123, our net income (loss) and per share information would approximate the following amounts:


                                       2004                          2003                            2002
                             --------------------------   ----------------------------    ---------------------------
                                 As          ProForma     As Reported      ProForma       As              ProForma
                              Reported                                                     Reported
                             -----------    -----------   ------------    ------------    -----------    ------------
         SFAS 123
         compensation cost   $              $   425,500   $               $      7,350    $              $     38,300
         APB 25
         compensation cost   $   129,260    $  (129,260)  $               $               $              $

         Net income (loss)   $ 7,616,609    $ 7,320,369   $ (3,151,509)   $ (3,158,859)   $(4,614,813)   $ (4,653,113)
         Income (loss) per
         common share-basic  $       .41    $       .39   $       (.17)   $       (.17)   $      (.25)   $       (.25)
         Income (loss) per
         common share-
         diluted             $       .26    $       .23   $       (.17)   $       (.17)   $      (.25)   $       (.25)

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies - continued

         Stock Based Compensation  - continued

                           The effects of applying SFAS 123 as disclosed above
                  are not indicative of future amounts. We anticipate making additional stock based employee compensation awards in the future.

                           We use the Black-Sholes option-pricing model to
                  estimate the fair value of the options and warrants (to employee and non-employees) on the grant date. Significant assumptions include (1) risk free interest rate 2004- 3.0%, 2003 - 3.0%; 2002 - 3.0%; (2) weighted average expected life 2004- 3.0, 2003 - 3.4; 2002 - 3.6; (3) expected volatility of
                  2004- 94.32%, 2003 - 147.43%; 2002 - 101.73%; and (4) no
                  expected dividends.

         Implementation of New Financial Accounting Standards

                           Effective January 1, 2001, we adopted SFAS No. 133
                  "Accounting for Derivative Instruments and other Hedging Activities", as amended by SFAS No. 137 and No. 138. It has been determined that our oil and gas hedging agreements meet the definition of SFAS 133 "Accounting for Derivative Instruments and other Hedging Activities" and are accounted for as a derivative instruments.

                           Effective January 1, 2002, we adopted SFAS No. 144,
                  "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires the following three-step approach for assessing and recognizing the impairment of long-lived assets: (1) consider whether indicators of impairment of long-lived assets are present; (2) if indicators of impairment are present, determine whether the sum of the estimated undiscounted future cash flows attributable to the assets in question is less than their carrying amount; and (3) if less, recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. In addition, SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (such as abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale". The adoption of SFAS No. 144 did not have a material impact on our financial statements since it retained the fundamental provisions of SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," related to the recognition and measurement of the impairment of long-lived assets to be "held and used".

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies - continued

         Implementation of New Financial Accounting Standards - continued

                           In June 2002, the FASB issued SFAS No. 146,
                  "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the fair value is the objective for the initial measurement of the liability. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. This statement will impact the timing of our recognition of liabilities for costs associated with future exit or disposal activities.

                           Beginning in 2003, Statement of Financial Accounting
                  Standards No. 143, "Asset Retirement Obligations" ("SFAS 143") requires us to recognize an estimated liability for the plugging and abandonment of our oil and gas wells and associated pipelines and equipment. Consistent with industry practice, historically we had assumed the cost of plugging and abandonment would be offset by salvage value received. This statement requires us to record a liability in the period in which our asset retirement obligation ("ARO") is incurred. After initial recognition of the liability, we must capitalize an additional asset cost equal to the amount of the liability. In addition to any obligation that arises after the effective date of SFAS 143, upon initial adoption we must recognize (1) a liability for any existing ARO's, (2) capitalized cost related to the liability, and (3) accumulated depreciation, depletion and amortization on that capitalized cost adjusting for the salvage value of related equipment.

                           The estimated liability is based on historical
                  experience in plugging and abandoning wells, estimated remaining lives of those wells based on reserves estimates and federal and state regulatory requirements. The liability is discounted using an assumed credit-adjusted risk-free rate of 7.5%. Revisions to the liability could occur due to changes in estimates of plugging and abandonment costs, changes in the risk-free rate or remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements. At the time of abandonment, we will be required to recognize a gain or loss on abandonment if the actual costs do not equal the estimated costs.

                           The adoption of SFAS 143 resulted in a January 1,
                  2003 cumulative effect adjustment to record (i) a $1,058,445 increase in the carrying value of proved properties, (ii) a $484,390 decrease in accumulated depreciation, depletion and amortization, (iii) a $1,280,383 increase in noncurrent liabilities, and (iv) a $262,452 gain, net of tax.

         Recent Accounting Pronouncements

                           On December 16, 2004, the Financial Accounting
                  Standards Board (FASB) issued FASB Statement No. 123 (revised
                  2004), Share-Based Payments which is a revision of FASB No. 123, Accounting for Stock-Based Compensation. Statement 123
                  (R) supercedes APB opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share- based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement become effective for our third quarter of 2005. Management has not yet determined the impact that this statement will have on our consolidated financial statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Recapitalization

         At December 31, 2004, despite certain refinancing during 2004 our current liabilities exceeded our current assets by $33,353,875, which without additional capital left doubt about our ability to survive; however this doubt was eliminated pursuant to the 2005 recapitalization described below.

         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 to retire existing debt of $27,584,145, resulting in forgiveness of debt of $12,475,612, the elimination of a hedging liability and the return to us our Series F Convertible Preferred Stock with an aggregate liquidation preference of $1,000,000. This preferred stock, at our request, was transferred to our financial advisor and to two companies affiliated with two of our directors. See "Certain Relationships and Related Transactions." This taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note is eighteen months and it bears interest at the prime rate plus 11%. This rate increases by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years. The warrants are subject to anti-dilution provisions.

         We continued to pursue new equity capital during 2005, culminating in the sale of $42,000,000 in newly issued preferred stock. In a subsequent event, on February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock to OCMGW for an aggregate offering price of $40.5 million. In addition, our subsidiary, GulfWest Oil & Gas Company (GOGC) issued, in a private placement, 2,000 shares of its Series A Preferred Stock, having a liquidation preference of $1.0 million, to OCMGW for $1.5 million. Net proceeds of the offerings of approximately $38 million after expenses are being used for the repayment of debt and other liabilities and for general corporate purposes. See note 5.

         The Series G Preferred Stock bears a coupon of 8% per year. The Series G Preferred Stock has an aggregate liquidation preference of $40.5 million, and is senior to all of our capital stock. For the first four years after issuance, we may defer the payment of dividends on the Series G Preferred Stock and these deferred dividends will also be convertible into our Common Stock at $0.90 per share. In addition, the Series G Preferred Stock is entitled to vote on an as-converted basis with the Common Stockholders and, as a class, to nominate and elect a majority of the members of the Board of Directors of GulfWest. The Series G Preferred Stock is senior in liquidation preference to all of our capital stock.

         In connection with these transactions, the terms of the Series A Preferred Stock have been amended such that by March 15, 2005, all such stock will either convert into a newly created Series H Preferred Stock on a one for one basis or into Common Stock at a conversion price of $0.35 per share. The Series H Convertible Preferred Stock has a liquidation preference of $500 per share and is required to be paid a dividend of 40 shares of Common Stock per share per year. In addition, the Series H Convertible Preferred Stock is convertible into Common Stock at a conversion price of $0.35 per share. At March 15, 2005, holders of 6,700 shares of Series A Preferred Stock converted to Series H Preferred Stock and holders of 3,250 shares of Series A Preferred Stock converted to an aggregate 4,642,859 shares of Common Stock. The outstanding Series H Preferred Stock has an aggregate liquidation preference of $3.350 million and is senior to all of our capital stock other than Series G Preferred Stock.

         In addition, we amended the terms of our 9,000 shares of Series E Preferred Stock such that the coupon of 6% per year they bear may be deferred for the next four years and these deferred dividends will be convertible into Common Stock at conversion price of $0.90 per share. The initial liquidation preference of the Series E Preferred Stock of $500 per share remains convertible into Common Stock at $2.00 per share. The Series E Preferred Stock has an aggregate liquidation preference of $4.5 million, and is senior to all of our Common Stock, of equal preference with our Series D Preferred Stock and junior to our Series G Preferred Stock and Series H Preferred Stock.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Cost of Oil and Gas Properties

                  The following tables set forth certain information with respect to our oil and gas producing activities for the periods presented:

         Capitalized Costs Relating to Oil and Gas Producing Activities:


                                                                          2004                      2003
                                                                     ----------------          ----------------
            Unproved oil and gas properties                          $       81,366            $      261,650
            Proved oil and gas properties                                54,947,396                54,669,482
            Support equipment and facilities                              3,528,310                 3,541,754
                                                                     ----------------          ----------------
                                                                         58,557,072                58,472,886

            Less accumulated depreciation, depletion and
                   amortization                                          (8,998,598)               (8,749,601)
                                                                     ----------------          ----------------
            Net capitalized costs                                    $   49,558,474            $   49,723,285
                                                                     ================          ================

         Results of Operations for Oil and Gas Producing Activities:

                                                                     2004                2003               2002
                                                                ----------------    ----------------    ---------------
             Oil and gas sales                                  $     11,101,114    $     10,844,466    $    10,447,169
             Production costs                                         (4,879,754)         (5,527,841)        (5,430,205)
             Depreciation, depletion and amortization                 (1,954,256)         (1,527,727)        (2,187,036)
             Accretion expense                                           (72,247)            (76,823)                -
             Income tax expense                                               -                   -                  -
                                                                ----------------    ----------------    ---------------
             Results of operations for oil and gas
                  producing activities - income                 $      4,194,857    $      3,712,075    $     2,829,928
                                                                ================    ================    ===============

             Costs Incurred in Oil and Gas Producing Activities:
                                                                     2004                2003               2002
                                                                ----------------    ----------------    ---------------

             Property Acquisitions
                   Proved                                       $          6,742    $             -     $       562,760
                   Unproved                                               17,347             110,119             14,401
             Development Costs                                         6,117,899           2,024,663          5,141,075
                                                                ----------------    ----------------    ---------------
                                                                $      6,141,988    $      2,134,782    $     5,718,236
                                                                ================    ================    ===============

         The following table shows oil and gas property dispositions:

                                                                     2004                2003               2002
                                                                ----------------    ----------------    ---------------
              Oil and gas properties                            $      5,425,040    $         31,979    $       464,806
              Accumulated DD&A                                        (1,659,001)            (11,569)   $       (21,375)
                                                                ----------------    ----------------    ---------------
              Net oil and gas properties                        $      3,766,039    $         20,410    $       443,431
                                                                ================    ================    ===============

         As a result of these sales we recorded a loss of $2,029,932 in 2004 and $20,409 in 2003 and a gain of $21,569 in 2002.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Cost of Oil and Gas Properties - continued

         A reconciliation of our asset retirement obligation liability is as follows:

                                                                          2004                      2003
                                                                     ----------------          ----------------
              Balance January 1                                      $     1,357,206           $             -
              Cumulative effect adjustment                                        -                   1,280,383
              Accretion expense                                               72,247                     76,823
              Liability settled                                              (25,769)                        -
              Liability reduced from assets sold                            (331,173)                        -
              Revisions                                                       72,343
                                                                     ----------------          ----------------
              Balance December 31                                    $     1,144,854           $      1,357,206
                                                                     ================          ================

Note 4.  Accrued Expenses

         Accrued expenses consisted of the following:


                                                                      December31,               December 31,
                                                                         2004                       2003
                                                                     ----------------          -----------------
                Accrued compensation
                   expense on variable options                       $       129,260           $             -
              Payroll taxes                                                       -                       5,833
              Interest                                                       769,327                    395,735
              Professional fees                                               42,000                     42,000
                                                                     ----------------          -----------------
                                                                     $       940,587           $        443,568
                                                                     ================          =================


                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Notes Payable and Long-Term Debt

         Notes payable is as follows:


                                                                                       2004               2003
                                                                                   -------------     ---------------
      Non-interest bearing note payable to an unrelated party; payable out of
           50% of the net transportation revenues from a certain natural gas
           pipeline that is not yet in service; no due date.                       $     40,300      $       40,300

      Promissory note payable to a former director at 8%; due May, 2001;
            unsecured. Retired March, 2005                                               40,000              40,000

      Promissory note payable to an unrelated party at 10%; payable on
           demand; unsecured. Retired March, 2005                                         5,000              45,000

      Line of credit (up to $2,500,000) to a bank; due October, 2002; secured by guaranty of a director; interest greater of prime rate less .25% or
           5.25%, (prime rate 5.25% at December 31, 2004).  Line of credit increased to $3,000,000 and due date extended to April, 2004. Retired
           and replaced April, 2004.                                                                      2,995,488

      Promissory note payable to an unrelated party; payable on demand; interest at 8%; interest increased to 12% on January 1, 2003; secured
           by certain oil and gas properties. Retired March, 2005.                      180,000             300,000

      Note payable to a bank; due July, 2004; secured by guaranty of a director;
           interest at prime rate (prime rate 5.25% at December
          31, 2004 with a floor of 4.75% and a ceiling of 8.0%.
          Retired February, 2005                                                        948,291             948,400

      Promissory note payable to unrelated party; interest at 6%; due June,
           2003. Retired January, 2005.                                                  55,300              55,300

      Promissory note payable to one of our directors; interest at 8%;
           due on demand; unsecured. Retired March, 2005.                                50,000              50,000

      Promissory note payable to one of our directors; interest at prime rate
           (prime rate 5.25% at December 31, 2004); due May, 2003; secured by
           Common Stock of DutchWest Oil Company, our wholly
           owned subsidiary. Retired March, 2005                                      1,450,000           1,375,000

      Promissory note payable to an unrelated party at 8%; due June 2003;
           secured by 4% in the last draft of the Common Stock of DutchWest
           Oil Company, our wholly owned subsidiary. Retired March, 2005.               100,000             100,000

      Promissory note payable to an unrelated party at 8%; due May 2003; secured by 8% of the Common Stock of DutchWest Oil Company,
           our wholly owned subsidiary. Retired March, 2005.                            140,000             200,000

      Note payable to an entity owned by two directors of the company, due
              September 2004; interest at prime plus 2% (prime rate 5.25% at
              December 31, 2004). Secured by oil and gas leases. Retired March,
              2005.                                                                     600,000

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Notes Payable and Long-Term Debt

         Notes payable is as follows - continued:

                                                                                       2004                2003
                                                                                   --------------    ------------------
        Line of credit (up to $3,500,000) to a bank; due June 2004; secured by the guaranty of a director; interest at prime rate (prime rate
                5.25% at December 31, 2004) with a floor of 4.75% and a ceiling
                of 8.0% Retired February, 2005.                                       3,447,677           3,497,677
                                                                                   --------------    ------------------
                                                                                   $  7,056,568      $    9,647,165
                                                                                   ==============    ==================

         The weighted average interest rate for notes payable at December 31, 2004 and 2003 was 5.79% and 5.0%, respectively.

         Long-term debt is as follows:

                                                                                       2004                2003
                                                                                   --------------    -----------------
        Line of credit (up to $3,000,000) to a bank; due July, 2005; secured by the guaranty of a director; interest greater prime rates less
                .25% or 5.25% (prime note 5.25% at December 31, 2004); retired
                February 2005.                                                     $  2,995,488      $           -


      Subordinated promissory notes to various individuals at 9.5% interest per annum; amounts include $50,000 due to related parties; past
                due. Retired $100,000 March, 2005.                                      150,000             150,000

      Notes payable to finance vehicles, payable in aggregate monthly installments of approximately $4,000, including interest of.9%
                to 13% per annum; secured by the related equipment; due various
                dates through 2007.                                                      99,900              69,500

      Promissory note to a director; interest at 8.5%; due December 31, 2003.
                Retired March, 2005.                                                     62,192              78,941

      Note payable to an energy lender; interest at prime plus 3.5% (prime rate
                5.25% at December 31, 2004) payable monthly out of 90% net profits from certain oil and gas properties; final payment due
                May, 2004; secured by related oil and gas properties.
                Refinanced March 2004                                                                    27,574,769

      Note payable to lender; interest at prime plus 11% (prime rate 5.25% at
                December 31, 2004) interest only; due October,2006; secured by
                related oil and gas properties. Retired February, 2005.              19,021,880                  -

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Notes Payable and Long-Term Debt

         Long-term debt is as follows - continued:

                                                                                       2004                2003
                                                                                   --------------    -----------------
       Note payable to a bank with monthly principal payments of $36,000;
            interest at prime plus 1% (prime rate 5.25% at December 31, 2004 with a minimum prime rate of 5.5%; final payment due November, 2003;
            secured by related oil and gas properties; extended to July, 2007.
            Retired February, 2005                                                    1,224,000           1,564,000

       Note payable to unrelated party to finance saltwater disposal well with monthly installments of $4,540, including interest at 10% per annum;
            final payment due January, 2005; secured by related well. Retired
            March, 2005.                                                                 50,436             123,624

       Note payable to related party to finance equipment with monthly installments of $608, including interest at 11% per annum; final payment due February, 2004; secured by related equipment. Retired
            February, 2004.                                                                                   1,211
                                                                                   --------------    -----------------
                                                                                     23,603,896          29,562,045
       Less current portion                                                         (22,798,446)        (29,526,244)
                                                                                   --------------    -----------------
       Total long-term debt                                                        $    805,450      $       35,801
                                                                                   ==============    =================

         Estimated annual maturities for long-term debt are as follows:

                   2005                                                            $ 22,798,447
                   2006                                                                 506,565
                   2007                                                                 286,673
                   2008                                                                  12,212
                   2009                                                                      -
                                                                                   --------------
                                                                                   $ 23,603,897
                                                                                   ==============

         Note Payable and long- term debt remaining after the retirement of debt in February and March, 2005

               Note payable                                                        $     40,300
                                                                                   ==============

               Long- term debt                                                     $    149,900
               Less current portion                                                     (88,449)
                                                                                   --------------
               Total long- term debt                                               $     61,451
                                                                                   ==============

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Stockholders' Equity

         Common Stock

                                                                                    2004               2003
                                                                              -----------------    --------------
      Par  value $.001; 80,000,000 shares authorized; 19,393,969 shares issued and outstanding as of December 31, 2004 and
           2003, respectively                                                 $          19,394    $      18,493
                                                                              =================    ==============

         Preferred Stock

      Series D, par value $.01; 12,000 shares authorized; 8,000 shares issued and outstanding at December 31, 2004 and 2003. The Series D preferred stock does not pay dividends and is not redeemable. The liquidation value is $500 per share. After three years from the date of issue, and thereafter, the shares are convertible to Common Stock based upon a value of $500 per Series D share divided by $8 per share of Common
           Stock.                                                                            80               80

      Series E, par value $.01; 9,000 shares authorized; 9,000 shares issued and outstanding at December 31, 2004 and 2003. The
           Series E pays dividends, as declared, at a rate of 2.5% per annum increasing to 6% per annum July 1, 2004, has a liquidation value of $500 per share, may be redeemed at our option and, as amended, is convertible to Common Stock based  upon a value of
           $500 per Series E share divided by $2 per share of Common Stock.                  90               90

      Series F, par value $.01; 2,000 shares authorized; 340 and 2,000 shares issued and outstanding at December 31, 2004 and December 31, 2003 respectfully. The Series F preferred stock pays dividends, as declared, at a rate of $2.5% per share annum, has a liquidation value of $500 per share, may be redeemed at our option and is convertible to Common Stock based upon a value of $500 per Series F
           share divided by $1 per share of Common Stock                                      3               20

      Series A, par value $.01; 10,000 shares authorized; 7,950 shares issued and outstanding at December 31, 2004. The Series A preferred stock pays dividends, as declared, at a rate of 9 % per annum, has a liquidation value of $500 per share, may be redeemed at our option and is exchangeable for Common Stock based upon a value of $500 per
           Series A share divided by $.35 per share of Common Stock.                         80
                                                                              -----------------    --------------
                                                                              $             253              190
                                                                              =================    ==============

         All classes of preferred shareholders have liquidation preference over common shareholders of $500 per preferred share, plus accrued dividends. Dividends in arrears at December 31, 2004 were $608,087 (Series A $244,147; Series E $347,409; Series F $16,531).

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

         We maintain a 1994 Stock Option and Compensation Plan (the "1994 Plan"), which terminated on February 11, 2004. There are options to purchase 424,000 shares of Common Stock still outstanding and exercisable under the 1994 Plan. Effective July 15, 2004, we implemented our 2004 Stock Option and Compensation Plan (the "2004 Plan"). There are options to purchase 1,525,000 shares of Common Stock outstanding under the 2004 Plan. Following is a schedule by year of the activity related to stock options, including weighted-average ("WTD AVG") exercise prices of options in each category.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Stockholders' Equity - continued

                                               2004                            2003                          2002
                                   ------------------------------    --------------------------    -------------------------
                                    Wtd Avg                          Wtd Avg                        Wtd Avg
                                    Prices            Number         Prices         Number          Prices        Number
                                   ---------      ---------------    --------    --------------    ---------    ------------
        Balance, January 1         $   .90             1,102,000     $  .90          1,067,000     $  1.03       1,097,000
           Options issued          $   .48             1,610,000     $  .75             35,000         .75          35,000
           Options expired         $  (.80)             (763,000)    $    -                  -     $  3.00         (65,000)
                                                  ---------------                --------------                 ------------
        Balance, December 31       $   .60             1,949,000     $  .90          1,102,000     $   .90       1,067,000
                                                  ===============                ==============                 ============

         Options to purchase 1,474,000 shares of Common Stock were exercisable at December 31, 2004. Following is a schedule by year and by exercise price of the expiration of our stock options issued as of December 31, 2004:

                            2005          2006          2007            2008         Thereafter         Total
                         -----------    ----------    ----------    -------------    ------------    ------------
            $ .45                                                        950,000         475,000       1,425,000
            $ .75                                        35,000          250,000                         285,000
            $ .83                          65,000                                                         65,000
            $1.13           100,000                                                                      100,000
            $1.20            14,000                                                                       14,000
            $1.81                                                         60,000                          60,000
                         -----------    ----------    ----------    -------------    ------------    ------------
                            114,000        65,000        35,000        1,260,000         475,000       1,949,000
                         ===========    ==========    ==========    =============    ============    ============

         281,000 of the options issued are subject to variable award accounting treatment. As a result, we accrued $129,260 as compensation expense in 2004.

Stock Warrants

         We have issued a significant number of stock warrants for a variety of reasons, including compensation to employees, additional inducements to purchase our common or preferred stock, inducements related to the issuance of debt and for payment of goods and services. Following is a schedule by year of the activity related to stock warrants, including weighted-average exercise prices of warrants in each category:

                                               2004                          2003                           2002
                                     --------------------------    --------------------------    ---------------------------
                                      Wtd Avg                       Wtd Avg                       Wtd Avg
                                      Prices         Number         Prices         Number         Prices         Number
                                     ---------    -------------    ---------    -------------    ---------    --------------
         Balance, January 1          $   .76       1,965,000       $   1.24       2,181,754       $ 2.15         1,306,754
             Warrants issued         $   .01       2,035,621       $    .75         150,000       $  .75         1,145,000
             Warrants exercised           -                             -
                  or expired              -              -         $   3.61        (366,754)      $ 3.57          (270,000)
                                                  -------------                 -------------                 --------------

         Balance, December 31        $   .38       4,000,621       $    .76       1,965,000       $ 1.24         2,181,754
                                                  =============                 =============                 ==============

         Included in the "warrants issued" and "warrants exercised/expired" columns in 2002 were 270,000 warrants whose price was reduced in 2002 to $.75.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Stockholders' Equity - continued

         Following is a schedule by year and by exercise price of the expiration of our stock warrants issued as of December 31, 2004:

                              2005           2006             2007            2008           2009            Total
                              ----           ----             ----            ----           ----            -----
           $    .01                                                                        2,035,621       2,035,621
                .75          225,000        1,590,000                                                      1,815,000
               .875          150,000                                                                         150,000
                           -----------    ------------    -------------    -----------    -----------     ------------
                             375,000        1,590,000          -               -           2,035,621       4,000,621
                           ===========    ============    =============    ===========    ===========     ============

         Warrants outstanding to our officers, directors and employees at December 31, 2004 and 2003 were approximately 1,515,000 and 1,515,000, respectively. The exercise prices on these warrants range from $.75 to $.875 and expire on various dates through 2006.

Note 7.  Income (Loss) Per Common Share

         The following is a reconciliation of the numerators and denominators used in computing income (loss) per share:


                                                         2004                  2003                 2002
                                                   ------------------    -----------------    ------------------
         Net income (loss)                         $        8,072,221    $      (3,024,426)   $       (4,502,313)
         Preferred stock dividends                           (455,612)            (127,083)             (112,500)
                                                   ------------------    -----------------    ------------------
         Income (loss) available to common
         shareholders (numerator)                  $        7,616,609    $      (3,151,509)   $        4,614,813
                                                   ==================    =================    ==================
         Weighted-average number of shares
            of Common Stock - basic                        18,535,022           18,492,541            18,492,541
            (denominator)
                                                   ------------------    -----------------    ------------------
         Income (loss) per share - basic           $              .41    $            (.17)   $              .25
                                                   ==================    =================    ==================
         Weighted - average number of shares
         of Common Stock - diluted
         (denominator)                                     31,618,275           18,492,541            18,492,541
                                                   ------------------    -----------------    ------------------
         Income (loss) per share - diluted         $              .26    $            (.17)   $             (.25)
                                                   ==================    =================    ==================

         Potential dilutive securities (stock options, stock warrants and convertible preferred stock) in 2003 and 2002 have not been considered since we reported a net loss and, accordingly, their effects would be antidilutive.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Related Party Transactions

         As described in "Our Company - Financial Recapitalization" OCM GW Holdings purchased 81,000 shares of Series G Preferred Stock and 2,000 shares of Series A Preferred Stock for $42 million. Skardon F. Baker, a director, is an employee of and B. James Ford, also a director is a managing director of Oaktree Capital Management, LLC, the ultimate parent of OCM GW Holdings.

         In connection with our April 2004 financing, J. Virgil Waggoner, a director, and Star-Tex Trading Co., an entity managed by John Loehr, an officer at the time and currently a director, purchased 3,000 shares and 200 shares, respectively, of Series A Preferred Stock at a price of $500 per share. Both Mr. Waggoner and Star-Tex, in connection with the February 2005 offering, elected to exchange those shares for an equal number of shares of Series H Preferred Stock.

         On October 23, 1995, we sold $25,000 each of 9% promissory notes in a private offering to two trusts, the trustee of whom is John E. Loehr, an officer at the time of the transaction and currently a director. The balance of the notes plus accrued interest thereon at February 28, 2005 was $87,855. The note was paid off in connection with the February 2005 offering.

         In June, 1999, we issued a promissory note with interest at 8.5% to Mr. Marshall A. Smith III, an officer and director at the time, in the amount of $124,083 for accrued compensation. At February 28, 2005, the note had a balance and accrued and unpaid interest of $99,360 and was being paid in monthly installments of approximately $1,500 per month. The note was paid off in connection with the February 2005 offering.

         On November 6, 2002, Mr. J. Virgil Waggoner, a director, provided us a loan in the initial amount of $1,200,000, which was subsequently increased to a total of $1,500,000, which was outstanding at February 28, 2005. We issued Mr. Waggoner a promissory note with interest at the prime rate (prime rate 4.0% at May 26, 2004), secured by common stock of our wholly-owned subsidiary, DutchWest Oil Company. Mr. Waggoner also received warrants to purchase 625,000 shares of our common stock at an exercise price of $.75 per share. The note with accrued interest was paid off in connection with the February 2005 offering, for a total payment amount of $1,727,655.

         On April 26, 2001, we obtained a line of credit of up to $2,500,000 from a bank for which two directors, Mr. J. Virgil Waggoner and Mr. Marshall A. Smith, were guarantors. On April 3, 2002, the balance of the line of credit was retired and a new line of credit of up to $3,000,000 was obtained from the bank for which Mr. Waggoner and Mr. Smith were guarantors. The line of credit was paid off in connection with the February 2005 offering.

         On March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our directors ("Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds amounting to $1,200,000, thereby retiring the Summit Agreement except for certain surviving obligations with respect to areas of mutual interest and lease bank agreements. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which was extended by mutual consent) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. We tendered Addison a promissory note in the amount of $600,000, with interest at the prime rate plus 2%, to substitute for an account payable to Summit, pursuant to the Summit Agreement, in the same amount. The note would be considered paid in full if we exercised the redemption option and paid the $1,200,000, plus interest. Summit retained the right to participate up to a 25% working interest in the drilling of any wells on the leases acquired by Addison. In the event we exercised the redemption option, Addison could have, at its sole option, retained up to a 25% working interest in the leases. The Addison Agreement was extended on July 15, 2004. We exercised the redemption option and Addison received $1,275,353 at the closing of the February 2005 offering and waived its rights under the agreement to a working interest under the leases.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As part of the April 2004 refinancing, the former lender agreed to return all 2,000 shares of our Series F Preferred Stock held by it. Rather than receive the shares as treasury shares (which would have meant cancellation of the series) at our request the former lender transferred 400 of the shares to ST Advisory Corp., an entity owned by John Loehr, our former CEO and a current director, 400 of the shares to a financial advisor to the Company, and 200 of the shares to Thomas R. Kaetzer, our President and Director at that time and 1,000 shares to Intermarket Management LLC, an entity partially owned by M. Scott Manolis, one of our directors at that time. These transfers were to compensate the financial advisor and Mr. Loehr, Kaetzer and Manolis for service to the Company. On September 29, 2004, the financial advisor with 400 shares transferred 140 shares to three non-management transferees.

         $675,203 of the proceeds from the February 2005 offering went towards the payment of accrued and unpaid dividends of the preferred stock. J. Virgil Waggoner received $469,603 as a result. On December 22, 2004, ST Advisory Corp, Intermarket Management LLC and Mr. Kaetzer converted their Series F preferred shares into common stock. At the closing of the February 2005 offering they were paid their proportionate share of accrued dividends due on the 2000 shares, which totaled $17,167.

         As part of the closing of the February 2005 offering, the investor and the Company agreed to pay certain legal, accounting and other due diligence costs and, also certain closing fees which totaled approximately $3.75 million. Of this certain related parties received the following fees: OCWGW $1,000,000; Intermarket Management LLC $500,000; Mr. Allan D. Keel $300,000 (which was used to invest in the subject offering).

         In January 2005, Allan D. Keel, our current president and chief executive officer, and another individual lent an aggregate of $200,000 to the Company, which was repaid in full out of the proceeds of the February 2005 offering. $120,000 of that loan was attributable to Mr. Keel. In addition, Mr. Keel received warrants to purchase 30,000 shares of Common Stock at $0.01 share in connection with this transaction.

Note 9.   Income Taxes

         The components of the net deferred federal income tax assets (liabilities) recognized in our consolidated balance sheets were as follows:

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.   Income Taxes - continued


                                                                     December 31,          December 31,
                                                                         2004                  2003
                                                                         ----                  ----
         Deferred tax assets
             Net operating loss carryforwards                      $       4,873,859    $         6,352,507
             Income tax credits                                              118,255
             Oil and gas properties                                          198,596                610,381
             Derivative instruments                                          572,100                201,099
             Accretion                                                        56,647                 26,120
                                                                   -----------------    -------------------

         Net deferred tax assets before
             valuation allowance                                           5,819,457              7,190,107

         Valuation Allowance                                              (2,496,906)            (7,190,107)
                                                                   -----------------    -------------------
         Net deferred tax assets (liabilities)                     $       3,322,551    $                -
                                                                   =================    ===================

         At December 31, 2003 we had recorded a valuation allowance for the entire balance of our deferred tax asset, due the uncertainty of our ability to ever realize that benefit. Due to a change in circumstances described below, we made an adjustment to the valuation allowance in 2004 resulting from a change in judgment about the realizability of the net operating loss carryforwards in future years. On February 28, 2005 we sold $ 42,000,000 in newly issued preferred stock. We realized approximately $38,000,000, net of offering expenses (See Note 2). We used the proceeds to retire substantially all of our notes payable, paid substantial amounts of accounts payable and accrued expenses and retained approximately $2,000,000 for working capital. After these transactions we had approximately $190,000 in notes payable remaining. Of the retired notes $20,094,000 bore interest at the prime rate plus 11%. As a result of these transactions we believe we will generate enough future taxable income to fully realize all of our available net operating loss carryforwards other than those limited by Internal Revenue Code Section 382.

         We had no income tax provision in 2003 and 2002. The provision for 2004 consists of the following:

                                                                     2004
                                                               -----------------
    Current tax                                                $       118,255
    Deferred tax                                                     1,252,395
    Re-evaluation of beginning valuation allowance                  (4,693,201)
                                                               -----------------
    Current income tax provision                               $    (3,322,551)
                                                               =================

         The following table summarizes the difference between the actual tax provision and the amounts obtained by applying the statutory tax rate of 38% to the income (loss) before income taxes for the year ended December 31, 2004 and 34% for the years ended December 31, 2003 and 2002.

                                                                     2004                2003              2002
                                                               -----------------   ----------------- -----------------
         Tax (benefit) calculated at statutory rate            $     1,849,812     $   (1,028,305)   $   (1,530,786)

         Increase (reductions) in taxes due to:
             Income tax credits                                       (118,255)
             Effect on non-deductible expenses                         170,530            362,910            65,174
             Change in valuation allowance                          (4,693,201)           934,422         1,586,988
             Other                                                    (531,437)          (269,027)         (121,376)
                                                               -----------------   ----------------- -----------------

         Current income tax provision                          $    (3,322,551)    $           -      $          -
                                                               =================   ================= =================

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         As of December 31, 2004 we had net operating loss carryforwards of approximately $12,800,000, which are available to reduce future taxable income and the related income tax liability. We expect we will not be able to utilize carryforwards of approximately $6,600,000 due to the limitations of Internal Revenue Code Section 382. The net operating loss carryforward expires at various dates through 2023.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.    Commitments and Contingencies

         Oil and Gas Hedging Activities

         We entered into an agreement with an energy lender commencing in May, 2000, to hedge a portion of our oil and gas sales for the period of May, 2000 through April, 2004. The agreement called for initial volumes of 7,900 barrels of oil and 52,400 Mmbtu of gas per month, declining monthly thereafter. We entered into an additional agreement with the energy lender, commencing September, 2001, to hedge an additional portion of our oil and gas sales for the periods of September, 2001 through July, 2004 and September, 2001 through December 2003, respectively. The agreement called for initial volumes of 15,000 barrels of oil and 50,000 Mmbtu of gas per month, declining monthly thereafter. These agreements were terminated in April 2004 with the refinancing of the related debt. We entered into a second agreement, as a result of refinancing the debt, commencing May 2004, to hedge a portion of our oil and gas sales for the period of May 2004 through October 2005. The agreement calls for 10,000 barrels of oil and 60,000 Mmbtu of gas per month. As a result of these agreements, we realized a reduction in revenues of $1,841,209 , $1,496,303 and $368,776 for the twelve - month periods ended December 31, 2004, 2003 and 2002, respectively, which is included in oil and gas sales.

         Lease Obligations

         We lease office space at one location under a sixty-four (64) month lease, which commenced December 1, 2001 and was amended May 30, 2002 after expansion. Annual commitments under the lease are: 2005 - $132,979, 2006 - $135,323 and 2007 - $33,977. Total rent expense for the years ended December 31, 2004, 2003 and 2002 were approximately $142,500, $134,500 and $91,000, respectively.

         Litigation

         From time to time, we are involved in litigation arising out of our operations or from disputes with vendors in the normal course of business. As of March 29, 2005, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on our consolidated financial statements.

Note 11.    Oil and Gas Reserves Information (Unaudited)

         The estimates of proved oil and gas reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end except by contractual arrangements.

         We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Our policy is to amortize capitalized oil and gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of oil and gas reserves, the remaining estimated lives of the oil and gas properties, or any combination of the above may be increased or reduced in the near term. If reduced, the carrying amount of capitalized oil and gas properties may be reduced materially in the near term.

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.    Oil and Gas Reserves Information (Unaudited) - continued

         The following unaudited table sets forth proved oil and gas reserves, all within the United States, at December 31, 2004, 2003, and 2002, together with the changes therein.

                                                                                    Crude Oil          Natural Gas
                                                                                     (BBls)               (Mcf)
                                                                                 ----------------    ----------------
         QUANTITIES OF PROVED RESERVES:
              Balance December 31, 2001                                                 5,871,837          39,257,907
                   Revisions                                                             (125,468)         (4,959,229)
                   Extensions, discoveries and additions                                   22,129           1,090,024
                   Purchase                                                                52,480           1,090,025
                   Sales                                                                  (20,698)           (837,856)
                   Production                                                            (278,374)         (1,487,048)
                                                                                 ----------------    ----------------

              Balance December 31, 2002                                                 5,521,906          34,158,823
                   Revisions                                                             (262,608)           (308,080)
                   Extensions, discoveries and additions                                        -                   -
                   Purchase                                                                     -                   -
                   Sales                                                                        -                   -
                   Production                                                            (221,335)         (1,190,624)
                                                                                 ----------------    ----------------

              Balance December 31, 2003                                                 5,037,963          32,660,119
                   Revisions                                                             (426,932)         (2,857,240)
                   Extensions, discoveries and additions                                        -           2,823,427
                   Purchase                                                                     -                   -
                   Sales                                                               (1,474,115)         (2,502,596)
                   Production                                                            (173,865)         (1,033,433)
                                                                                 ----------------    ----------------
              Balance December 31, 2004                                                 2,963,051          29,090,277
                                                                                 ================    ================

         PROVED DEVELOPED RESERVES:
              December 31, 2002                                                         4,025,552          25,374,113
                                                                                 ================    ================
              December 31, 2003                                                         3,772,926          24,642,407
                                                                                 ================    ================
              December 31, 2004                                                         2,575,403          20,965,574
                                                                                 ================    ================

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 11.    Oil and Gas Reserves Information (Unaudited) - continued

         STANDARDIZED MEASURE:

         Standardized measure of discounted future net cash flows relating to proved reserves:

                                                                  2004                  2003               2002
                                                           -------------------    -----------------  ----------------
         Future cash inflows                               $       290,998,312    $     336,795,385  $    308,381,837

         Future production and development costs
            Production                                              80,880,330          109,468,727       105,629,872
            Development                                             24,141,982           21,460,459        23,350,811
                                                           -------------------    -----------------  ----------------

         Future cash flows before income taxes                     185,976,000          205,866,199       179,401,154
         Future income taxes                                       (49,871,272)         (46,885,360)      (38,611,577)
                                                           -------------------    -----------------  ----------------

         Future net cash flows after income taxes                  136,104,728          158,980,839       140,789,577
         10% annual discount for estimated
           timing of cash flows                                    (52,602,351)         (70,653,419)      (63,165,742)
                                                           -------------------    -----------------  ----------------

         Standardized measure of discounted
           future net cash flows                           $        83,502,377    $      88,327,420  $     77,623,835
                                                           ===================    =================  ================


         The following reconciles the change in the standardized measure of discounted future net cash flows:

         Beginning of year                                 $        88,327,420    $      77,623,835  $     48,849,383

         Changes from:
            Purchases of proved reserves                                    -                    -          3,054,793
            Sales of producing properties                          (13,756,990)                  -           (953,159)
            Extensions, discoveries and improved
             recovery, less related costs                           10,280,787                   -          2,002,176
            Sales of oil and gas produced, net of
                production costs                                    (6,221,360)          (5,316,619)       (5,016,964)
            Revision of quantity estimates                         (12,614,337)          (3,751,921)       (9,974,557)
            Accretion of discount                                   11,439,568            9,889,881         5,649,945
            Change in income taxes                                  (4,552,701)          (4,793,281)      (13,624,917)
            Changes in estimated future
                development costs                                   (8,040,393)           2,003,801        (5,254,561)
           Development costs incurred that
                reduced future development costs                     6,117,899            2,024,663         5,569,881
           Change in sales and transfer prices,
                net of production costs                              8,245,446           16,470,113        46,903,282
           Changes in production rates (timing)
                and other                                            4,277,038           (5,823,052)          418,533
                                                           -------------------    -----------------  ----------------
          End of year                                      $        83,502,377    $      88,327,420  $     77,623,835
                                                           ===================    =================  ================

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.    Quarterly Results (Unaudited)

         Summary data relating to the results of operations for each quarter for the years ended December 31, 2004 and 2003 follows:


                                                                      Three Months Ended
                                          ---------------------------------------------------------------------------
                                             March 31            June 30          September 30         December 31
                                          ----------------    ---------------    ----------------    ----------------
       2004
            Net sales                     $    2,538,729      $    2,535,266     $     2,802,946     $    3,330,732
            Gross profit                         363,693             320,452             542,172            784,014
            Net income (loss)                   (303,003)          9,323,281          (4,905,958)         3,502,289
            Income (loss) per common
              share
                Basic                     $         (.02)     $          .50     $          (.27)    $          .19
                Diluted                   $         (.02)     $          .29     $          (.27)    $          .10

       2003
            Net sales                     $    3,250,603      $    2,790,124     $     2,436,063     $    2,533,933
            Gross profit                         862,683             406,576              81,573           (433,321)
            Net income (loss)                    120,659          (1,231,883)           (399,457)        (1,640,828)
            Income (loss) per common
               share - Basic and Diluted  $          .01      $         (.07)    $          (.02)    $         (.09)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Stockholders and Board of Directors
GULFWEST ENERGY INC.

Our report on the consolidated financial statements of GulfWest Energy Inc. and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, is included on page F-1. In connection with our audit of such consolidated financial statements, we have also audited the related financial statement schedule for the years ended December 31, 2004, 2003 and 2002 on page F-34.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




\s\ WEAVER AND TIDWELL, L.L.P.
------------------------------
WEAVER AND TIDWELL, L.L.P.


Dallas, Texas
March 29, 2005

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                              BALANCE                                                       BALANCE
                                                AT                                                            AT
                                             BEGINNING          PROVISIONS/          RECOVERIES/              END
DESCRIPTION                                  OF PERIOD           ADDITIONS            DEDUCTIONS           OF PERIOD
--------------------------------------    ----------------    -----------------    -----------------     --------------
For the year ended

     December 31, 2002

          Accounts and notes
               receivable related
               parties                    $      740,478      $                    $    (740,478)        $
                                          ================    =================    =================     ==============
          Valuation allowance for
               deferred tax assets        $    4,668,697      $     1,586,988      $                     $  6,255,685
                                          ================    =================    =================     ==============

For the year ended

     December 31, 2003

          Valuation allowance for
               deferred tax assets        $    6,255,685      $       934,422                            $  7,190,107
                                          ================    =================    =================     ==============

For the year ended

     December 31, 2004

          Valuation allowance for
               deferred tax assets        $    7,190,107                           $  (4,693,201)        $  2,496,906
                                          ================    =================    =================     ==============


                            CRIMSON EXPLORATION INC.




                                18,861,799 Shares



                                  Common Stock




                                     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the Securities and Exchange Commission Registration Fee.

SEC Registration Fee*...................................           $924
Legal Fees and Expenses.................................         40,000
Accounting Fees and Expenses............................         20,000
Miscellaneous...........................................          4,076
                                                            ------------
     Total..............................................        $65,000
                                                            ============

                    * The registration fee was paid in connection with the initial filing of the registration statement. No additional fee is required in connection with this post-effective amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees or agents, or persons serving in such capacity at the Registrant's request at another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, other than an action by or in the right of the Registrant, to which such director, officer, employee or agent may be a party, provided such person shall have acted in good faith and shall have reasonably believed that his conduct was in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the Registrant against a director, officer, employee or agent, the Registrant has the power to indemnify such director, officer, employee or agent for actual and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such suit (a) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and (b) if found liable to the Registrant, only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by the Registrant to directors, officers, employees or agents. The Delaware General Corporation law provides for mandatory indemnification of directors and officers where such director or officer is successful on the merits in the types of proceedings discussed above.

         The Certificate of Incorporation and Bylaws of the Registrant provides for mandatory indemnification of directors to the fullest extent authorized or permitted by applicable law. The right to indemnification is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition. Our Bylaws provide that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or officer of the Registrant may be made only upon delivery to the Registrant of an undertaking to repay all advanced amounts if it is ultimately determined by final nonappealable judicial decision that such person is not entitled to be indemnified for those expenses.

         The Certificate of Incorporation of the Registrant also contains a provision eliminating the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

         The Registrant has obtained insurance on behalf of the Registrant and its directors and officers individually against certain liabilities. In addition, all of the Registrant's directors and executive officers have entered into director indemnification agreements with our predecessor providing for indemnification and advancement of expenses in connection with legal proceedings, and, furthermore, the terms of the agreements providing for the filing of this registration statement or inclusion of shares thereon by certain of the selling shareholders provide for cross-indemnification of the selling shareholders, on the one hand, and the Registrant, its directors and officers, on the other hand, for liabilities arising under the Securities Act of 1933 relating to this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES.

         As shown in the table that follows, during 2003, 2004 and to July 25, 2005, we sold preferred stock convertible to Common Stock, and also issued shares of Common Stock, not registered under the Securities Act of 1933, as amended, and exempt under Section 4(2) of the Act. Unless otherwise noted in this Item, we believe that other issuances described in this Item would be private placements exempt under Section 4(2) of the Act due to the nature of each transaction and the relationship of such investors with us and their knowledge of the company. No underwriters were used, and no underwriting discounts or commissions were paid in connection with the sales.


                                                     Shares/          Exercise/
                                                    Underlying       Conversion
    Date           Security      Holder(s)            Shares            Price        Consideration
    ----           --------      ---------            ------            -----        -------------
  06/12/03        Preferred
                  Stock       Lender                1,000,000          $ 1.00        Loan Penalty
  04/27/04        Preferred   Accredited
                  Stock       Investors            11,428,571          $  .35        $4,000,000
  01/10/05        Warrants    Lenders                  50,000          $ 0.01        $200,000 Loan
  01/21/05        Common
                  Stock       Lender                   29,100           N/A          Loan Extension
  01/21/05        Common      Preferred
                  Stock       Holders                 356,250           N/A          Settlement
  02/28/05        Preferred   Accredited
                  Stock       Investor             45,050,000          $  .90        $40,500,000
   2/28/05        Preferred   Accredited
                  Stock       Investor              2,857,143          $  .35        $ 1,500,000


         From July 15, 2002 to February 12, 2003, we issued promissory notes to two accredited investors in the total amount of $300,000, with interest at 8% per annum and warrants to purchase a total of 100,000 shares of our Common Stock at $.75 per share; a promissory note to one accredited investor in the total amount of $300,000 with an original interest rate of 8% that increased to 12% on January 1, 2003 and warrants to purchase 150,000 shares of our Common Stock at an exercise price of $.75 per share; and a promissory note to a director in the amount of $1,200,000, with interest at the prime rate and warrants to purchase 625,000 shares of our Common Stock at $.75 per share. In December 2002 we sold 9,000 shares of Series E Preferred Stock to a director for $800,000, the terms of which were amended on February 28, 2005 to provide for, among other things, a 6% rather than $30 annual dividend, which may be deferred until 2009 by us.

         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders, resulting in the return to the Company of 2,000 shares of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000. This preferred stock, at the request of the Company, was transferred by the previous lender to a financial advisor to the Company and to two companies affiliated with two directors of the Company in satisfaction of Company obligations to them, and 140 of the 400 shares of Series F Preferred Stock held by the financial advisor were transferred to three investors. In October 2004, 60 shares of Series F Preferred Stock had converted into 30,000 shares of Common Stock. On December 22, 2004, 1,600 shares of Series F Preferred Stock held by three investors converted to 800,000 shares of Common Stock, and on March 11 and March 15, 2005, the remaining 340 shares of Series F Preferred Stock converted to 170,000 shares of Common Stock. We issued the new lenders warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years, and on April 1 and April 4, 2005, the warrants were exercised for an aggregate of 2,018,224 shares of Common Stock by "cashless" exercise.

         Simultaneously, GulfWest Oil & Gas Company completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our former directors acquired $1,500,000 of the Series A Preferred Stock. In October 2004, 50 shares of the Series A Preferred Stock had been exchanged by one investor for 71,428 shares of our Common Stock. By March 15, 2005, pursuant to a charter amendment, five holders holding 6,700 shares of Series A Preferred Stock had elected to exchange their shares of Series A Preferred Stock for Series H Preferred Stock, convertible into common stock on the same basis as the Series A Preferred Stock, and the remainder not previously exchanged had converted into 4,642,859 shares of Common Stock. One such holder affiliated with a director immediately elected, upon exchange of the Series A Preferred Stock for Series H Preferred Stock on February 28, 2005, to convert its 200 Series H shares to 285,715 shares of Common Stock, and on April 22, 2005 an additional 1,250 shares of Series H Preferred Stock converted into approximately 1.8 million shares of Common Stock.

         On January 7, 2005, we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005. We issued 29,100 shares of our common stock to our lender on February 15, 2005 in an exempt private placement in connection with this amendment.

         On January 21, 2005 we issued 356,250 shares of common stock to certain holders of the Series A Preferred Stock in settlement of a dispute regarding the terms of the Series A Preferred Stock.

         In January 2005, a current officer and another individual lent an aggregate of $200,000 to us, which was repaid in full on February 28, 2005. In connection with that loan we issued warrants to purchase 50,000 shares of our common stock; on March 22, 2005 one of the individuals exercised his warrants and received 20,000 shares of our Common Stock.

         On February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock to OCM GW Holdings, LLC for an aggregate offering price of $40.5 million. In addition, GulfWest Oil & Gas Company issued, in a private placement, 2,000 shares of our Series A Preferred Stock, having a liquidation preference of $1.0 million, to OCM GW Holdings, LLC for $1.5 million, which by March 15, 2005 had been exchanged for 2,000 shares of Series H Preferred Stock pursuant to a charter amendment.

ITEM 16 Exhibits and Financial Statement Schedules.

     (a)  The following documents are filed as part of this Registration
          Statement:

          Number                Description
          ------                -----------

               3.1 Certificate of Incorporation of the Registrant. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.2 Certificate of Designation, Preferences and Rights of Series D Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.3 Certificate of Designation, Preferences and Rights of Cumulative Convertible Preferred Stock, Series E. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.4 Certificate of Designation, Preferences and Rights of Series G Convertible Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.5 Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.6 Bylaws of the Registrant. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.7 Agreement and Plan of Merger, dated June 28, 2005, between GulfWest Energy Inc. and Crimson Exploration Inc. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               4.1 Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest Oil & Gas Company and the investors listed on the signature page thereof, dated April 22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29, 2004 and filed with the Commission on May 10, 2004.)

               4.2 Warrant Agreement made by and between GulfWest Energy Inc., and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

               4.3 Shareholders Rights Agreement between GulfWest Energy Inc. and OCM GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               4.4 Omnibus and Release Agreement among GulfWest Energy Inc., OCM GW Holdings, LLC and those signatories set forth on the signature page thereto, dated as of February 28, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.5 Share Transfer Restriction Agreement between J. Virgil Waggoner and OCM GW Holdings, LLC, dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.6 Irrevocable Proxy executed by J. Virgil Waggoner dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.7 Exchange Agreement between GulfWest Energy Inc. and GulfWest Oil & Gas Company, dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.8 Letter Agreement among OCM GW Holdings, LLC, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund III GP, LLC, Oaktree Capital Management, LLC, GulfWest Energy Inc., GulfWest Oil & Gas Company and J. Virgil Waggoner dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.9 Subscription Agreement among OCM GW Holdings, LLC, Allan D. Keel and those individuals listed on the signature page thereto, dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               5.1* Opinion of Akin Gump Strauss Hauer & Feld LLP

               10.1 Employment Agreement between Allan D. Keel and GulfWest
                    Energy, Inc., dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.2 Employment Agreement between E. Joseph Grady and GulfWest
                    Energy, Inc., dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.3 GulfWest Oil Company 1994 Stock Option and Compensation
                    Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18, 2001. (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

               10.4 GulfWest Energy Inc. 2004 Stock Option and Compensation
                    Plan. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.5 GulfWest Energy Inc. 2005 Stock Option Incentive Plan.
                    (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.6 Form of GulfWest Energy Inc. 2005 Stock Incentive Plan Stock
                    Option Agreement. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.7 Form of Warrant Agreement. (Previously filed with our Form
                    10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.8 Form of Indemnification Agreement for directors and
                    officers. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.9 Letter Agreement among D.B. Zwirn Special Opportunities
                    Fund, LP, GulfWest Oil & Gas, and Drawbridge Special Opportunities Fund, LP, dated January 7, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.10 Series G Subscription Agreement between GulfWest Energy
                    Inc. and OCM GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               10.11 Series A Subscription Agreement between GulfWest Oil & Gas
                    Company and OCW GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               10.12 Letter Agreement between W.L. Addison Investment, L.L.C.,
                    GulfWest Energy Inc., and Setex Oil and Gas Company dated February 24, 2005 extending Option Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.13 Letter Agreement between W.L. Addison Investment, L.L.C.,
                    GulfWest Energy Inc., and Setex Oil and Gas Company dated July 15, 2004 extending Option Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.14 Option Agreement for the Purchase of Oil and Gas Leases
                    with W.L. Addison Investments L.L.C. dated March 5, 2004 (Previously filed.)

               10.15 Employment Agreement with Thomas R. Kaetzer. (Previously filed.)

               10.16 Consulting Agreement with Marshall A. Smith. (Previously filed.)

               10.17 Oil and Gas Property Acquisition, Exploration and
                    Development Agreement with Summit Investment Group-Texas, L.L.C. effective December 1, 2001. (Previously filed.)

               10.18 Employment Agreement between Tracy Price and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.19 Employment Agreement between Tommy Atkins and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.20 Employment Agreement between Jay S. Mengle and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.21 Employment Agreement between Thomas R. Kaetzer and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.22* Summary terms of June 2005 Director Compensation Plan.
                    (Included on page 47 of the Prospectus.)

               10.23 Credit Agreement, dated July 15, 2005, among Crimson
                    Exploration Inc., Wells Fargo, N.A., as agent and a lender, and each lender from time to time a party thereto. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.24 Form of director restricted stock grant. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.25* Limited Waiver of Shareholders Rights Agreement, dated
                    July 14, 2005, by OCM GW Holdings, LLC.

               22.1* Subsidiaries of the Registrant (included on pages 35-36 of the Prospectus.)

               23.1 Consent of Akin Gump Strauss Hauer & Feld LLP. (included in
                    Exhibit 5.1).

               23.2 Consent of Weaver and Tidwell, L.L.P. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               23.3 Consent of Independent Petroleum Engineers. (Previously
                    filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               25* Power of Attorney (included on signature page of this Amendment). *Filed Herewith


(b) The Financial Statement Schedules are incorporated by reference starting on Page F-1 of this Amendment.


ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               S I G N A T U R E S

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of July, 2005.

                  CRIMSON EXPLORATION INC.


                  By:  /s/ Allan D. Keel
                       ---------------------------------------------------------
                       Allan D. Keel, President and Chief Executive      Officer


                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Allan D. Keel and E. Joseph Grady as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments or supplements to this Registration Statement on Form S-1, and to file the same, and with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.


Signature                                Title                                    Date
---------                                -----                                    ----
/s/ Allan D. Keel                        President, Chief Executive
---------------------------------        Officer and Director                     July 27, 2005
Allan D. Keel

/s/ E. Joseph Grady                      Senior Vice President and Chief
---------------------------------        Financial Officer                        July 27, 2005
E. Joseph Grady

/s/ Richard L. Creel                     Vice President of Finance and
---------------------------------        Controller                               July 27, 2005
Richard L. Creel

/s/ B. James Ford                        Director
---------------------------------                                                 July 27, 2005
B. James Ford

/s/ Skardon F. Baker                     Director
---------------------------------
Skardon F. Baker                                                                  July 27, 2005


/s/ Lee B. Backsen                       Director
---------------------------------
Lee B. Backsen                                                                    July 27, 2005

/s/ Lon McCain                           Director
---------------------------------
Lon McCain                                                                        July 27, 2005


                                Index to Exhibits

The following documents are filed as part of this Registration Statement:


          Number                Description
          ------                -----------

               3.1 Certificate of Incorporation of the Registrant. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.2 Certificate of Designation, Preferences and Rights of Series D Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.3 Certificate of Designation, Preferences and Rights of Cumulative Convertible Preferred Stock, Series E. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.4 Certificate of Designation, Preferences and Rights of Series G Convertible Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.5 Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.6 Bylaws of the Registrant. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               3.7 Agreement and Plan of Merger, dated June 28, 2005, between GulfWest Energy Inc. and Crimson Exploration Inc. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

               4.1 Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest Oil & Gas Company and the investors listed on the signature page thereof, dated April 22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29, 2004 and filed with the Commission on May 10, 2004.)

               4.2 Warrant Agreement made by and between GulfWest Energy Inc., and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

               4.3 Shareholders Rights Agreement between GulfWest Energy Inc. and OCM GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               4.4 Omnibus and Release Agreement among GulfWest Energy Inc., OCM GW Holdings, LLC and those signatories set forth on the signature page thereto, dated as of February 28, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.5 Share Transfer Restriction Agreement between J. Virgil Waggoner and OCM GW Holdings, LLC, dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.6 Irrevocable Proxy executed by J. Virgil Waggoner dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.7 Exchange Agreement between GulfWest Energy Inc. and GulfWest Oil & Gas Company, dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.8 Letter Agreement among OCM GW Holdings, LLC, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund III GP, LLC, Oaktree Capital Management, LLC, GulfWest Energy Inc., GulfWest Oil & Gas Company and J. Virgil Waggoner dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               4.9 Subscription Agreement among OCM GW Holdings, LLC, Allan D. Keel and those individuals listed on the signature page thereto, dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               5.1* Opinion of Akin Gump Strauss Hauer & Feld LLP

               10.1 Employment Agreement between Allan D. Keel and GulfWest
                    Energy, Inc., dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.2 Employment Agreement between E. Joseph Grady and GulfWest
                    Energy, Inc., dated February 28, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.3 GulfWest Oil Company 1994 Stock Option and Compensation
                    Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18, 2001. (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

               10.4 GulfWest Energy Inc. 2004 Stock Option and Compensation
                    Plan. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.5 GulfWest Energy Inc. 2005 Stock Option Incentive Plan.
                    (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.6 Form of GulfWest Energy Inc. 2005 Stock Incentive Plan Stock
                    Option Agreement. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.7 Form of Warrant Agreement. (Previously filed with our Form
                    10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.8 Form of Indemnification Agreement for directors and
                    officers. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.9 Letter Agreement among D.B. Zwirn Special Opportunities
                    Fund, LP, GulfWest Oil & Gas, and Drawbridge Special Opportunities Fund, LP, dated January 7, 2005. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.10 Series G Subscription Agreement between GulfWest Energy
                    Inc. and OCM GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               10.11 Series A Subscription Agreement between GulfWest Oil & Gas
                    Company and OCW GW Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

               10.12 Letter Agreement between W.L. Addison Investment, L.L.C.,
                    GulfWest Energy Inc., and Setex Oil and Gas Company dated February 24, 2005 extending Option Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.13 Letter Agreement between W.L. Addison Investment, L.L.C.,
                    GulfWest Energy Inc., and Setex Oil and Gas Company dated July 15, 2004 extending Option Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               10.14 Option Agreement for the Purchase of Oil and Gas Leases
                    with W.L. Addison Investments L.L.C. dated March 5, 2004 (Previously filed.)

               10.15 Employment Agreement with Thomas R. Kaetzer. (Previously filed.)

               10.16 Consulting Agreement with Marshall A. Smith. (Previously filed.)

               10.17 Oil and Gas Property Acquisition, Exploration and
                    Development Agreement with Summit Investment Group-Texas, L.L.C. effective December 1, 2001. (Previously filed.)



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

               10.18 Employment Agreement between Tracy Price and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.19 Employment Agreement between Tommy Atkins and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.20 Employment Agreement between Jay S. Mengle and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.21 Employment Agreement between Thomas R. Kaetzer and GulfWest
                    Energy Inc., dated April 1, 2005. (Previously filed.)

               10.22* Summary terms of June 2005 Director Compensation Plan.
                    (Included on page 47 of the Prospectus.)

               10.23 Credit Agreement, dated July 15, 2005, among Crimson
                    Exploration Inc., Wells Fargo, N.A., as agent and a lender, and each lender from time to time a party thereto. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.24 Form of director restricted stock grant. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

               10.25* Limited Waiver of Shareholders Rights Agreement, dated
                    July 14, 2005, by OCM GW Holdings, LLC.

               22.1* Subsidiaries of the Registrant (included on pages 35-36 of the Prospectus.)

               23.1 Consent of Akin Gump Strauss Hauer & Feld LLP. (included in
                    Exhibit 5.1).

               23.2 Consent of Weaver and Tidwell, L.L.P. (Previously filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               23.3 Consent of Independent Petroleum Engineers. (Previously
                    filed with our Form 10-K, Reg. No. 001-12108, filed with the Commission on March 31, 2005.)

               25* Power of Attorney (included on signature page of this Amendment). *Filed Herewith



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